    As filed with the Securities and Exchange Commission on June 18, 1998


                                                           File No. 333-50467



                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                       FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933          [X]

     Pre-Effective Amendment No.  1                              [X]
                                 ---

     Post-Effective Amendment No.                                [ ]
                                 ---

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

     Amendment No. 27                                            [X]
                  ---

                      HARTFORD LIFE INSURANCE COMPANY
                       PUTNAM CAPITAL MANAGER TRUST
                              SEPARATE ACCOUNT
                         (Exact Name of Registrant)

                      HARTFORD LIFE INSURANCE COMPANY
                            (Name of Depositor)

                              P.O. BOX 2999
                        HARTFORD, CT  06104-2999
                 (Address of Depositor's Principal Offices)

                               (860) 843-6733
               (Depositor's Telephone Number, Including Area Code)

                             MARIANNE O'DOHERTY
                               HARTFORD LIFE
                                P.O. BOX 2999
                          HARTFORD, CT  06104-2999
                     (Name and Address of Agent for Service)

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of the registration statement.


  It is promised that this will become effective:

     immediately upon filing pursuant to paragraph (b) of Rule 485
 ---
     on ________, 1998 pursuant to paragraph (b) of Rule 485
 ---
     60 days after filing pursuant to paragraph (a)(1) of Rule 485
 ---
     on ______ 1998 pursuant to paragraph (a)(1) of Rule 485
 ---
     this posteffective amendment designates a new effective
 --- date for a previously filed post-effective amendment.

PURSUANT TO RULE 24F(-2(a) UNDER THE INVESTMENT COMPANY ACT OF 1940, THE REGISTRANT HAS REGISTERED AN INDEFINITE AMOUNT OF SECURITIES.



  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
  Section 8(a) of the Securities Act of 1933 or until the registration shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                           CROSS REFERENCE SHEET
                           PURSUANT TO RULE 495(A)


     N-4 ITEM NO.                       PROSPECTUS HEADING
     ------------                       ------------------

1.    Cover Page                        Hartford, The Separate Account and The
                                        Funds

2.    Definitions                       Glossary of Special Terms

3.    Synopsis or Highlights            Summary

4.    Condensed Financial               Not Applicable
      Information

5.    General Description of            Hartford, The Separate Account, and
      Registrant                        The Funds

6.    Deductions                        Contract Fees and Charges

7.    General Description of            Description of the Contracts,
      Annuity Contracts                 Separate Account Two,
                                        and Surrenders

8.    Annuity Period                    Settlement Provisions

9.    Death Benefit                     Death Before the Annuity Commencement
                                        Date, Death On or After the Annuity
                                        Commencement Date, and Distribution
                                        Requirements: Prior to the Annuity
                                        Commencement Date

10.   Purchases and Contract Value      Description of the Contracts

11.   Redemptions                       Surrenders

12.   Taxes                             Federal Tax Considerations

13.   Legal Proceedings                 Legal Matters, Experts

14.   Table of Contents of the          Table of Contents to
      Statement of Additional           Statement of Additional
      Information                       Information

15.   Cover Page                        Part B; Statement of Additional
                                        Information

16.   Table of Contents                 Table of Contents

17.   General Information and History   Description of Hartford Life Insurance
                                        Company

18.   Services                          None

19.   Purchase of Securities            Distribution of the Contracts
      being Offered

20.   Underwriters                      Distribution of the Contracts

21.   Calculation of Performance Data   Calculation of Yield and Return

22.   Annuity Payments                  Settlement Provisions

23.   Financial Statements              Financial Statements

24.   Financial Statements and          Financial Statements and
      Exhibits                          Exhibits

25.   Directors and Officers of the     Directors and Officers of the
      Depositor                         Depositor

26.   Persons Controlled by or Under    Persons Controlled by or Under
      Common Control with the           Common Control with the Depositor
      Depositor or Registrant           or Registrant

27.   Number of Contract Owners         Number of Contract Owners

28.   Indemnification                   Indemnification

29.   Principal Underwriters            Principal Underwriters

30.   Location of Accounts and          Location of Accounts and Records
      Records

31.   Management Services               Management Services

32.   Undertakings                      Undertakings

                                      PART A

                         PUTNAM HARTFORD ASSET MANAGER
                        HARTFORD LIFE INSURANCE COMPANY
                          PUTNAM CAPITAL MANAGER TRUST
                               SEPARATE ACCOUNT
                                 P.O. BOX 5085
                       HARTFORD, CONNECTICUT 06102-5085
                      TELEPHONE: 1-800-521-0538 (CONTRACT
                                    OWNERS)
[LOGO]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

This Prospectus describes an individual and group tax-deferred variable annuity contract designed for retirement planning purposes (each, a "Contract" and collectively, the "Contracts").

The Contracts are issued by Hartford Life Insurance Company ("Hartford"). Payments for the Contracts will be held in Sub-Accounts of Hartford Life Insurance Company Putnam Capital Manager Trust Separate Account (the "Separate Account").

The following Sub-Accounts are available under the Contracts. Opposite each Sub-Account is the name of the underlying investment for that Sub-Account.


Putnam Asia Pacific Growth Sub-Account       --   Shares of Class IB of Putnam VT Asia Pacific Growth
                                                  Fund of Putnam Variable Trust
Putnam Diversified Income Sub-Account        --   Shares of Class IB of Putnam VT Diversified Income
                                                  Fund of Putnam Variable Trust
The George Putnam Fund Sub-Account           --   Shares of Class IB of Putnam VT  George Putnam
                                                  Fund of Boston of Putnam Variable Trust
Putnam Global Asset Allocation Sub-Account   --   Shares of Class IB of Putnam VT Global Asset
                                                  Allocation Fund of Putnam Variable Trust
Putnam Global Growth Sub-Account             --   Shares of Class IB of Putnam VT Global Growth Fund
                                                  of Putnam Variable Trust
Putnam Growth and Income Sub-Account         --   Shares of Class IB of Putnam VT Growth and Income
                                                  Fund of Putnam Variable Trust
Putnam Health Sciences Sub-Account           --   Shares of Class IB of Putnam VT Health Sciences Fund
                                                  of Putnam Variable Trust
Putnam High Yield Sub-Account                --   Shares of Class IB of Putnam VT High Yield Fund of
                                                  Putnam Variable Trust
Putnam International Growth Sub-Account      --   Shares of Class IB of Putnam VT International Growth
                                                  Fund of Putnam Variable Trust
Putnam International Growth and Income Sub-  --   Shares of Class IB of Putnam VT International Growth
Account                                           and Income Fund of Putnam Variable Trust
Putnam International New Opportunities Sub-  --   Shares of Class IB of Putnam VT International New
Account                                           Opportunities Fund of Putnam Variable Trust
Putnam Investors Sub-Account                 --   Shares of Class IB of Putnam VT Investors Fund of
                                                  Putnam Variable Trust
Putnam Money Market Sub-Account              --   Shares of Class IB of Putnam VT Money Market Fund of
                                                  Putnam Variable Trust
Putnam New Opportunities Sub-Account         --   Shares of Class IB of Putnam VT New Opportunities
                                                  Fund of Putnam Variable Trust
Putnam New Value Sub-Account                 --   Shares of Class IB of Putnam VT New Value Fund of
                                                  Putnam Variable Trust
Putnam OTC & Emerging Growth Sub-Account     --   Shares of Class IB of Putnam VT OTC & Emerging
                                                  Growth Fund of Putnam Variable Trust
Putnam U.S. Government and High Quality      --   Shares of Class IB of Putnam VT U.S. Government and
Bond Sub-Account                                  High Quality Bond Fund of Putnam Variable Trust
Putnam Utilities Growth and Income Sub-      --   Shares of Class IB of Putnam VT Utilities Growth
Account                                           and Income Fund of Putnam Variable Trust
Putnam Vista Sub-Account                     --   Shares of Class IB of Putnam VT Vista Fund of
                                                  Putnam Variable Trust
Putnam Voyager Sub-Account                   --   Shares of Class IB of Putnam VT Voyager Fund of
                                                  Putnam Variable Trust


This Prospectus sets forth the basic information concerning the Contract and the Separate Account that a prospective investor should know before purchasing a Contract. You should keep this Prospectus for future reference. A Statement of Additional Information providing additional information about the Contract and the Separate Account has been filed with the Securities and Exchange Commission and is incorporated herein by reference. To obtain the Statement of Additional Information, call (800) 862-6668 or send a written request to Hartford Life Insurance Company, Attn: Individual Annuity Services, P.O. Box 5085, Hartford, CT 06102-5085. The Table of Contents for the Statement of Additional Information may be found on page 28 of this Prospectus.

--------------------------------------------------------------------------------
VARIABLE ANNUITY CONTRACTS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR ENDORSED OR GUARANTEED BY, ANY BANK, NOR ARE THEY FEDERALLY INSURED OR OTHERWISE PROTECTED BY THE FDIC, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY; THEY ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED.
--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

PROSPECTUS DATED: June __,1998
STATEMENT OF ADDITIONAL INFORMATION DATED: June __,1998

2                                                HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

 SECTION                                                                 PAGE
 ----------------------------------------------------------------------  ----
 GLOSSARY OF SPECIAL TERMS.............................................    3
 FEE TABLE.............................................................    5
 SUMMARY...............................................................    6
 HARTFORD, THE SEPARATE ACCOUNT AND THE FUNDS..........................    7
   Hartford Life Insurance Company.....................................    7
   Separate Account Two................................................    7
   The Funds...........................................................    8
 PERFORMANCE RELATED INFORMATION.......................................   10
 DESCRIPTION OF THE CONTRACTS..........................................   10
   Contracts Offered...................................................   10
   Purchasing a Contract...............................................   11
   Right to Examine the Contract.......................................   11
   Crediting and Allocating the Premium Payment........................   11
   Contract Value -- Before the Annuity Commencement Date..............   11
   Sub-Account Value Transfers Before and After the Annuity
    Commencement Date..................................................   12
   Surrenders..........................................................   13
   Contract Fees and Charges...........................................   14
   Death Before the Annuity Commencement Date..........................   15
   Death On or After the Annuity Commencement Date.....................   15
   Distribution Requirements: Prior to the Annuity Commencement Date...   16
 SETTLEMENT PROVISIONS.................................................   16
   Annuity Payment Options.............................................   16
   Annuity Proceeds Settlement Option..................................   17
   Annuity Calculation Date and Annuity Commencement Date..............   18
   Income Payment Dates................................................   18
   Variable Annuity Payments...........................................   18
 ADDITIONAL CONTRACT INFORMATION.......................................   20
   Assignment..........................................................   20
   Misstatement of Age or Sex..........................................   20
   Contract Modification...............................................   20
 FEDERAL TAX CONSIDERATIONS............................................   20
   A. General..........................................................   20
   B. Taxation of Hartford and the Separate Account....................   20
   C. Taxation of Annuities -- General Provisions Affecting Purchasers
    other than Qualified Retirement Plans..............................   20
   D. Federal Income Tax Withholding...................................   23
   E. General Provisions Affecting Tax Qualified Retirement Plans......   23
   F. Annuity Purchases by Nonresident Aliens and Foreign
    Corporations.......................................................   24
 OTHER INFORMATION.....................................................   24
   Distribution of the Contracts.......................................   24
   Legal Matters.......................................................   24
   Experts.............................................................   24
   Additional Information..............................................   24
 APPENDIX I -- INFORMATION REGARDING TAX-QUALIFIED RETIREMENT PLANS....   25
 TABLE OF CONTENTS FOR STATEMENT OF ADDITIONAL INFORMATION.............   28

HARTFORD LIFE INSURANCE COMPANY                                                3
--------------------------------------------------------------------------------

                           GLOSSARY OF SPECIAL TERMS

ACCUMULATION UNIT: An accounting unit of measure used to calculate the value of a Sub-Account before Annuity payments begin.

ADMINISTRATIVE OFFICE OF THE COMPANY: Currently located at 200 Hopmeadow Street, Simsbury, Connecticut 06089. Except for correspondence sent overnight, all correspondence concerning the Contract should be sent to Hartford Life Insurance Company, Attn: Individual Annuity Services, P.O. Box 5085, Hartford, CT 06102-5085. Overnight correspondence should be sent to 200 Hopmeadow Street, Simsbury, Connecticut 06089.

ANNUAL MAINTENANCE FEE: An annual $30 charge on a Contract having a Contract Value of less than $50,000, as determined on the most recent Contract Anniversary or upon full surrender of the Contract. The charge is deducted proportionally from the investment options in use at the time of the deduction.

ANNUITANT: The person on whose life the Contract is issued. The Annuitant may not be changed.

ANNUITY: A contract issued by an insurance company that provides, in exchange for premium payments, a series of income payments. This Prospectus describes a deferred Annuity contract in which premium payments accumulate tax-deferred until a partial or full surrender is taken or until the Annuity Commencement Date. Annuity payments under the Contract will begin as of the Annuity Commencement Date in accordance with the Annuity payment option selected.

ANNUITY CALCULATION DATE: The date as of which the first Annuity payment is calculated. It will be no more than five Valuation Days prior to the Annuity Commencement Date.

ANNUITY COMMENCEMENT DATE: The date as of which Annuity payments will begin. The Annuity Commencement Date will not be deferred beyond the Annuitant's age 90 or the end of Contract Year 10, whichever is later. If the Contract is sold as part of a Charitable Remainder Trust, the Annuity Commencement Date may be deferred to the end of the Annuitant's age 100.

ANNUITY UNIT: An accounting unit of measure used to calculate the dollar amount of Variable Annuity payments.

ANNUITY UNIT FACTOR: The factor applied in computing Annuity Unit values to neutralize the effect of the Assumed Investment Return.

ASSUMED INVESTMENT RETURN (AIR): The annual rate of return shown on the specification page of the Contract. This rate is used to determine the degree of fluctuation in the amount of Variable Annuity payments in response to fluctuations in the net investment return of selected Sub-Accounts. The AIR assumes (among other things) that the assets in the Sub-Accounts supporting the Contract will have a net annual return over the anticipated Annuity payment period equal to the rate of return selected. If the actual performance in the net investment return of the selected Sub-Accounts is equal to the AIR, the payment will be constant. If the actual performance in the net investment return of the selected Sub-Accounts is greater than the AIR, the Annuity payment will increase. If the actual performance is less than the AIR, the Annuity payment amount will be lower.

BENEFICIARY: The person(s) entitled to receive a Death Benefit upon the death of the Contract Owner or Annuitant, as applicable.

CODE: The Internal Revenue Code of 1986, as amended.

COMMISSION: The Securities and Exchange Commission.

COMMUTED VALUE: The present value of remaining guaranteed Annuity payments under the Payment for a Period Certain Annuity payment option.

CONTINGENT ANNUITANT: The person a Contract Owner may designate, who, if the Annuitant dies prior to the Annuity Commencement Date, becomes the Annuitant.

CONTRACT: For an Annuity issued to an individual, the Contract is the individual Annuity and any endorsements or riders. For a group Annuity, the Contract is a certificate evidencing a participating interest in a group Annuity and any endorsements or riders. Any reference in this Prospectus to a Contract includes the certificate.

CONTRACT ANNIVERSARY: The anniversary of the Contract Issue Date.

CONTRACT ISSUE DATE: The date as of which an account is established for the Contract Owner.

CONTRACT OWNER(S): The owner(s) of the Contract (or a certificate in certain states), trustee or other entity, sometimes herein referred to as "you" or "your."

CONTRACT VALUE: The aggregate value of the Sub-Accounts on any Valuation Day.

CONTRACT YEAR: A period of 12 months commencing with the Contract Issue Date or any anniversary thereof.

DEATH BENEFIT: The amount payable upon the death of a Contract Owner(s) or Annuitant before Annuity payments have commenced and, under Annuity payment options Payment for a Period Certain and Life Annuity with a Cash Refund, after annuity payments have commenced.

DUE PROOF OF DEATH: A certified copy of a death certificate, an order of a court of competent jurisdiction, a statement from a physician who attended the deceased or any other proof acceptable to Hartford.

FIXED ANNUITY: An Annuity with payments which remain fixed as to dollar amount throughout the payment period.

4                                                HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

FUNDS: The Funds described commencing on page   of this Prospectus.

GENERAL ACCOUNT: The General Account of Hartford which consists of all assets of Hartford other than those allocated to the separate accounts of Hartford.

HARTFORD: Hartford Life Insurance Company.

INCOME PAYMENT DATE: The date each month, quarter, semi-annual period, or year as of which Hartford computes the Annuity payments.

JOINT ANNUITANT: Upon annuitization, a person, other than the Annuitant, on whose continuation of life Annuity payments may be made. The contract will have a Joint Annuitant only if the Annuity payment option selected provides for a survivor. The Joint Annuitant may not be changed.

MAXIMUM ANNIVERSARY VALUE: Value used in determining the Death Benefit prior to the Annuity Commencement Date. It is based on a series of calculations on Contract Anniversaries of Contract Values, Premium Payments and partial
surrenders, as described on page    of this Prospectus.

NET ASSET VALUE: The value per share of any Fund on any Valuation Day. The method of computing the Net Asset Value is described in the prospectus for each Fund.

NET INVESTMENT FACTOR: The Net Investment Factor for each of the Sub-Accounts, equal to the Net Asset Value of the corresponding Fund at the end of the Valuation Period (plus the per share amount of any dividends or capital gains distributed by that Fund if the ex-dividend date occurs in the Valuation Period then ended) divided by the Net Asset Value of the corresponding Fund at the beginning of the Valuation Period.

NON-QUALIFIED CONTRACT: A Contract which is not classified as a tax-qualified retirement plan funded with pre-tax dollars under the Code.

PAYEE: The person or party designated by the Contract Owner to receive Annuity payments.

PLAN: A voluntary plan of an employer which qualifies for special tax treatment under a section of the Code.

PREMIUM PAYMENT: A payment made to Hartford pursuant to the terms of the Contract.

PREMIUM TAX: The amount of tax, if any, charged by a federal, state or other governmental entity on Premium Payments or Contract Value.

QUALIFIED CONTRACT: A Contract which qualifies as a tax-qualified retirement plan using pre-tax dollars under the Code, such as an employer-sponsored 401(k) or an Individual Retirement Annuity (IRA).

SEPARATE ACCOUNT: An account that Hartford established to separate the assets funding the variable benefits for the class of contracts to which the Contract belongs from the other assets of Hartford. The Hartford separate account is entitled "Hartford Life Insurance Company -- Separate Account Two."

SUB-ACCOUNT: A subdivision established within the Separate Account used to allocate the Contract Owner's Contract Value to the corresponding Fund.

SUB-ACOUNT VALUE: On or before the Annuity Calculation Date, the amount is determined on any day by multiplying the number of Accumulation Units attributable to the Contract in that Sub-Account by the Accumulation Unit value for that Sub-Account.

SURRENDER VALUE: Prior to the Annuity Commencement Date, the Surrender Value is the Contract Value, less any applicable Premium Taxes, and/or the Annual Maintenance Fee. After the Annuity Commencement Date, the Surrender Value under the Payment for a Period Certain Annuity payment option is equal to the Commuted Value.

VALUATION DAY: Every day the New York Stock Exchange is open for trading. The value of the Separate Account is determined at the close of the New York Stock Exchange (generally 4:00 p.m. Eastern Time) on such days.

VALUATION PERIOD: The period between the close of business on successive Valuation Days.

VARIABLE ANNUITY: An Annuity providing for payments varying in amount in accordance with the investment experience of the assets of the Separate Account.

HARTFORD LIFE INSURANCE COMPANY                                                5
--------------------------------------------------------------------------------

                                   FEE TABLE
                                    SUMMARY

                        Contract Owner Transaction Expenses
                               (All Sub-Accounts)

                                                                     CONTRACT    CONTRACT
                                                                       YEARS       YEARS
                                                                        1-7         8+
                                                                     ---------   ---------
 Sales Load Imposed on Purchases (as a percentage of premium
   payments).......................................................    None        None
 Exchange Fee......................................................  $    0      $    0
 Deferred Sales Load (as a percentage of amounts withdrawn)........    None        None
 Annual Maintenance Fee (1)........................................  $   30      $   30
 Annual Expenses -- Separate Account (as percentage of average account value)
     Mortality and Expense Risk (2)................................    1.50%       1.25%
     Administration Fees...........................................       0%          0%
     Other Account Fees............................................       0%          0%
       Total.......................................................    1.50%       1.25%

------------

(1) The Annual Maintenance Fee is a single $30 charge on a Contract deducted only when the accumulated value is less than $50,000. It is deducted proportionally from the investment options in use at the time of the charge.

(2) After the seventh Contract Year or upon the Annuity Commencement Date, whichever is earlier, the mortality and expense risk charge will be reduced to 1.25% per annum, applied against the Contract Values held in the Separate Account.

                         ANNUAL FUND OPERATING EXPENSES
                   (as percentage of average annual net assets)


                                                                                                     TOTAL FUND
                                                                                                      OPERATING
                                                  MANAGEMENT        OTHER                          EXPENSES (AFTER
                                                  FEES (AFTER   EXPENSES (AFTER     12b-1 FEES     ANY FEE WAIVERS
                                                   ANY FEE       ANY EXPENSE        (AFTER ANY       AND EXPENSE
                                                   WAIVERS)      REIMBURSEMENT)      WAIVERS)(1)    REIMBURSEMENT)


---------------------------------------------------------------------------------------------------------------
Putnam VT Asia Pacific Growth Fund                     0.80%           0.27%              0.15%            1.22%
------------------------------------------------------------------------------------------------------------------
Putnam VT Diversified Income Fund                      0.69%           0.11%              0.15%            0.95%
------------------------------------------------------------------------------------------------------------------
Putnam VT The George Putnam Fund of Boston (2)(3)      0.49%           0.36%              0.15%            1.00%
------------------------------------------------------------------------------------------------------------------
Putnam VT Global Asset Allocation Fund                 0.66%           0.11%              0.15%            0.92%
------------------------------------------------------------------------------------------------------------------
Putnam VT Global Growth Fund                           0.60%           0.15%              0.15%            0.90%
------------------------------------------------------------------------------------------------------------------
Putnam VT Growth and Income Fund                       0.47%           0.04%              0.15%            0.66%
------------------------------------------------------------------------------------------------------------------
Putnam VT Health Sciences Fund (2)(3)                  0.56%           0.34%              0.15%            1.05%
------------------------------------------------------------------------------------------------------------------
Putnam VT High Yield Fund                              0.66%           0.06%              0.15%            0.87%
------------------------------------------------------------------------------------------------------------------
Putnam VT International Growth Fund (2)(3)             0.73%           0.47%              0.15%            1.35%
------------------------------------------------------------------------------------------------------------------
Putnam VT International Growth and Income Fund (2)(3)  0.80%           0.32%              0.15%            1.27%
------------------------------------------------------------------------------------------------------------------
Putnam VT International New Opportunities Fund (2)(3)  0.92%           0.68%              0.15%            1.75%
------------------------------------------------------------------------------------------------------------------
Putnam VT Investors Fund (2)                           0.52%           0.33%              0.15%            1.00%
---------------------------------------------------------------------------------------------------------------


Putnam VT Money Market Fund                            0.45%           0.09%              0.15%            0.69%
---------------------------------------------------------------------------------------------------------------
Putnam VT New Opportunities Fund                       0.58%           0.05%              0.15%            0.78%
---------------------------------------------------------------------------------------------------------------
Putnam VT New Value Fund (2)                           0.70%           0.15%              0.15%            1.00
---------------------------------------------------------------------------------------------------------------
Putnam VT OTC & Emerging Growth Fund (2)(3)            0.56%           0.34%              0.15%            1.05%
---------------------------------------------------------------------------------------------------------------
Putnam VT U.S. Government and High Quality             0.61%           0.08%              0.15%            0.84%
  Bond Fund
---------------------------------------------------------------------------------------------------------------
Putnam VT Utilities Growth and Income Fund             0.67%           0.07%              0.15%            0.89%
---------------------------------------------------------------------------------------------------------------
Putnam VT Vista Fund (2)                               0.65%           0.22%              0.15%            1.02%
---------------------------------------------------------------------------------------------------------------
Putnam VT Voyager Fund                                 0.54%           0.05%              0.15%            0.74%
---------------------------------------------------------------------------------------------------------------


---------

(1) The Class IB 12b-1 plans provide for payments by each fund to Putnam Mutual Funds at the annual rate of up to 0.35%. The trustees currently limit 12b-1 payments on Class IB shares to 0.15% of average net assets.


(2) In order to limit the expenses of Putnam VT The George Putnam Fund of Boston, Putnam VT Health Sciences Fund, Putnam VT International Growth Fund, Putnam VT International Growth and Income Fund, Putnam VT International New Opportunities Fund, Putnam VT Investors Fund, Putnam VT New Value Fund, Putnam VT OTC & Emerging Growth Fund and Putnam VT Vista Fund during their start-up periods, Putnmam Management has agreed to limit its compensation (and, to the extent necessary, bear other expenses of the funds) through December 31,1998, to the extent that expenses of the funds (exclusive of brokerage, interest, taxes, deferred organizational and extraordinary expenses, and payments under the funds' distribution plan with respect to class IB shares) would exceed the annual rate of 0.95%, 0.90%, 1.20%, 1.20%, 1.60%, 0.95%, 1.10%, 1.00% and 1.05%, respectively, of the funds' average net assets.


(3) After expense limitation. The "Management Fees" and "Other expenses" shown in the table reflect an expense limitation. In the absence of an expense limitation, Management Fees, "Other expenses" and "Total Fund Operating Expenses" would have been:


                                                                                                   TOTAL
                                                                                                   FUND
                                                          MANAGEMENT        OTHER      12b-1     OPERATING
                                                             FEES         EXPENSES      FEES      EXPENSES
------------------------------------------------------------------------------------------------------------

Putnam VT The George Putnam Fund of Boston+                 0.65%           0.36%       0.15%       1.16%
------------------------------------------------------------------------------------------------------------
Putnam VT Health Sciences Fund+                             0.70%           0.34%       0.15%       1.19%
------------------------------------------------------------------------------------------------------------
Putnam VT International Growth Fund+                        0.80%           0.47%       0.15%       1.42%
------------------------------------------------------------------------------------------------------------
Putnam VT International New Opportunities Fund              1.20%           0.68%       0.15%       2.03%
------------------------------------------------------------------------------------------------------------
Putnam VT Investors Fund+                                   0.65%           0.33%       0.15%       1.13%
------------------------------------------------------------------------------------------------------------
Putnam VT OTC & Emerging Growth Fund+                       0.70%           0.34%       0.15%       1.19%
------------------------------------------------------------------------------------------------------------

+ Estimated Management Fees, "Other expenses" and total fund operating expenses.


     The purpose of these tables is to assist the Contract Owner in understanding the various costs and expenses that a Contract Owner will bear directly or indirectly. The table reflects expenses of the Separate Account and the current management fees, other expenses and total expenses for each Fund. Premium Taxes, ranging from 0% to 4%, may also be applicable. For a more complete description of the various costs and expenses, see "Contract Fees and Charges," page 14 and the prospectus for the Funds which accompanies this Prospectus.

EXAMPLE


                                                 IF YOU SURRENDER YOUR CONTRACT AT       IF YOU ANNUITIZE YOUR CONTRACT AT THE
                                                 THE END OF THE APPLICABLE TIME          END OF THE APPLICABLE TIME PERIOD, YOU
                                                 PERIOD, YOU WOULD PAY THE FOLLOWING     WOULD PAY THE FOLLOWING EXPENSES ON A
                                                 EXPENSES ON A $1,000 INVESTMENT,        $1,000 INVESTMENT, ASSUMING A 5% ANNUAL
                                                 ASSUMING A 5% ANNUAL RETURN ON ASSETS   RETURN ON ASSETS
                                                 -------------------------------------   -------------------------------------

SUB-ACCOUNT                                      1 YEAR   3 YEARS   5 YEARS   10 YEARS   1 YEAR   3 YEARS   5 YEARS   10 YEARS
-----------                                      ------   -------   -------   --------   ------   -------   -------   --------

Putnam Asia Pacific Growth                       $   26   $    80   $   136   $    289   $   25   $    79   $   135   $    289

Putnam Diversified Income                            23        71       122        262       23        71       122        261

The George Putnam Fund                               24        73       N/A        N/A       23        72       N/A        N/A

Putnam Global Asset Allocation                       23        70       121        259       22        70       120        258

Putnam Global Growth                                 23        70       120        257       22        69       119        256

Putnam Growth and Income                             20        63       108        232       20        62       107        232

Putnam Health Sciences                               24        74       N/A        N/A       24        74       N/A        N/A

Putnam High Yield                                    22        69       118        253       22        68       117        253

Putnam International Growth                          27        84       143        302       27        83       142        302

Putnam International Growth and Income               26        81       139        294       26        81       138        294

Putnam International New Opportunities               31        96       163        341       31        95       162        341

Putnam Investors                                     24        73       N/A        N/A       23        72       N/A        N/A

Putnam Money Market                                  21        63       109        234       20        63       108        234

Putnam New Opportunities                             21        66       113        244       21        65       113        243

Putnam New Value                                     24        73       125        267       23        72       124        266

Putnam OTC & Emerging Growth                         24        74       N/A        N/A       24        74       N/A        N/A

Putnam U.S. Government and High Quality Bond         22        68       117        250       21        67       116        249

Putnam Utilities Growth and Income                   23        70       119        255       22        69       118        255

Putnam Vista                                         24        74       126        269       23        73       125        268

Putnam Voyager                                       21        65       111        240       20        64       111        239


    Pursuant to requirements of the Investment Company Act of 1940, as amended ("1940 Act"), the Annual Maintenance Fee has been reflected in the EXAMPLE by a method intended to show the "average" impact of the fee on an investment in the Separate Account. The Annual Maintenance Fee is deducted only when the Contract Value is less than $50,000. In the EXAMPLE, the Annual Maintenance Fee is approximated as a 0.06% annual asset charge based on the experience of the Contracts.

    This EXAMPLE should not be considered a representation of past or future expenses and actual expenses may be greater or less than those shown.

6                                                HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

                                    SUMMARY
                             WHAT IS THE CONTRACT?

    The Contract is an individual and group tax-deferred variable annuity contract designed for retirement planning purposes. This Prospectus is designed to provide prospective Contract Owners with information necessary to decide whether or not to purchase a Contract. This summary provides a concise description of the more significant aspects of the Contract. Further detail is provided in this Prospectus, the related Statement of Additional Information, the Contract, and the prospectus for the Funds. For further information, contact Hartford at the Administrative Office of the Company or your registered representative.

                           WHO MAY PURCHASE A CONTRACT?

    The Contracts are available for purchase by individuals and groups on both a non-qualified and qualified basis. The maximum issue age for the Contract is 85 years old. (See "Description of the Contracts," page 10.) A prospective Contract Owner may purchase a Contract by completing and submitting an application or an order request along with the initial Premium Payment to Hartford for its approval. Generally, the minimum initial Premium Payment is $20,000. Thereafter, the minimum Premium Payment is $500. Certain plans may be allowed to make smaller periodic payments. There is no deduction for sales expenses from Premium Payments when made. A deduction will be made for state Premium Taxes for Contracts sold in certain states. (See "Contract Fees and Charges," page 14.)

    Subject to certain minimum allocation requirements that may be in effect from time to time, the initial Premium Payment is allocated to each Sub-Account as specified on the application or order request. All percentage allocations must be in whole numbers (e.g., 1%).

                     IS THERE A RIGHT TO EXAMINE THE CONTRACT?

    Contract Owners may cancel the Contract during the cancellation period and receive a refund equal to the Contract Value plus any applicable Premium Taxes. The cancellation period is a ten-day period of time beginning when the Contract is received by a Contract Owner. Some states require a longer cancellation period or return of the Premium Payment. (See "Right to Examine the Contract," page 11.)

          WHAT ARE THE INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT?

    The investment options underlying the Contracts are the Class IB shares of Putnam Variable Trust are available under the Contracts; Putnam VT Asia Pacific Growth Fund, Putnam VT Diversified Income Fund, Putnam VT The George Putnam Fund of Boston, Putnam VT Global Asset Allocation Fund, Putnam VT Global Growth Fund, Putnam VT Growth and Income Fund, Putnam VT Health Sciences Fund, Putnam VT High Yield Fund, Putnam VT International Growth Fund, Putnam VT International Growth and Income Fund, Putnam VT International New Opportunities Fund, Putnam VT Investors Fund, Putnam VT Money Market Fund, Putnam VT New Opportunities Fund, Putnam VT New Value Fund, Putnam VT OTC & Emerging Growth Fund, Putnam VT U.S. Government and High Quality Bond Fund, Putnam VT Utilities Growth and Income Fund, Putnam VT Vista Fund, and Putnam VT Voyager Fund, and such other funds as shall be offered from time to time (the "Funds"). (See "The Funds," page 8.) With certain limitations, Contract Owners may allocate their Premium Payments and Contract Values to one or a combination of Sub-Accounts which invest in these investment options, and may transfer among the corresponding Sub-Accounts. (See "Sub-Account Value Transfers Before and After the Annuity Commencement Date," page 12.)

                      CAN I GET MY MONEY IF I NEED IT?

    The Contracts may be surrendered, or portions of the value of the Contracts may be surrendered, at any time prior to the Annuity Commencement Date without charge. (See "Surrenders," page 13). The Contract may also be surrendered after the Annuity Commencement Date under the Payment for a Period Certain Annuity payment option. Surrenders may have adverse federal income tax consequences including the possibility of being subject to a penalty tax. (See "Federal Tax Considerations," page 20.)

                 DOES THE CONTRACT PAY ANY DEATH BENEFITS?

    The Contract provides for a minimum Death Benefit in the event of the death of the Annuitant or Contract Owner before the Annuity Commencement Date and, under some Annuity payment options, after the Annuity Commencement Date. (See "Death Before the Annuity Commencement Date" and "Death On or After the Annuity Commencement Date," page 15.)

                  WHAT ARE THE CONTRACT FEES AND CHARGES?

    The following fees and charges are assessed under the Contracts:

ANNUAL MAINTENANCE FEE.

    An Annual Maintenance Fee in the amount of $30 is deducted from Contract Values each Contract Year (not applicable to Contracts with Contract Values of $50,000 or more, as determined on the most recent Contract Anniversary). (See "Contract Fees and Charges," page 14.)

MORTALITY AND EXPENSE RISK CHARGE.

    Hartford applies a 1.50% per annum mortality and expense risk charge against all Contract Values held in the Separate Account for Contract Years 1-7. After Contract Year 7 or after the Annuity Commencement Date, whichever is earlier, the mortality and expense risk charge will decrease to 1.25% per annum of the Contract Values held in the Separate Account. (See "Contract Fees and Charges," page 14.)

HARTFORD LIFE INSURANCE COMPANY                                                7
--------------------------------------------------------------------------------

PREMIUM TAX CHARGE.

    On any Contract subject to a Premium Tax, Hartford may deduct the tax on a pro-rata basis from the Sub-Accounts at the time Hartford pays the tax to the applicable government authorities, at the time the Contract is surrendered, at the time Death Benefits are paid or on the Annuity Commencement Date. (See "Contract Fees and Charges," page 14).

EXPENSES OF THE FUNDS.
    The investment experience of each Sub-Account reflects the investment experience of the Fund whose shares it holds. The investment experience of each Fund, in turn, reflects its fees and other operating expenses. (See "Annual Fund Operating Expenses," page 5 of this Prospectus and the prospectus for the Funds attached hereto).

                     WHAT ARE THE ANNUITY PAYMENT OPTIONS?

    The following Annuity payment options are available under the Contract on either a fixed or variable basis: Life Annuity; Life Annuity with a Cash Refund; Life Annuity with Payments For a Period Certain; Joint and Last Survivor Life Annuity; Joint and Last Survivor Life Annuity with Payments for a Period Certain; and Payment for a Period Certain. In the absence of an Annuity payment option election, and depending on state law, the Contract Value (less applicable Premium Taxes) will be applied on the Annuity Commencement Date to provide a Fixed Annuity with payments guaranteed for 10 years. (See "Settlement Provisions," page 16.)


    In addition, the Annuity Proceeds Settlement Option is offered to a Beneficiary who opt to leave the Death Benefit invested in the Sub-Accounts.

                             HARTFORD, THE SEPARATE
                             ACCOUNT AND THE FUNDS
                        HARTFORD LIFE INSURANCE COMPANY

    Hartford Life Insurance Company ("Hartford") is a stock life insurance company engaged in the business of writing life insurance, both individual and group, in all states of the United States and the District of Columbia. Hartford was originally incorporated under the laws of Massachusetts on June 5, 1902, and was subsequently redomiciled to Connecticut. Its offices are located in Simsbury, Connecticut; however, its mailing address is P.O. Box 2999, Hartford, CT 06104-2999. Hartford is ultimately controlled by The Hartford Financial Services Group, Inc., one of the largest financial service providers in the United States.

                                HARTFORD RATING

                   EFFECTIVE
                    DATE OF
RATING AGENCY        RATING      RATING          BASIS OF RATING
-----------------  ----------  -----------  -------------------------
A.M. Best and                               Financial soundness and
Company, Inc.          9/9/97          A+   operating performance.
Standard & Poor's     1/23/98          AA   Claims paying ability
Duff & Phelps         1/23/98         AA+   Claims paying ability

                 PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT

    The Separate Account was established on June 22, 1987. It is the Separate Account in which Hartford sets aside and invests the assets attributable to certain Variable Annuity contracts, including the Contracts sold under this Prospectus. Separate Account assets are held by Hartford under a safekeeping arrangement. Although the Separate Account is an integral part of Hartford, it is registered as a unit investment trust under the 1940 Act. This registration does not, however, involve Commission supervision of the management or the investment practices or policies of the Separate Account or Hartford. The Separate Account meets the definition of "separate account" under federal securities law.

    Premium Payments, less any applicable Premium Taxes, are allocated to one or more Sub-Accounts according to your instructions. Each Sub-Account is invested exclusively in the assets of one underlying Fund. Premium Payments and proceeds of transfers between Sub-Accounts are applied to purchase shares in the appropriate Fund at Net Asset Value determined as of the end of the Valuation Period during which the payments were received or the transfer made. All distributions from a Fund are reinvested at Net Asset Value. The value of your investment will therefore vary in accordance with the net income and fluctuation in the individual investments within the underlying Fund. During the Variable Annuity payout period, both your Annuity payments and reserve values will vary in accordance with these factors.

    Under Connecticut law, the assets of the Separate Account attributable to the Contracts offered under this Prospectus are held for the benefit of the owners of, and the persons entitled to payments under, those Contracts. Income, gains, and losses, whether or not realized, from assets allocated to the Separate Account, are, in accordance with the Contracts, credited to or charged against the Separate Account. Also, the assets in the Separate Account are not chargeable with liabilities arising out of any other business Hartford may conduct. Contract Values allocated to the Separate Account are not affected by the rate of return of Hartford's General Account, nor by the investment performance of any of Hartford's other separate accounts. The Separate Account may be subject to liabilities arising from a Sub-Account of the Separate Account whose assets are attributable to other variable annuity contracts or variable life insurance policies offered by the Separate Account

8                                                HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

which are not described in this Prospectus. However, all obligations arising under the Contracts are general corporate obligations of Hartford.

    Hartford does not guarantee the investment results of the Separate Accounts or any of the underlying Funds. There is no assurance that the value of a Contract during the years prior to retirement or the aggregate amount of the variable Annuity payments will equal the total of Premium Payments made under the Contract. Since each underlying Fund has different investment objectives, each is subject to different risks. These risks are more fully described in the accompanying Funds' prospectus.

THE FUNDS

The underlying investments for the Contracts are Class IB shares of Putnam Variable Trust, an open-end series investment company with multiple portfolios ("Funds"). The underlying Funds corresponding to each Sub-Account and their investment objectives are described below. Hartford reserves the right, subject to compliance with the law, to offer additional funds with differing investment objectives. The Funds may not be available in all states.

PUTNAM VT ASIA PACIFIC GROWTH FUND

Seeks capital appreciation by investing primarily in securities of companies located in Asia and in the Pacific Basin. The fund's investments will normally include common stocks, preferred stocks, securities convertible into common stocks or preferred stocks, and warrants to purchase common stocks or preferred stocks.

PUTNAM VT DIVERSIFIED INCOME FUND

Seeks high current income consistent with capital preservation by investing in the following three sectors of the fixed income securities markets; a U.S. Government and Investment Grade Sector, a High Yield Sector (which invests primarily in securities commonly known as "junk bonds") and an International Sector. See the special considerations for investments in high yield securities described in the Fund prospectus.

PUTNAM VT THE GEORGE PUTNAM FUND OF BOSTON

Seeks to provide a balanced investment composed of a well-diversified portfolio of stocks and bonds which will produce both capital growth and current income.

PUTNAM VT GLOBAL ASSET ALLOCATION FUND

Seeks a high level of long-term total return consistent with preservation of capital by investing in U.S. equities, international equities, U.S. fixed income securities and international fixed income securities.


PUTNAM VT GLOBAL GROWTH FUND

Seeks capital appreciation through a globally diversified portfolio of common stocks.

PUTNAM GROWTH AND INCOME FUND

Seeks capital growth and current income by investing primarily in common stocks that offer potential for capital growth, current income, or both.

PUTNAM VT HEALTH SCIENCES FUND

Seeks capital appreciation by investing primarily in common stocks and other securities of companies in the health sciences industries.


PUTNAM VT HIGH YIELD FUND

Seeks high current income and, when consistent with this objective, a secondary objective of capital growth, by investing primarily in high-yielding, lower-rated fixed income securities constituting a portfolio which Putnam Investment Management, Inc. ("Putnam Management") believes does not involve undue risk to income or principal. See the special considerations for investments in high yield securities described in the Fund prospectus.


PUTNAM VT INTERNATIONAL GROWTH FUND

Seeks capital appreciation by investing primairly in equity securities of companies located in a country other than the United States.

PUTNAM VT INTERNATIONAL GROWTH AND INCOME FUND

Seeks capital growth and a secondary objective of high current income by investing primarily in common stocks that Putnam Management believes offer potential for capital growth and may, when consistent with its investment objectives, invest in common stocks that Putnam Management believes offer potential for current income. Under normal market conditions, the fund expects to invest substantially all of its assets in securities principally traded on markets outside the United States.


PUTNAM VT INTERNATIONAL NEW OPPORTUNITIES FUND

Seeks long term capital appreciation by investing in companies that have above-average growth prospects do to the fundamental growth of their market sector. Under normal market conditions, the fund expects to invest substantially all of its total assets, other than cash or short-term investments held pending investment, in common stocks, preferred stocks, convertible preferred stocks, convertible bonds and other equity securities principally traded in securities markets outside the United States.

PUTNAM VT INVESTORS FUND

Seeks long-term growth of capital and any increased income that results from this growth by investing primarily in common stocks that Putnam Management believes afford the best opportunity for capital growth over the long term.

PUTNAM VT MONEY MARKET FUND

Seeks as high a rate of current income as Putnam Management believes is consistent with preservation of capital and maintenance of liquidity by investing in high-quality money market instruments.

PUTNAM VT NEW OPPORTUNITIES FUND

Seeks long-term capital appreciation by investing principally in common stocks of companies in sectors of the economy which Puntnam Management believes possess above-average long-term growth potential.

PUTNAM VT NEW VALUE FUND

Seeks long-term capital appreciation by investing primarily in common stocks that Putnam Management believes are undervalued at the time of purchase and have the potential for long-term capital appreciation.

PUTNAM VT OTC & EMERGING GROWTH FUND

Seeks captial appreciation by investing primarily in common stocks that Putnam Management believes have potential for capital appreciation significantly greater than that of market averages.

PUTNAM VT U.S. GOVERNMENT AND HIGH QUALITY BOND FUND

Seeks current income consistent with preservation of capital by investing primarily in securities issued or guaranteed as to pricnipal and interest by the U.S. Governemnt or by its agencies or instumentalities and in other debt obligations rated at least A by a nationally recognized securities rating agency such as Standard & Poor's or Moody's Investor Services, Inc. or, if not rated, determined by Putnam Management to be of comparable quality.

PUTNAM VT UTILITIES GROWTH AND INCOME FUND

Seeks capital growth and current income by concentrating its investments in debt and equity securities issued by comopanies in the public utilities industries.

PUTNAM VT VISTA FUND

Seeks capital appreciation by investing in a diversified portfolio of common stocks which Putnam Management believes have the potential for above-average capital appreciation.

PUTNAM VT VOYAGER FUND

Seeks capital appreciation by investing primarily in common stocks of companies that Putnam Management believes have potential for capital appreciation that is significantly greater than that of market averages.

Putnam VT Asia Pacific Growth Fund, Putnam VT Diversified Income Fund, Putnam VT The George Putnam Fund of Boston, Putnam VT Global Growth Fund, Putnam VT Growth and Income Fund, Putnam VT Health Sciences Fund, Putnam VT High Yield Fund, Putnam VT International Growth Fund, Putnam VT International Growth and Income Fund, Putnam VT International New Opportunities Fund, Putnam VT Investors Fund, Putnam VT Money Market Fund, Putnam VT New Opportunities Fund, Putnam VT New Value Fund, Putnam VT OTC & Emerging Growth Fund, Putnam VT U.S. Government and High Quality Bond Fund, Putnam VT Utilities Growth and Income Fund, Putnam VT Vista Fund, and Putnam VT Voyager Fund are generally managed in styles similar to other open-end investment companies which are managed by Putnam Management and whose shares are generally offered to the public. These other Putnam funds may, however, employ different investment practices and may invest in securities different from those in which their counterpart Funds invest, and consequently will not have identical portfolios or experience identical investment results.

The Funds are available only to serve as the underlying investment for variable annuity and variable life Contracts. A full description of the Funds, their investment objectives, policies and restrictions, risks, charges and expenses and other aspects of their operation are contained in the accompanying Trust prospectus which should be read in conjunction with this Prospectus before investing, and in the Trust's Statement of Additional Information which may be ordered without charge from Putnam Investor Services, Inc.

It is conceivable that in the future it may be disadvantageous for variable annuity separate accounts and variable life insurance separate accounts to invest in the Funds simultaneously. Although Harford and the Funds do not currently foresee any such disadvantages either to variable annuity Contract Owners or to variable life insurance policy owners, the Trust's Board of Trustees intends to monitor events in order to identify any material conflicts between such Contract Owners and policy owners and to determine what action, if any, should be taken in response thereto. If the Board of Trustees of the Funds were to conclude that separate funds should be established for variable life and variable annuity separate accounts, the variable annuity Contract Owners would not bear any expenses attendant upon establishment of such separate funds.


Putnam Management, One Post Office Square, Boston, MA 02019, serves as the investment manager for the Funds. An affiliate, Putnam Advisory Company, Inc., manages domestic and foreign insitutional accounts and mutual funds. Another affiliate, Putnam Fiduciary Trust Company, provides investment advice to institutional clients under its banking and fiduciary policies. Putnam Management and its affiliates are subsidiaries of Marsh & McLennan Companies, Inc., a publicly owned holding company whose principal businesses are international insurance brokerage and employee benefit consulting.


Subject to the general oversight of the Trustees of the Trust, Putnam Management manages the Funds' portfolios in accordance with their stated investment objectives and policies, makes investment decisions for the Funds, places orders to purchase and sell securities on behalf of the Funds, and administers the affairs of the Funds. For its services, the Funds pay Putnam Management a quarterly fee. See the accompanying Trust prospectus for a more complete description of Putnam Management and the respective fees of the Funds.

HARTFORD LIFE INSURANCE COMPANY                                                9
--------------------------------------------------------------------------------

VOTING RIGHTS.

    Hartford is the legal owner of all Fund shares held in the Separate Account. As the owner, Hartford has the right to vote at the Fund's shareholder meetings. However, to the extent required by federal securities laws or regulations, Hartford will:

1. Vote all Fund shares attributable to a Contract according to instructions received from the Contract Owner, and

2. Vote all Fund shares attributable to a Contract for which no voting instructions are received in the same proportion as shares for which instructions are received.

    If any federal securities laws or regulations, or their present interpretation, change to permit Hartford to vote Fund shares in its own right, Hartford may elect to do so.

    Hartford will notify you of any Fund shareholders' meeting if the shares held for your account may be voted at such meetings. Hartford will send proxy materials and a form of instruction by means of which you can instruct Hartford with respect to the voting of the Fund shares held for your account.

    In connection with the voting of Fund shares held by it, Hartford will arrange for the handling and tallying of proxies received from Contract Owners. Hartford as such, shall have no right, except as described below, to vote any Fund shares held by it under the Contract which may be registered in its name or the names of its nominees. Hartford will, however, vote the Fund shares held by it in accordance with the instructions received from the Contract Owners for whose accounts the Fund shares are held. If a Contract Owner desires to attend any meeting at which shares held for the Contract Owner's benefit may be voted, the Contract Owner may request Hartford to furnish a proxy or otherwise arrange for the exercise of voting rights with respect to the Fund shares held for such Contract Owner's account. Hartford will vote shares for which no instructions have been given and shares which are not attributable to Contract Owners (i.e. shares owned by Hartford) in the same proportion as it votes shares of that Fund for which it has received instructions. During the Annuity period under a Contract, the number of votes will decrease as the assets held to fund Annuity benefits decrease.

    The Funds are available only to serve as the underlying investment vehicles for variable annuity and variable life insurance contracts, including the Contracts described in this Prospectus, issued by Hartford. It is conceivable that in the future it may be disadvantageous for variable annuity separate accounts and variable life insurance separate accounts to invest in the Funds simultaneously. Although Hartford and the Funds do not currently foresee any such disadvantages either to variable annuity contract owners or to variable life insurance policy owners, the Funds' Board of Directors intends to monitor events in order to identify any material conflicts between such contract owners and policy owners and to determine what action, if any, should be taken in response thereto. If the Board of Directors of the Funds were to conclude that separate funds should be established for variable life and variable annuity separate accounts, the variable annuity contract owners would not bear any expense related to the establishment of such separate funds.

    SUBSTITUTIONS, ADDITIONS, OR DELETIONS OF INVESTMENTS. Hartford retains the right, subject to any applicable law, to make certain changes to the investment options offered under the Contract. Hartford reserves the right to eliminate the shares of any of the Funds and to substitute shares of another registered investment company for the shares of any Fund already purchased or to be purchased in the future by the Separate Account, if the shares of the Funds are no longer available for investment, or, if in Hartford's judgment, investment in any Fund would be inappropriate in view of the purposes of the Separate Account. To the extent required by the 1940 Act, substitutions of shares attributable to a Contract Owner's interest in a Fund will not be made until Commission approval has been obtained and the Contract Owner has been notified of the change.

    New Funds may be established at the discretion of Hartford. Any new Fund will be made available to existing Contract Owners on a basis to be determined by Hartford. Hartford may also close one or more Funds to additional Premium Payments or transfers from existing Sub-Accounts.

10                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

    In the event of any substitution or change, Hartford may, by appropriate endorsement, make such changes in the Contract as may be necessary or appropriate to reflect such substitution or change. Furthermore, if deemed to be in the best interest of persons having voting rights in the Contracts, the Separate Account may be operated as a management company under the 1940 Act or any other form permitted by law, may be de-registered under the 1940 Act in the event such registration is no longer required, or may be combined with one or more other separate accounts.

                        PERFORMANCE RELATED INFORMATION

    The Separate Account may advertise certain performance related information concerning its Sub-Accounts. Performance information about a Sub-Account is based on the Sub-Account's past performance only and is no indication of future performance.

    All of the Sub-Accounts may include total return in advertisements or other sales material.

    When a Sub-Account advertises its standardized total return, it will usually be calculated for one year, 5 years, and 10 years or some other relevant period if the Sub-Account has not been in existence for at least 10 years. Total return is measured by comparing the value of an investment in the Sub-Account at the beginning of the relevant period to the value of the investment at the end of the period.

    In addition to the standardized total return, the Sub-Account may advertise a non-standardized total return. This figure will usually be calculated for one year, 5 years, and 10 years or other periods. Non-standardized total return is measured in the same manner as the standardized total return described above, except that the Annual Maintenance Fee is not deducted. Therefore, non-standardized total return for a Sub-Account is higher than standardized total return for a Sub-Account.


    The Putnam Diversified Income, Putnam Growth and Income, Putnam International Growth and Income, Putnam High Yield, Putnam International Growth and Income, Putnam Global Asset Allocation, Putnam US Government and High Quality Bond and Putnam Utilities Growth and Income Sub-Accounts may advertise yield in addition to total return. The yield will be computed in the following manner: The net investment income per unit earned during a recent one month period is divided by the unit value on the last day of the period. This figure reflects the recurring charges at the Separate Account level including the Annual Maintenance Fee.


    The Putnam Money Market Fund Sub-Account may advertise yield and effective yield. The yield of the Money Market Fund Sub-Account is based upon the income earned by the Sub-Account over a 7-day period and then annualized, i.e. the income earned in the period is assumed to be earned every 7 days over a 52-week period and stated as a percentage of the investment. Effective yield is calculated similarly but when annualized, the income earned by the investment is assumed to be reinvested in Sub-Account units and thus compounded in the course of a 52-week period. Yield and effective yield reflect the recurring charges at the Separate Account level including the Annual Maintenance Fee.

    The Separate Account may also disclose yield, standard total return, and non-standard total return. For periods prior to the date the Separate Account commenced operations, performance information for the Sub-Accounts will be calculated based on the performance of the underlying Funds and the assumption that the Sub-Accounts were in existence for the same periods as those of the underlying Funds, with a level of charges equal to those currently assessed against the Sub-Accounts.

    Hartford may provide information on various topics to Contract Owners and prospective Contract Owners in advertising, sales literature or other materials. These topics may include the relationship between sectors of the economy and the economy as a whole and its effect on various securities markets, investment strategies and techniques (such as value investing, dollar cost averaging and asset allocation), the advantages and disadvantages of investing in tax-advantaged and taxable instruments, customer profiles and hypothetical purchase scenarios, financial management and tax and retirement planning, and other investment alternatives, including comparisons between the Contracts and the characteristics of and market for such alternatives.

                          DESCRIPTION OF THE CONTRACTS
                               CONTRACTS OFFERED

    The Contracts are individual or group tax-deferred Variable Annuity Contracts designed for retirement planning purposes and may be purchased by any individual, group or trust, including any trustee or custodian for a retirement plan qualified under Sections 401(a) or 403(a) of the Internal Revenue Code; annuity purchase plans adopted by public school systems and certain tax-exempt organizations according to Section 403(b) of the Code; Individual Retirement Annuities adopted according to Section 408 of the Code; employee pension plans established for employees by a state, a political subdivision of a state, or an agency or instrumentality of either a state or a political subdivision of a state, and certain eligible deferred

HARTFORD LIFE INSURANCE COMPANY                                               11
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compensation plans as defined in Section 457 of the Code ("Qualified
Contracts").

                             PURCHASING A CONTRACT

    A prospective Contract Owner may purchase a Contract by completing and submitting an application or an order request along with an initial Premium Payment to the Administrative Office of the Company. The maximum age for Annuitants on the Contract Issue Date is 85. Generally, the minimum Premium Payment is $20,000. Thereafter, the minimum Premium Payment is $500. Certain plans may be allowed to make smaller periodic payments. Unless Hartford gives its prior approval, it will not accept a Premium Payment in excess of $1,000,000. Each Premium Payment may be split among the various Sub-Accounts subject to minimum amounts then in effect. Hartford will send Contract Owners a confirmation notice upon receipt and acceptance of the Contract Owner's Premium Payment.

                         RIGHT TO EXAMINE THE CONTRACT

    If you are not satisfied with your purchase, you may cancel the Contract by returning it within 10 days (or longer in some states) after you receive it. A written request for cancellation must accompany the Contract. In such event, Hartford will, without deduction for any charges normally assessed thereunder, pay you an amount equal to the Contract Value plus any applicable Premium Tax on the date of receipt of the request for cancellation. You bear the investment risk during the period prior to Hartford's receipt of request for cancellation. Hartford will refund the premium paid only for Individual Retirement Annuities (if returned within seven days of receipt) and in those states where required by law.

                            CREDITING AND ALLOCATING
                              THE PREMIUM PAYMENT

    The initial Premium Payment, less any applicable Premium Tax, will be credited to your Contract within 2 business days of receipt of the initial Premium Payment and a properly completed application or an order to purchase a Contract by Hartford at the Administrative Office of the Company. It will be credited to the Sub-Account(s) in accordance with your election. If the application, order request, or other required information is incomplete when received, Hartford reserves the right to retain the Premium Payment for up to five business days while it attempts to complete the information. If the information cannot be made complete within 5 business days, the applicant will be informed of the reasons for the delay and the Premium Payment will be returned unless the applicant specifically consents to Hartford retaining the Premium Payment until the information is made complete. The Premium Payment will then be allocated within two business days after receipt of the complete information.

    Subsequent Premium Payments received by Hartford in the Administrative Office of the Company, or other designated administrative offices are priced on the Valuation Day prior to the close of the New York Stock Exchange (generally 4:00 p.m. E.T.). Unless otherwise specified, Hartford will allocate any subsequent Premium Payment to Sub-Accounts in accordance with the most recent premium allocation instructions received by Hartford.

             CONTRACT VALUE -- BEFORE THE ANNUITY COMMENCEMENT DATE

    SUB-ACCOUNT VALUE. The Contract Value is the sum of all Sub-Account Values and therefore reflects the investment performance of the Sub-Accounts to which it is allocated. The Sub-Account Value for any Sub-Account as of the Contract Issue Date is equal to the amount of the Premium Payment allocated to that Sub-Account. The Sub-Account Value for a Contract is determined on any given day by the multiplying the number of Accumulation Units attributable to the Contract in that Sub-Account by the Accumulation Unit value for that Sub-Account. Therefore, on any Valuation Day the Contract Owner's Sub-Account Value reflects any variation of the interest income, dividends, net capital gains or losses, realized or unrealized, and any amounts transferred into or out of that Sub-Account.

    ACCUMULATION UNITS. The portions of the Premium Payments allocated to a Sub-Account or amounts of Contract Value transferred to a Sub-Account are converted into Accumulation Units. For any Contract, the number of Accumulation Units credited to a Sub-Account is determined by dividing the dollar amount directed to the Sub-Account by the value of the Accumulation Unit for that Sub-Account for the Valuation Day as of which the portion of the Premium Payment or transferred Contract Value is invested in the Sub-Account. Transferred Contract Value is invested in a Sub-Account as of the end of the Valuation Period during which the transfer request was received. Therefore, a Premium Payment or portion of a Premium Payment allocated to or amounts transferred to a Sub-Account under a Contract increase the number of Accumulation Units of that Sub-Account credited to the Contract.

    Surrenders, transfers out of a Sub-Account, the death of any Contract Owner or the Annuitant before the Annuity Commencement Date, and the application of Contract Value less Premium Tax to an Annuity payment option on the Annuity Calculation Date all result in a decrease in the number of Accumulation Units of one or more Sub-Accounts. Accumulation Units are valued as of the end of the Valuation Period.

    The Accumulation Unit value for each Sub-Account was arbitrarily set initially at $1 when the Sub-Account began operations. Thereafter, the Accumulation Unit value for each Sub-Account will equal (a) the Accumulation Unit

12                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

value at the end of the preceding Valuation Day multiplied by (b) the Net Investment Factor for the Valuation Day for which the Accumulation Unit value is being calculated. (See "Net Investment Factor," below.)

    The Sub-Account Value as of each Valuation Day is then determined by multiplying: (a) the number of Accumulation Units in the Sub-Account by (b) the Accumulation Unit value for that Sub-Account as of that Valuation Day.

    You will be advised, at least semiannually, of the number of Accumulation Units credited to each Sub-Account, the current Accumulation Unit values, and the total value of your Contract.

THE NET INVESTMENT FACTOR (BEFORE AND AFTER THE ANNUITY COMMENCEMENT DATE)

    The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. For each Sub-Account, the Net Investment Factor reflects the investment performance of the Fund in which that Sub-Account invests and the charges assessed against that Sub-Account for a Valuation Period. The Net Investment Factor is calculated by dividing (a) by (b) and subtracting (c) from the result, where:

(a) is the Net Asset Value of the Fund held in that Sub-Account, determined at the end of the current Valuation Period (plus the per share amount of any dividends or capital gains distributions made by that Fund);

(b) is the Net Asset Value of the Fund held in the Sub-Account, determined at the beginning of the Valuation Period;

(c) is a daily factor representing the mortality and expense risk charge and any applicable administration charge deducted from the Sub-Account, adjusted for the number of days in the Valuation Period.

   SUB-ACCOUNT VALUE TRANSFERS BEFORE AND AFTER THE ANNUITY COMMENCEMENT DATE

    You may transfer the your Sub-Account Values from one or more Sub-Accounts to another Sub-Account free of charge. However, Hartford reserves the right to limit the number of transfers to 12 per Contract Year, with no 2 transfers occurring on consecutive Valuation Days. Transfers by telephone may be made by a Contract Owner or by the attorney-in-fact pursuant to a power of attorney by calling Hartford at (800) 862-6668 or by the agent of record by calling (800) 862-7155. Telephone transfers may not be permitted by some states.

    The policy of Hartford and its agents and affiliates is that they will not be responsible for losses resulting from acting upon telephone requests reasonably believed to be genuine. Hartford will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. The procedures Hartford follows for transactions initiated by telephone include requirements that callers provide certain information for identification purposes. All transfer instructions by telephone are tape recorded.

    Hartford may permit the Contract Owner to preauthorize transfers among Sub-Accounts and between Sub-Accounts under certain circumstances. Transfers between the Sub-Accounts may be made both before and after the Annuity Commencement Date. Generally, the minimum allocation to any Sub-Account may not be less than $500. All percentage (%) allocations must be in whole numbers (e.g., 1%). No minimum balance is presently required in any Sub-Account.

    It is the responsibility of the Contract Owner to verify the accuracy of all confirmations of transfers and to promptly advise Hartford of any inaccuracies within 30 days of receipt of the confirmation.


    Subject to the exceptions set forth in the following paragraph, the right to reallocate Contract Values is subject to modification if Hartford determines, in its sole opinion, that the exercise of that right by one or more Contract Owners is, or would be, to the disadvantage of other Contract Owners. Any modification could be applied to transfers to or from some or all of the Sub-Accounts and could include, but not be limited to, the requirement of a minimum time period between each transfer, not accepting transfer requests of an agent acting under a power of attorney on behalf of more than one Contract Owner, or limiting the dollar amount that may be transferred between the Sub-Accounts by a Contract Owner at any one time. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by Hartford to be to the disadvantage of other Contract Owners.

    For Contracts issued in the State of New York, the reservation of rights set forth in the preceding paragraph is limited to: (i) requiring up to a maximum of 10 Valuation Days between each transfer; (ii) limiting the amount to be transferred on any one Valuation Day to no more than $2 million; and (iii) upon 30 days prior written notice, to only accepting transfer instructions from the Contract Owner and not from the Contract Owner's representative, agent or person acting under a power of attorney for the Contract Owner.

    Currently, and with respect to Contracts issued in all states, the only restriction in effect is that Hartford will not accept instructions from agents acting under a power of attorney of multiple Contract Owners whose accounts aggregate more than $2 million, unless the agent has entered into a third party transfer services agreement with Hartford.

HARTFORD LIFE INSURANCE COMPANY                                               13
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                                   SURRENDERS

    FULL SURRENDERS PRIOR TO THE ANNUITY COMMENCEMENT DATE. At any time prior to the Annuity Commencement Date, the Contract Owner has the right to fully surrender the Contract. In such event, the Surrender Value of the Contract may be taken in the form of a lump sum cash settlement. With the exception of Annuity payment options 6, no surrenders are permitted after the Annuity Commencement Date.

    The Surrender Value of the Contract is equal to the Contract Value less any Premium Taxes, and the Annual Maintenance Fee, if applicable. The Surrender Value may be more or less than the amount of the Premium Payments made to a Contract.

    PARTIAL SURRENDERS PRIOR TO THE ANNUITY COMMENCEMENT DATE. The Contract Owner may make a partial surrender of Contract Values at any time prior to the Annuity Commencement Date so long as the amount surrendered is at least equal to Hartford's minimum amount rules then in effect. Additionally, if the remaining Contract Value following a surrender is less than $500, Hartford may terminate the Contract and pay the Surrender Value. For Contracts issued in Texas, the Contract will not be terminated when the remaining Contract Value after a surrender is less than $500 unless there were no Premium Payments made during the previous 2 Contract Years.

    When requesting a partial surrender, you should specify the Sub-Account(s) from which the partial surrender will be taken. Otherwise, the surrender will be effected on a pro rata basis according to the value in each Sub-Account.

    Hartford may permit the Contract Owner to preauthorize partial surrenders subject to certain limitations then in effect.

    SURRENDERS AFTER THE ANNUITY COMMENCEMENT DATE. A Contract Owner may fully surrender the Contract on or after the Annuity Commencement Date if the Payment For a Period Certain Annuity payment option is in effect. Under the Payments For a Period Certain option, Hartford pays the Contract Owner the Commuted Value upon surrender. This surrender charge is computed as of the date Hartford receives the written request for surrender at the Administrative Office of the Company. No partial surrenders are permitted after the Annuity Commencement Date.

    A Contract Owner may request in writing a partial and full surrender of the Contract.Partial surrenders may be requested by telephone provided certain requirements are met. (See "Telephone Surrender Privileges", below.)

    CONTRACT OWNERS SHOULD CONSULT THEIR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF A SURRENDER. A surrender made before age 59 1/2 may result in adverse tax consequences, including the imposition of a penalty tax of 10% of the taxable portion of the Surrender Value.(See Federal Tax Considerations, page 20.)

    TELEPHONE SURRENDER PRIVILEGES. Hartford permits partial surrenders by telephone subject to dollar amount limitations in effect at the time a Contract Owner requests the surrender. To request partial surrenders by telephone, a Contract Owner must have completed and returned to Hartford a Telephone Redemption Program Enrollment Form authorizing telephone surrenders. If there are joint Contract Owners, both must authorize Hartford to accept telephone instructions and agree that Hartford may accept telephone instructions for partial surrenders from either Contract Owner. Partial surrender requests will not be honored until Hartford receives all required documents in proper form.

    Telephone authorization will remain valid until (a) Hartford receives written notice of revocation by a Contract Owner, or, in the case of joint Contract Owners, written notice from either Contract Owner; (b) Hartford discontinues the privilege; or (c) Hartford has reason to believe that a Contract Owner has entered into a market timing agreement with an investment adviser and/or broker/ dealer.

    Hartford may record any telephone calls to verify data concerning transactions and may adopt other procedures to confirm that telephone instructions are genuine. Hartford will not be liable for losses or expenses arising out of telephone instructions reasonably believed to be genuine.

    In order to obtain that day's unit values on surrender, Hartford must receive telephone surrender instructions prior to the close of trading on the New York Stock Exchange (generally 4:00 p.m.).

    Hartford may modify, suspend, or terminate telephone transaction privileges at any time.

    PAYMENT OF SURRENDER AMOUNTS. Payment of any request for a full or partial surrender from the Sub-Accounts will be made as soon as possible and in any event no later than seven days after the request is received by Hartford at the Administrative Office of the Company.

    There may be postponement in the payment of Surrender Amounts whenever (a) the New York Stock Exchange is closed; (b) trading on the New York Stock Exchange is restricted as determined by the Commission; (c) the Commission permits postponement and so orders; or (d) the Commission determines that an emergency exists making valuation of the amounts or disposal of securities not reasonably practicable.

14                                               HARTFORD LIFE INSURANCE COMPANY
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    CERTAIN QUALIFIED CONTRACT SURRENDERS -- THERE ARE CERTAIN RESTRICTIONS ON
SECTION 403(B) TAX SHELTERED ANNUITIES. AS OF DECEMBER 31, 1988, ALL SECTION 403(B) ANNUITIES HAVE LIMITS ON FULL AND PARTIAL SURRENDERS. CONTRIBUTIONS TO THE CONTRACT MADE AFTER DECEMBER 31, 1988 AND ANY INCREASES IN CASH VALUE AFTER DECEMBER 31, 1988 MAY NOT BE DISTRIBUTED UNLESS THE CONTRACT OWNER/ EMPLOYEE HAS
A) ATTAINED AGE 59 1/2, B) SEPARATED FROM SERVICE, C) DIED, D) BECOME DISABLED OR E) EXPERIENCED FINANCIAL HARDSHIP (CASH VALUE INCREASES MAY NOT BE DISTRIBUTED FOR HARDSHIPS PRIOR TO AGE 59 1/2).

    DISTRIBUTIONS PRIOR TO AGE 59 1/2 DUE TO FINANCIAL HARDSHIP OR SEPARATION FROM SERVICE MAY STILL BE SUBJECT TO A PENALTY TAX OF 10%. HARTFORD WILL NOT ASSUME ANY RESPONSIBILITY FOR DETERMINING WHETHER A WITHDRAWAL IS PERMISSIBLE, WITH OR WITHOUT TAX PENALTY, IN ANY PARTICULAR SITUATION; OR IN MONITORING WITHDRAWAL REQUESTS REGARDING PRE OR POST JANUARY 1, 1989 CONTRACT VALUES.

    ANY FULL OR PARTIAL SURRENDER DESCRIBED ABOVE MAY AFFECT THE CONTINUING TAX-QUALIFIED STATUS OF SOME CONTRACTS OR PLANS AND MAY RESULT IN ADVERSE TAX CONSEQUENCES TO THE CONTRACT OWNER. THE CONTRACT OWNER, THEREFORE, SHOULD CONSULT WITH HIS OR HER TAX ADVISER BEFORE UNDERTAKING ANY SUCH SURRENDER. (SEE "FEDERAL TAX CONSIDERATIONS," PAGE 20.)

                           CONTRACT FEES AND CHARGES

    MORTALITY AND EXPENSE RISK CHARGE. Although Variable Annuity payments made under the Contracts will vary in accordance with the investment performance of the underlying Fund shares held in the Sub-Account(s), the payments will not be affected by (a) Hartford's actual mortality experience before or after the Annuity Commencement Date or (b) Hartford's actual expenses, if greater than the deductions provided for in the Contracts because of the expense and mortality undertakings by Hartford.

    During Contract Years 1-7, Hartford will, for assuming these risks under the Contracts, make a daily charge at the rate of 1.50% per annum against all Contract Values (estimated at .95% for mortality and .55% for expense). After Contract Year 7 or upon the Annuity Commencement Date, whichever is earlier, Hartford will make a daily charge of 1.25% per annum (estimated at .90% for mortality and .35% for expense) against all Sub-Account Values.

    The mortality undertaking provided by Hartford under the Contracts, assuming the selection of one of the forms of life Annuities, is to make monthly Annuity payments (determined in accordance with the 1983a Individual Annuity Mortality Table projected to the year 2000 using Projection Scale G and other provisions contained in the Contract) to Annuitants regardless of how long an Annuitant may live, and regardless of how long all Annuitants as a group may live. Hartford also assumes the liability for payment of a minimum Death Benefit under the Contract.

    The mortality undertakings are based on Hartford's determination of expected mortality rates among all Annuitants. If actual experience among Annuitants during the Annuity payment period deviates from Hartford's actuarial determination of expected mortality rates among Annuitants because, as a group, their longevity is longer than anticipated, Hartford must provide amounts from its general funds to fulfill its Contract obligations. Hartford will bear the loss in such a situation. Also, in the event of the death of an Annuitant or Contract Owner before the Annuity Commencement Date, whichever is earlier, Hartford can, in periods of declining value, experience a loss resulting from the assumption of the mortality risk relative to the guaranteed Death Benefit.

    In providing an expense undertaking, Hartford assumes the risk that the Annual Maintenance Fee for maintaining the Contracts prior to the Annuity Commencement Date may be insufficient to cover the actual cost of providing such items.

    ANNUAL MAINTENANCE FEE. Each year, on each Contract Anniversary on or before the Annuity Commencement Date, Hartford will deduct an Annual Maintenance Fee, if applicable, from Contract Values to reimburse it for expenses relating to the maintenance of the Contract and the Sub-Account(s) thereunder. The Annual Maintenance Fee is $30 per Contract Year for Contracts with less than $50,000 Contract Value on the Contract Anniversary. If, during a Contract Year, the Contract is surrendered for its full value, Hartford will deduct the Annual Maintenance Fee, if applicable, at the time of such surrender. The fee is a flat fee which will be due in the full amount regardless of the time of the Contract Year that Contract Values are surrendered. The deduction will be made pro rata according to the value in each Sub-Account under a Contract.

    The types of expenses covered by the Annual Maintenance Fee include, but are not limited to, expenses of issuing the Contract and expenses for confirmations, Contract quarterly statements, processing of transfers and surrenders, responding to Contract Owner inquiries, reconciling and depositing cash receipts, calculation and monitoring daily Sub-Account unit values, Separate Account reporting, including semiannual and annual reports and mailing and tabulation of shareholder proxy solicitations.

HARTFORD LIFE INSURANCE COMPANY                                               15
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    Hartford reserves the right to waive the Annual Maintenance Fee under certain conditions.

    PREMIUM TAXES. A deduction is also made for Premium Tax, if applicable, imposed by a federal, state or other governmental entity. Certain states impose a Premium Tax, currently ranging up to 4%. Some states assess the tax at the time Premium Payments are made; others assess the tax at the time of annuitization. Hartford will pay Premium Taxes at the time imposed under applicable law. At its sole discretion, Hartford may deduct Premium Taxes at the time Hartford pays such taxes to the applicable government authorities, at the time the Contract is surrendered, at the time the Death Benefit is paid, or on the Annuity Commencement Date.

    EXCEPTIONS. Hartford may offer, in its discretion, reduced fees and charges including, but not limited to, the mortality and expense risk charge and the Annual Maintenance Fee for certain sales (including employer sponsored savings plans) under circumstances which may result in savings of certain costs and expenses. Reductions in these fees and charges will not be unfairly discriminatory against any Contract Owner.

                            DEATH BEFORE THE ANNUITY
                               COMMENCEMENT DATE

    If the Contract Owner or the Annuitant dies before the Annuity Commencement Date, Hartford will pay a Death Benefit.

    If the deceased had not attained age 81, the Death Benefit is the greatest of:

(a) the Contract Value, or

(b) 100% of the total Premium Payments made to such Contract, reduced by any prior surrenders, or

(c) the Maximum Anniversary Value immediately preceding the date of death.

    The Maximum Anniversary Value is equal to the greatest Contract Anniversary value attained from the following: Hartford will calculate a Contract Anniversary value for each Contract Anniversary prior to the deceased's attained age 81. The Contract Anniversary value is equal to the Contract Value on a Contract Anniversary, increased by the dollar amount of any Premium Payments made since that anniversary and reduced by the dollar amount of any partial surrenders since that anniversary.

    If the deceased had attained age 81, then the Death Benefit is the greatest of:

(a) the Contract Value, or

(b) 100% of the total Premium Payments made to such Contract, reduced by any prior surrenders, or

(c) the Maximum Anniversary Value at the deceased's attained age 80, reduced by any prior surrenders and increased by premiums paid.

    If the Contract Owner or Annuitant dies before the Annuity Commencement Date and a Death Benefit is payable to the Beneficiary, the Death Benefit will be calculated as of the date Hartford receives written notification of Due Proof of Death. Any Annuity payments made or after the date of death, but before receipt of written notification of Due Proof of Death will be recovered by Hartford from the Payee.

    The calculated Death Benefit will remain invested in accordance with the last allocation instructions given by the Contract Owner until new complete settlement instructions are received from the beneficiary(s). During the time period between Hartford's receipt of written notification of Due Proof of Death and Hartford's receipt of complete settlement instructions, the calculated Death Benefit will be subject to market fluctuations.

    IF THE CONTRACT OWNER DIES before the Annuity Commencement Date, any surviving joint Contract Owner becomes the Beneficiary. If there is no surviving joint Contract Owner, the designated Beneficiary will be the Beneficiary. If the Contract Owner's spouse is the sole Beneficiary and the Annuitant is living, the spouse may elect, in lieu of receiving the Contract Value, to be treated as the Contract Owner. If no Beneficiary designation is in effect or if the Beneficiary has predeceased the Contract Owner, the Contract Owner's estate will be the Beneficiary.

    IF THE ANNUITANT DIES before the Annuity Commencement Date, the Contingent Annuitant will become the Annuitant. If either (a) there is no Contingent Annuitant, (b) the Contingent Annuitant predeceases the Annuitant, or (c) if any sole Contract Owner dies before the Annuity Commencement Date, the Beneficiary, as determined under the Contract control provisions, will receive the Death Benefit. However, if the Annuitant dies prior to the Annuity Commencement Date and the Contract Owner is living, the Contract Owner shall be the Beneficiary. In that case, the rights of any designated Beneficiary shall be void.

                         DEATH ON OR AFTER THE ANNUITY
                               COMMENCEMENT DATE

    If the Annuitant dies on or after the Annuity Commencement Date, Hartford will pay the Death Benefit under the following Annuity payment options: Life Annuity with Cash Refund and Life Annuity with Payment for a Period Certain.

    PAYMENT FOR A PERIOD CERTAIN. The Death Benefit on or after the Annuity Commencement Date, under the Payment for a Period Certain Annuity payment option is as follows:
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16                                               HARTFORD LIFE INSURANCE COMPANY
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    IF THE ANNUITANT DIES on or after the Annuity Commencement Date, the
Beneficiary will have the option of having payments continue to the Beneficiary for the remainder of the period or taking the Death Benefit in one sum. If the Beneficiary opts to take the Death Benefit in one sum, the Death Benefit will equal the Commuted Value.

    IF A CONTRACT OWNER WHO IS NOT THE ANNUITANT DIES on or after the Annuity Commencement Date, any surviving joint Contract Owner becomes the sole Contract Owner. If there is no surviving Contract Owner, the Payee becomes the new Contract Owner. If any Contract Owner dies, the remaining Annuity payments will be distributed at least as rapidly as under the method of distribution being used as of the date of such death.

    LIFE ANNUITY WITH CASH REFUND. The Death Benefit on or after the Annuity Commencement Date, under the Life Annuity with Cash Refund Annuity payment option equals the Contract Value less Premium Tax used to purchase Annuity Units on the Annuity Calculation Date minus the sum of all Annuity payments made.

                    DISTRIBUTION REQUIREMENTS: PRIOR TO THE
                           ANNUITY COMMENCEMENT DATE

    The Death Benefit will be distributed based on the Contract Owner's or Annuitant's date of death and the Beneficiary's election:

(a) in a single lump sum, within 5 years from the death

(b) under an Annuity payment option provided that:

    (1) Annuity payments begin within one year of the date of death, and

    (2) Annuity payments are made in substantially equal installments over the life of the Beneficiary, or

    (3) Annuity payments are made in substantially equal installments over a period not greater than the life expectancy of the Beneficiary;

(c) if the sole Beneficiary is the spouse of the deceased Contract Owner, he or she may by written notice within one year of the Contract Owner's death, elect to continue the Contract as the new Contract Owner.If the spouse so elects, all of his or her rights as Beneficiary cease and if the deceased Contract Owner was also the sole Annuitant and appointed no Contingent Annuitant, he or she will become the Annuitant (For qualified plans, see "Appendix I", page 25); or

(d) if the Contract Owner is not an individual, then the "primary Annuitant" shall be treated as the Contract Owner under (a) and (b) above. For this purpose, the "primary Annuitant" means the individual, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.

    The Death Benefit will only be paid after Hartford has received Due Proof of Death.

    There may be postponement in the payment of Death Benefits whenever (a) the New York Stock Exchange is closed, including for holidays and weekends, or trading on the New York Stock Exchange is restricted as determined by the Commission; (b) the Commission permits postponement and so orders; or (c) the Commission determines that an emergency exists making valuation of the amounts or disposal of securities not reasonably practicable.

                             SETTLEMENT PROVISIONS

    You select an Annuity Commencement Date and an Annuity payment option which may be on a fixed or variable basis, or a combination thereof. The Annuity Commencement Date will not be deferred beyond the end of Annuitant's age 90 or the end of Contract Year 10, whichever is later. (If the Contract is sold as part of a Charitable Remainder Trust, the Annuity Commencement Date may be deferred to the end of the Annuitant's age 100.) The Annuity Commencement Date and/or the Annuity payment option may be changed from time to time, but any change must be at least 30 days prior to the date on which Annuity payments are scheduled to begin.

    The Contract contains the 6 Annuity payment options described below and Option 7, the Annuity Proceeds Settlement Option. Annuity payment options 3,
5, 6 and the Annuity Proceeds Settlement Option are each available to Qualified Contracts only if the guaranteed payment period is less than the life expectancy of the Annuitant at the time the option becomes effective.
Such life expectancy shall be computed on the basis of the mortality table prescribed by the IRS, or if none is prescribed, the mortality table then in use by Hartford. With respect to Non-Qualified Contracts, if you do not elect otherwise, Fixed Annuity payments will automatically begin on the Annuity Commencement Date under Annuity payment option 3 with Annuity payments guaranteed for 10 years. For Qualified Contracts and Contracts issued in Texas, if you do not elect otherwise, Fixed Annuity payments will begin automatically on the Annuity Commencement Date, under option 1 to provide a life Annuity.

    With the exception of Annuity payment Option 6, no surrenders are permitted after Annuity payments commence.

                            ANNUITY PAYMENT OPTIONS

    OPTION 1: LIFE ANNUITY. Hartford makes Annuity payments for as long as the Annuitant lives. Under this option, a Payee would receive only one Annuity payment if the Annuitant dies after the first such payment, two Annuity payments if the Annuitant dies after the second payment, etc.

HARTFORD LIFE INSURANCE COMPANY                                               17
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    OPTION 2: LIFE ANNUITY WITH A CASH REFUND. Hartford makes Variable Annuity payments as long as the Annuitant lives. If the Annuitant dies and the sum of all Annuity payments made are less than the Contract Value less Premium Tax on the Annuity Calculation Date, the Beneficiary is entitled to a Death Benefit. The Death Benefit equals the Contract Value less Premium Tax on the Annuity Calculation Date minus the sum of all Annuity payments made. This option is only available when for Variable Annuity payment using the 5% A.I.R.

    OPTION 3: LIFE ANNUITY WITH PAYMENTS FOR A PERIOD CERTAIN. Hartford makes Annuity payments for as long as the Annuitant lives. At the time this option is selected, the Contract Owner must select a specific number of years (a minimum of 5 years and maximum of 100 minus the Annuitant's age). If the Annuitant dies before the specified number of years has passed, the Beneficiary will have the option of either having the payments continue to the Beneficiary for the remainder of the period or receiving the present value of the remaining payments in one sum. Some restrictions apply to Qualified Contracts with regards to the specified number of years for which payments are guaranteed. (See first paragraph under "Settlement Provisions," page 16.)

    OPTION 4: JOINT AND LAST SURVIVOR LIFE ANNUITY. Hartford makes Annuity payments while the Annuitant and Joint Annuitant are living. After the death of either Annuitant, payments continue for as long as the other Annuitant lives. Under this option, a Payee would receive only one Annuity payment if the Annuitant and Joint Annuitant die after the first such payment, etc. At the time of purchase the Contract Owner must elect to have Annuity payments after the death of the first Annuitant made in amounts equal to 100%, 66.67% or 50% of the amount that would otherwise be paid.

    OPTION 5: JOINT AND LAST SURVIVOR LIFE ANNUITY WITH PAYMENTS FOR A PERIOD CERTAIN. Hartford makes Annuity payments to the Payee while the Annuitant and Joint Annuitant are living. After the death of either Annuitant, Annuity payments continue to the Payee for as long as the Joint Annuitant lives. At the time of purchase, the Contract Owner must elect to have Annuity payments after the death of the first Annuitant made in amounts equal to 100%, 66.67% or 50% of the amount that would otherwise be paid. At the time this Option is selected, the Contract Owner must select a specific number of years (a minimum of five years and maximum of 100 minus the younger Annuitant's age). If the Annuitant and Joint Annuitant die before the specified number of years has passed, the Beneficiary will have the option of either having the payments continue to the Beneficiary for the remainder of the period or receiving the present value of the remaining payments in one sum. Some restrictions apply to Qualified Contracts with regards to the specified number of years for which payments are guaranteed. (See first paragraph under "Settlement Provisions," page 16.)

    OPTION 6: PAYMENTS FOR A PERIOD CERTAIN. Hartford makes Annuity payments for the number of years (a minimum of 5 years and maximum of 100 minus the Annuitants age) selected by the Contract Owner. If the Annuitant dies before the specified number of years have passed, Annuity payments to the Beneficiary will continue until the specified number of years have elapsed. After the death of the Annuitant, the Beneficiary will have the option of either having the payments continue to the Beneficiary for the remainder of the period or receiving the present value of the remaining payments in one sum. Some restrictions apply to Qualified Contracts with regards to the specified number of years for which payments are guaranteed. (See first paragraph under "Settlement Provisions," page 16.)

                       ANNUITY PROCEEDS SETTLEMENT OPTION

    OPTION 7: ANNUITY PROCEEDS SETTLEMENT OPTION. Proceeds from the Death Benefit may be left with Hartford for a period not to exceed 5 years from the date of the Contract Owner's death prior to the Annuity Commencement Date. These proceeds will remain in the Sub-Account(s) to which they were allocated at the time of death unless the Beneficiary elects to reallocate them. Full or partial surrenders may be made at any time. In the event of surrenders, the remaining value will equal the Contract Value of the proceeds left with Hartford, minus any surrenders. This option may not be available under certain Contracts issued in connection with Qualified Plans.

    Hartford may offer other Annuity payment options from time to time.

    VARIABLE AND FIXED ANNUITY PAYMENTS. When an Annuity is effected under a Contract, unless otherwise specified, Contract Values (less applicable Premium Taxes) held in the Sub-Accounts will be applied to provide a Variable Annuity based on the pro rata amount in the various Sub-Accounts. YOU SHOULD CONSIDER THE QUESTION OF ALLOCATION OF CONTRACT VALUES (LESS APPLICABLE PREMIUM TAXES) AMONG SUB-ACCOUNTS OF THE SEPARATE ACCOUNT AND THE GENERAL ACCOUNT OF HARTFORD TO MAKE CERTAIN THAT ANNUITY PAYMENTS ARE BASED ON THE INVESTMENT ALTERNATIVE BEST SUITED TO YOUR NEEDS FOR RETIREMENT.

    The minimum Annuity payment is $50. No election may be made which results in a first payment of less than $50. If at any time Annuity payments are or become less than $50, Hartford has the right to change the frequency of payment to intervals that will result in payments of at least $50. For New York Contracts, the minimum monthly Annuity payment is $20. If any amount due is less than the minimum amount per year, Hartford may make such other settlement as may be equitable to the Payee.
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18                                               HARTFORD LIFE INSURANCE COMPANY
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    When Annuity payments are to commence, the value of the Contract is determined as the sum of the product of the value of the Accumulation Unit of each Sub-Account on that same day, and the number of Accumulation Units credited to each Sub-Account as of the date the Annuity is to commence.

All Annuity payments under any option will occur the same day of the month as the Annuity Commencement Date, based on the payment frequency selected by the Contract Owner. Available payment frequencies include monthly, quarterly, semi-annual and annual. The payment frequency may not be charged after payment has begun.

             ANNUITY CALCULATION DATE AND ANNUITY COMMENCEMENT DATE

    The Contract Owner selects the Annuity Commencement Date in the application or order request. The Annuity Calculation Date will be no more than five Valuation Days before the Annuity Commencement Date. The Contract Value less any applicable Premium Tax is applied to purchase Annuity Units of the Sub-Accounts selected by the Contract Owner as of the Annuity Calculation Date. The first Annuity payment is computed using the value of such Annuity Units as of the Annuity Calculation Date.

                              INCOME PAYMENT DATES

    All Annuity payments after the first Annuity payment are computed and payable as of the Income Payment Dates. These dates are the same day of the month as the Annuity Commencement Date based on the Annuity payment frequency selected by the Contract Owner and shown on the specification page of the Contract. Available Annuity payment frequencies includes monthly, quarterly, semi-annual and annual. The Annuity payment frequency may not be changed once selected by the Contract Owner.

    In the event that the Contract Owner does not select a payment frequency, Annuity payments will be made monthly.

                           VARIABLE ANNUITY PAYMENTS

    THE FIRST VARIABLE ANNUITY PAYMENT. Variable Annuity payments are periodic payments from Hartford to the designated Payee, the amount of which varies from one Income Payment Date to the next as a function of the net investment performance of the Sub-Accounts selected by the Contract Owner to support such Annuity payments. The dollar amount of the first Variable Annuity payment depends on the Annuity payment option chosen, the age of the Annuitant, the gender of the Annuitant (if applicable), the amount of Contract Value applied to purchase the Annuity payments, and the applicable annuity purchase rates based on the 1983a Individual Annuity Mortality table using projection scale G projected to the year 2000 and an AIR of not less than 3.0%.

    The dollar amount of the first Variable Annuity payment attributable to each Sub-Account is determined by dividing the dollar amount of the Contract Value less applicable Premium Tax applied to that Sub-Account on the Annuity Calculation Date by $1,000 and multiplying the result by the payment factor in the Contract for the selected Annuity payment option. The dollar value of the first Variable Annuity payment is the sum of the first Variable Annuity payments attributable to each Sub-Account.

    ANNUITY UNITS. The number of Annuity Units attributable to a Sub-Account is derived by dividing the first Variable Annuity payment attributable to that Sub-Account by the Annuity Unit value for that Sub-Account for the Valuation Period ending on the Annuity Calculation Date or during which the Annuity Calculation Date falls if the Valuation Period does not end on such date. The number of Annuity Units attributable to each Sub-Account under a Contract remains fixed unless there is a transfer of Annuity Units between Sub-Accounts.

    SUBSEQUENT VARIABLE ANNUITY PAYMENTS. The dollar amount of each subsequent Variable Annuity payment attributable to each Sub-Account is calculated on the Income Payment Date. It is determined by multiplying (a) by (b) and adding (c), where:

(a) is the number of Annuity Units of each Sub-Account credited under the Contract;

(b) is the Annuity Unit value (described below) for that Sub-Account; and

(c) is the results of each Sub-Account calculation.

    The total subsequent Variable Annuity payments equal the sum of the amounts attributable to each Sub-Account.

    Notwithstanding the foregoing, when an Income Payment Date would fall on a day that is not a Valuation Day, the Income Payment is computed as of the next Valuation Day. If the date of the month elected does not occur in a given month, i.e., the 29th, 30th, or 31st of a month, the payments will be computed as of the last Valuation Day of the month.

    The Annuity Unit value of each Sub-Account for any Valuation Period is equal to (a) multiplied by (b) multiplied by (c) where:

(a) is the Net Investment Factor for the Valuation Period for which the Annuity Unit value is being calculated;

(b) is the Annuity Unit value for the preceding Valuation Period; and

(c) is the Annuity Unit Factor

    The Annuity Unit Factor neutralizes the AIR percentage (3%, 5%, or 6%). The daily Annuity Unit Factor corresponding to the AIR percentages of 3%, 5%, and 6% are 0.999919, 0.999866, and 0.999840, respectively.

    THE ASSUMED INVESTMENT RETURN (AIR). The Annuity Unit value will increase or decrease from one Income Payment Date to the next in direct proportion to the net investment

HARTFORD LIFE INSURANCE COMPANY                                               19
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return of the Sub-Account or Sub-Accounts supporting the Variable Annuity payments, less an adjustment to neutralize the selected AIR. Dividing what would otherwise be the Annuity Unit value by the AIR factor is necessary in order to adjust the change in the Annuity Unit value (resulting from the Net Investment Factor) so that the Annuity Unit value only changes to the extent that the Net Investment Factor represents a rate of return greater than or less than the AIR selected by the Contract Owner. Without this adjustment, the Net Investment Factor would decrease the Annuity Unit value to the extent that such value represented an annualized rate of return of less than 0.0% and increase the Annuity Unit value to the extent that such value represented an annualized rate of return of greater than 0.0%.

    The Contract permits Contract Owners to select one of three AIRs: 3%, 5% or 6%. A higher AIR will result in a higher initial payment, a more slowly rising series of subsequent payments when actual investment performance (minus any deductions and expenses) exceeds the AIR, and a more rapid drop in subsequent payments when actual investment performance (minus any deductions and expenses) is less than the AIR. The following examples may help clarify the impact of selecting one AIR over another:

1. If a Contract Owner selects a 3% AIR and if the net investment return of the Sub-Account for an Annuity payment period is equal to the pro-rated portion of the 3% AIR, the Variable Annuity payment attributable to that Sub-Account for that period will equal the Annuity payment for the prior period. To the extent that such net investment return exceeds an annualized rate of return of 3% for a payment period, the Annuity payment for that period will be greater than the Annuity payment for the prior period and to the extent that such return for a period falls short of an annualized rate of 3%, the Annuity payment for that period will be less than the Annuity payment for the prior period.

2. If a Contract Owner selects a 5% AIR and if the net investment return of the Sub-Account for an Annuity payment period is equal to the pro-rated portion of the 5% AIR, the Variable Annuity payment attributable to that Sub-Account for that period will equal the Annuity payment for the prior period. To the extent that such net investment return exceeds an annualized rate of return of 5% for a payment period, the Annuity payment for that period will be greater than the Annuity payment for the prior period and to the extent that such return for a period falls short of an annualized rate of 5%, the Annuity payment for that period will be less than the Annuity payment for the prior period.

3. If a Contract Owner selects a 6% AIR and if the net investment return of the Sub-Account for an Annuity payment period is equal to the pro-rated portion of the 6% AIR, the Variable Annuity payment attributable to that Sub-Account for that period will equal the Annuity payment for the prior period. To the extent that such net investment return exceeds an annualized rate of return of 6% for a payment period, the Annuity payment for that period will be greater than the Annuity Payment for the prior period and to the extent that such return for a period falls short of an annualized rate of 6%, the Annuity payment for that period will be less than the Annuity payment for the prior period.

    LEVEL VARIABLE ANNUITY PAYMENTS WOULD BE PRODUCED IF THE INVESTMENT RATE RETURNS REMAINED CONSTANT AND EQUAL TO THE A.I.R. IN FACT, PAYMENTS WILL VARY UP OR DOWN AS THE INVESTMENT RATE VARIES UP OR DOWN FROM THE A.I.R.

    EXCHANGE ("TRANSFER") OF ANNUITY UNITS. After the Annuity Calculation Date, the Contract Owner may exchange (i.e., "transfer") the dollar value of a designated number of Annuity Units of a particular Sub-Account for an equivalent dollar amount of Annuity Units of another Sub-Account. On the date of the transfer, the dollar amount of a Variable Annuity payment generated from the Annuity Units of either Sub-Account would be the same. Transfers are executed as of the day Hartford receives a written request for a transfer. For guidelines refer to "Sub-Account Value Transfers Before and After the Annuity Commencement Date," page 12.

    FIXED ANNUITY. Fixed Annuity payments are determined at annuitization by multiplying the Contract Value (less applicable Premium Taxes) by a rate to be determined by Hartford which is no less than the rate specified in the Fixed Annuity option tables in the Contract. The Annuity payment will remain level for the duration of the Annuity. Any Fixed Annuity allocation may not be changed.

20                                               HARTFORD LIFE INSURANCE COMPANY
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                        ADDITIONAL CONTRACT INFORMATION
                                   ASSIGNMENT

    Ownership of a Contract described herein is generally assignable. However, if the Contracts are issued pursuant to some form of Qualified Plan, it is possible that the ownership of the Contracts may not be transferred or assigned depending on the type of qualified retirement plan involved. An assignment of a Non-Qualified Contract may be deemed a distribution which subjects the assignment proceeds to income taxes and certain penalty taxes.

                           MISSTATEMENT OF AGE OR SEX

    If the Annuitant's stated age and/or sex in the Contract are incorrect, Hartford will change the benefits payable to those which the Premium Payments would have purchased for the correct age and sex. Sex is not a factor when Annuity Benefits are based on unisex annuity payment rate tables. If Annuity payments were made based on incorrect age or sex, we will increase or reduce a later Annuity payment or payments to adjust for the error. Any adjustment will include interest, at a rate of 4% per year, from the date of wrong payment to the date the adjustment is made.

                             CONTRACT MODIFICATION

    Hartford reserves the right to modify the Contract, but only if such modification: (a) is necessary to make the Contract or the Separate Account comply with any law or regulation issued by a governmental agency to which Hartford is subject; or (b) is necessary to assure continued qualification of the Contract under the Code or other federal or state laws relating to retirement annuities or annuity Contracts; or (c) is necessary to reflect a change in the operation of the Separate Account or the Sub-Account(s) or (d) provides additional Separate Account options or (e) withdraws Separate Account options. In the event of any such modification Hartford will provide notice to the Contract Owner or to the payee(s) during the Annuity period. Hartford may also make appropriate endorsement to the Contract to reflect such modification.

                           FEDERAL TAX CONSIDERATIONS

    What are some of the federal tax consequences which affect these Contracts?

  A. GENERAL

    SINCE THE TAX LAW IS COMPLEX AND SINCE TAX CONSEQUENCES WILL VARY ACCORDING TO THE ACTUAL STATUS OF THE CONTRACT OWNER INVOLVED AND THE TYPE OF PLAN UNDER WHICH THE CONTRACT IS PURCHASED, LEGAL AND TAX ADVICE MAY BE NEEDED BY A PERSON, TRUSTEE OR OTHER ENTITY CONTEMPLATING THE PURCHASE OF A CONTRACT DESCRIBED HEREIN.

    It should be understood that any detailed description of the federal income tax consequences regarding the purchase of these Contracts cannot be made in this Prospectus and that special tax rules may be applicable with respect to certain purchase situations not discussed herein. In addition, no attempt is made here to consider any applicable state or other tax laws. For detailed information, a qualified tax adviser should always be consulted. The discussion here and in Appendix I, commencing on page 25, is based on Hartford's understanding of existing federal income tax laws as they are currently interpreted.

  B. TAXATION OF HARTFORD AND
     THE SEPARATE ACCOUNT

    The Separate Account is taxed as part of Hartford which is taxed as a life insurance company in accordance with the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the Separate Account will not be taxed as a "regulated investment company" under subchapter M of Chapter 1 of the Code. Investment income and any realized capital gains on the assets of the Separate Account are reinvested and are taken into account in determining the value of the Accumulation and Annuity Units (See "Contract Value -- Before the Annuity Commencement Date" commencing on page 11). As a result, such investment income and realized capital gains are automatically applied to increase reserves under the Contract.

    No taxes are due on interest, dividends and short-term or long-term capital gains earned by the Separate Account with respect to Qualified or Non-Qualified Contracts.

  C. TAXATION OF ANNUITIES -- GENERAL
     PROVISIONS AFFECTING PURCHASERS OTHER
     THAN QUALIFIED RETIREMENT PLANS

    Section 72 of the Code governs the taxation of annuities in general.

 1. NON-NATURAL PERSONS, CORPORATIONS, ETC.

    Section 72 contains provisions for Contract Owners which are non-natural persons. Non-natural persons include corporations, trusts, and partnerships. The annual net increase in the value of the Contract is currently includable in the gross income of a non-natural person unless the non-natural person holds the Contract as an agent for a natural person. There is an exception from current inclusion for certain annuities held in tax-qualified retirement

HARTFORD LIFE INSURANCE COMPANY                                               21
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arrangements, certain annuities held by structured settlement companies, certain annuities held by an employer with respect to a terminated tax-qualified retirement plan and certain immediate annuities. A non-natural person which is a tax-exempt entity for federal tax purposes will not be subject to income tax as a result of this provision.

    If the Contract Owner is not an individual, the primary Annuitant shall be treated as the Contract Owner for purposes of making distributions which are required to be made upon the death of the Contract Owner. If there is a change in the primary Annuitant, such change shall be treated as the death of the Contract Owner.

 2. OTHER CONTRACT OWNERS (NATURAL PERSONS).

    A Contract Owner is not taxed on increases in the value of the Contract until an amount is received or deemed received, e.g., in the form of a lump sum payment (full or partial value of a Contract) or as Annuity payments under the settlement option elected.

    The provisions of Section 72 of the Code concerning distributions are summarized briefly below. Also summarized are special rules affecting distributions from Contracts obtained in a tax-free exchange for other annuity contracts or life insurance contracts which were purchased prior to August 14, 1982.

   A. DISTRIBUTIONS PRIOR TO THE ANNUITY COMMENCEMENT DATE.

i. Total premium payments less amounts received which were not includable in gross income equal the "investment in the contract" under Section 72 of the Code.

ii. To the extent that the value of the Contract (ignoring any surrender charges except on a full surrender) exceeds the "investment in the contract," such excess constitutes the "income on the contract."

iii. Any amount received or deemed received prior to the Annuity Commencement Date (e.g., upon a partial surrender) is deemed to come first from any such "income on the contract" and then from "investment in the contract," and for these purposes such income on the contract shall be computed by reference to any aggregation rule in subparagraph 2.c. below. As a result, any such amount received or deemed received (1) shall be includable in gross income to the extent that such amount does not exceed any such "income on the contract," and (2) shall not be includable in gross income to the extent that such amount does exceed any such "income on the contract." If at the time that any amount is received or deemed received there is no "income on the contract" (e.g., because the gross value of the Contract does not exceed the "investment in the contract" and no aggregation rule applies), then such amount received or deemed received will not be includable in gross income, and will simply reduce the "investment in the contract."

iv. The receipt of any amount as a loan under the Contract or the assignment or pledge of any portion of the value of the Contract shall be treated as an amount received for purposes of this subparagraph a. and the next subparagraph b.

v. In general, the transfer of the Contract, without full and adequate consideration, will be treated as an amount received for purposes of this subparagraph a. and the next subparagraph b. This transfer rule does not apply, however, to certain transfers of property between spouses or as a result of divorce.

   B. DISTRIBUTIONS AFTER TO THE ANNUITY COMMENCEMENT DATE.

    Annuity payments made periodically after the Annuity Commencement Date are includable in gross income to the extent the payments exceed the amount determined by the application of the ratio of the "investment in the contract" to the total amount of the payments to be made after the Annuity Commencement Date (the "exclusion ratio").

i. When the total of amounts excluded from income by application of the exclusion ratio is equal to the investment in the contract as of the Annuity Commencement Date, any additional payments (including surrenders) will be entirely includable in gross income.

ii. If the annuity payments cease by reason of the death of the Annuitant and, as of the date of death, the amount of annuity payments excluded from gross income by the exclusion ratio does not exceed the investment in the contract as of the Annuity Commencement Date, then the remaining portion of unrecovered investment shall be allowed as a deduction for the last taxable year of the Annuitant.

iii. Generally, nonperiodic amounts received or deemed received after the Annuity Commencement Date are not entitled to any exclusion ratio and shall be fully includable in gross income. However, upon a full surrender after such date, only the excess of the amount received (after any surrender charge) over the remaining "investment in the contract" shall be includable in gross income (except to the extent that the aggregation rule referred to in the next subparagraph c. may apply).

   C. AGGREGATION OF TWO OR MORE ANNUITY CONTRACTS.

    Contracts issued after October 21, 1988 by the same insurer (or affiliated insurer) to the same Contract Owner within the same calendar year (other than certain contracts held in connection with a tax-qualified retirement arrangement) will be treated as one annuity Contract for the purpose of determining the taxation of distributions prior to the Annuity Commencement
Date. An annuity contract received in a tax-free exchange for another annuity contract or life insurance contract may be treated as a new Contract for this purpose. Hartford believes that for any annuity subject to such aggregation, the values under the Contracts
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22                                               HARTFORD LIFE INSURANCE COMPANY
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and the investment in the contracts will be added together to determine the taxation under subparagraph 2.a., above, of amounts received or deemed received prior to the Annuity Commencement Date. Withdrawals will first be treated as withdrawals of income until all of the income from all such Contracts is withdrawn. As of the date of this Prospectus, there are no regulations interpreting this provision.

   D. 10% PENALTY TAX -- APPLICABLE TO CERTAIN WITHDRAWALS AND ANNUITY PAYMENTS.

i. If any amount is received or deemed received on the Contract (before or after the Annuity Commencement Date), the Code applies a premature distribution penalty tax equal to ten percent of the portion of the amount includable in gross income, unless an exception applies.

ii. The 10% penalty tax will not apply to the following distributions (exceptions vary based upon the precise plan involved):

    1. Distributions made on or after the date the Contract Owner has attained the age of 59 1/2.

    2. Distributions made on or after the death of the holder or where the holder is not an individual, the death of the primary annuitant.

    3.  Distributions attributable to a Contract Owner's becoming disabled.

    4. A distribution that is part of a scheduled series of substantially equal periodic payments for the life (or life expectancy) of the Contract Owner (or the joint lives or life expectancies of the Contract Owner and the Contract Owner's Beneficiary).

    5. Distributions of amounts which are allocable to the investment in the contract prior to August 14, 1982 (see next subparagraph e.).

   E. SPECIAL PROVISIONS AFFECTING CONTRACTS OBTAINED THROUGH A TAX-FREE EXCHANGE OF OTHER ANNUITY OR LIFE INSURANCE CONTRACTS PURCHASED PRIOR TO AUGUST 14, 1982.

    If the Contract was obtained by a tax-free exchange of a life insurance or annuity contract purchased prior to August 14, 1982, then any amount received or deemed received prior to the Annuity Commencement Date shall be deemed to come
(1) first from the amount of the "investment in the contract" prior to August 14, 1982 ("pre-8/14/82 investment") carried over from the prior Contract, (2) then from the portion of the "income on the contract" (carried over to, as well as accumulating in, the successor Contract) that is attributable to such pre-8/14/82 investment, (3) then from the remaining "income on the contract" and
(4) last from the remaining "investment in the contract." As a result, to the extent that such amount received or deemed received does not exceed such pre-8/14/82 investment, such amount is not includable in gross income. In addition, to the extent that such amount received or deemed received does not exceed the sum of (a) such pre-8/14/82 investment and (b) the "income on the contract" attributable thereto, such amount is not subject to the 10% penalty tax. In all other respects, amounts received or deemed received from such post-exchange Contracts are generally subject to the rules described in this subparagraph 3.

   F. REQUIRED DISTRIBUTIONS

i.  Death of Contract Owner or Primary Annuitant

   Subject to the alternative election or spouse beneficiary provisions in ii or iii below:

    1. If any Contract Owner dies on or after the Annuity Commencement Date and before the entire interest in the Contract has been distributed, the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution being used as of the date of such death;

    2. If any Contract Owner dies before the Annuity Commencement Date, the entire interest in the Contract will be distributed within 5 years after such death; and

    3.  If the Contract Owner is not an individual, then for purposes of 1. or
        2. above, the primary annuitant under the Contract shall be treated as the Contract Owner, and any change in the primary annuitant shall be treated as the death of the Contract Owner. The primary annuitant is the individual, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.

ii.  Alternative Election to Satisfy Distribution Requirements
    If any portion ofthe interest of a Contract Owner described in I. above is payable to or for the benefit of a designated beneficiary, such beneficiary may elect to have the portion distributed over a period that does not extend beyond the life or life expectancy of the beneficiary. The election and payments must begin within a year of the death.

iii. Spouse Beneficiary
    If any portion of the interest of a Contract Owner is payable to or for the benefit of his or her spouse, and the Annuitant or Contingent Annuitant is living, such spouse shall be treated as the Contract Owner of such portion for purposes of section I. above.

 3. DIVERSIFICATION REQUIREMENTS.

    Section 817 of the Code provides that a variable annuity contract will not be treated as an annuity contract for any period during which the investments made by the separate account or underlying fund are not adequately diversified in
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HARTFORD LIFE INSURANCE COMPANY                                               23
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accordance with regulations prescribed by the Treasury Department. If a Contract is not treated as an annuity contract, the Contract Owner will be subject to income tax on the annual increases in cash value.

    The Treasury Department has issued diversification regulations which generally require, among other things, that no more than 55% of the value of the total assets of the segregated asset account underlying a variable contract is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. In determining whether the diversification standards are met, all securities of the same issuer, all interests in the same real property project, and all interests in the same commodity are each treated as a single investment. In addition, in the case of government securities, each government agency or instrumentality shall be treated as a separate issuer.

    A separate account must be in compliance with the diversification standards on the last day of each calendar quarter or within 30 days after the quarter ends. If an insurance company inadvertently fails to meet the diversification requirements, the company may comply within a reasonable period and avoid the taxation of contract income on an ongoing basis. However, either the company or the Contract Owner must agree to pay the tax due for the period during which the diversification requirements were not met.

    Hartford monitors the diversification of investments in the separate accounts and tests for diversification as required by the Code. Hartford intends to administer all contracts subject to the diversification requirements in a manner that will maintain adequate diversification.

 4. OWNERSHIP OF THE ASSETS IN THE SEPARATE ACCOUNT.

    In order for a variable annuity contract to qualify for tax deferral, assets in the segregated asset accounts supporting the variable contract must be considered to be owned by the insurance company and not by the variable contract owner for tax purposes. The Internal Revenue Service ("IRS") has issued several rulings which discuss investor control. The IRS has ruled that certain incidents of ownership by the contract owner, such as the ability to select and control investments in a separate account, could cause the contract owner to be treated as the owner of the assets for tax purposes.

    Further, in the explanation to the temporary Section 817 diversification regulations, the Treasury Department noted that the temporary regulations "do not provide guidance concerning the circumstances in which investor control of the investments of a segregated asset account may cause the investor, rather than the insurance company, to be treated as the owner of the assets in the account." The explanation further indicates that "the temporary regulations provide that in appropriate cases a segregated asset account may include multiple sub-accounts, but do not specify the extent to which policyholders may direct their investments to particular sub-accounts without being treated as the owners of the underlying assets. Guidance on this and other issues will be provided in regulations or revenue rulings under Section 817(d), relating to the definition of variable contract." The final regulations issued under Section 817 did not provide guidance regarding investor control, and as of the date of this prospectus, no other such guidance has been issued. Further, Hartford does not know if or in what form such guidance will be issued. In addition, although regulations are generally issued with prospective effect, it is possible that regulations may be issued with retroactive effect. Due to the lack of specific guidance regarding the issue of investor control, there is necessarily some uncertainty regarding whether a Contract Owner could be considered the owner of the assets for tax purposes. Hartford reserves the right to modify the contracts, as necessary, to prevent Contract Owners from being considered the owners of the assets in the separate accounts.

  D. FEDERAL INCOME TAX WITHHOLDING

    The portion of a distribution which is taxable income to the recipient will be subject to federal income tax withholding, pursuant to Section 3405 of the Code. The application of this provision is summarized below:

 1. NON-PERIODIC DISTRIBUTIONS.

    The portion of a non-periodic distribution which constitutes taxable income will be subject to federal income tax withholding unless the recipient elects not to have taxes withheld. If an election not to have taxes withheld is not provided, 10% of the taxable distribution will be withheld as federal income tax. Election forms will be provided at the time distributions are requested. If the necessary election forms are not submitted to Hartford, Hartford will automatically withhold 10% of the taxable distribution.

 2. PERIODIC DISTRIBUTIONS (DISTRIBUTIONS PAYABLE OVER A PERIOD GREATER THAN ONE
    YEAR).

    The portion of a periodic distribution which constitutes taxable income will be subject to federal income tax withholding as if the recipient were married claiming three exemptions unless the recipient elects otherwise. A recipient may elect not to have income taxes withheld or to have income taxes withheld at a different rate by providing a completed election form. Election forms will be provided at the time distributions are requested.

  E. GENERAL PROVISIONS AFFECTING
     TAX-QUALIFIED RETIREMENT PLANS

    The Contract may be used for a number of qualified retirement plans. If the Contract is being purchased with respect to some form of qualified retirement plan, please

24                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

refer to Appendix I commencing on page 25 for information relative to the types of plans for which it may be used and the general explanation of the tax features of such plans.

  F. ANNUITY PURCHASES BY NONRESIDENT
    ALIENS AND FOREIGN CORPORATIONS

    The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal income tax and withholding on annuity distributions at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state premium tax, other state and/or municipal taxes, and taxes that may be imposed by the purchaser's country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S., state, and foreign taxation with respect to an annuity purchase.

                               OTHER INFORMATION
                         DISTRIBUTION OF THE CONTRACTS

    Hartford Securities Distribution Company, Inc. ("HSD") serves as principal underwriter for the securities issued with respect to the Separate Account. HSD is a wholly-owned subsidiary of Hartford. The principal business address of HSD is the same as that of Hartford.

    The securities will be sold by salespersons of HSD who represent Hartford as insurance and by variable annuity agents who are registered representatives of Broker-Dealers who have entered into distribution agreements with HSD.

    HSD is registered with the Commission under the Securities and Exchange Act of 1934 as a Broker-Dealer and is a member of the National Association of Securities Dealers, Inc.

    Commissions will be paid by Hartford and will not be more than 1% of Premium Payments. Trail commissions of 1% annually will be paid on a quarterly basis beginning after the first Contract Year. From time to time, Hartford may pay or permit other promotional incentives, in cash or credit or other compensation.

    Broker-dealers or financial institutions are compensated according to a schedule set forth by HSD and any applicable rules or regulations for variable insurance compensation. Compensation is generally based on premium payments made by policyholders or Contract Owners. This compensation is usually paid from the sales charges described in this Prospectus.

    In addition, a broker-dealer or financial institution may also receive additional compensation for, among other things, training, marketing or other services provided. HSD, its affiliates or Hartford may also make compensation arrangements with certain broker-dealers or financial institutions based on total sales by the broker-dealer or financial institution of insurance products. These payments, which may be difference for broker-dealers or financial institutions, will be made by HSD, its affiliates or Hartford out of their own assets and will not effect the amounts paid by the policyholders or Contract Owners to purchase, hold or surrender variable insurance products.

    The securities may also be sold directly to employees of Hartford and Hartford Fire Insurance Company, an affiliate of Hartford, without compensation to HSD salespersons. The securities will be credited with an additional 5% of the employee's Premium Payment by Hartford. This additional percentage of Premium Payment in no way affects present or future charges, rights, benefits or current Contract Values of other Contract Owners.

                                 LEGAL MATTERS

    There are no material legal proceedings to which the Separate Account is a party.

    Counsel with respect to federal laws and regulations applicable to the issue and sale of the Contracts and with respect to Connecticut law is Lynda Godkin, General Counsel, Hartford Life, P.O. Box 2999, Hartford, Connecticut 06104-2999.

                                    EXPERTS

    The audited financial statements and financial statement schedules included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The principal business address of Arthur Andersen LLP is One Financial Plaza, Hartford, Connecticut 06103.

                             ADDITIONAL INFORMATION

    Inquiries will be answered by calling your representative or by writing:

    Hartford Life Insurance Company
    Attn: Individual Annuity Services
    P.O. Box 5085
    Hartford, Connecticut 06102-5085
    Telephone: (800)521-0538 (Contract Owners)

HARTFORD LIFE INSURANCE COMPANY                                               25
--------------------------------------------------------------------------------

                                   APPENDIX I
              INFORMATION REGARDING TAX-QUALIFIED RETIREMENT PLANS

    The tax rules applicable to tax-qualified contract owners, including restrictions on contributions and distributions, taxation of distributions and tax penalties, vary according to the type of plan as well as the terms and conditions of the plan itself. Various tax penalties may apply to contributions in excess of specified limits, to distributions in excess of specified limits, to distributions which do not satisfy certain requirements and to certain other transactions with respect to qualified plans. Accordingly, this summary provides only general information about the tax rules associated with use of the Contract by a qualified plan. Contract owners, plan participants and beneficiaries are cautioned that the rights and benefits of any person to benefits are controlled by the terms and conditions of the plan regardless of the terms and conditions of the Contract. Some qualified plans are subject to distribution and other requirements, which are not incorporated into Hartford's administrative procedures. Owners, participants and beneficiaries are responsible for determining that contributions, distributions and other transactions comply with applicable law. Because of the complexity of these rules, owners, participants and beneficiaries are encouraged to consult their own tax advisors as to specific tax consequences.

  A. TAX-QUALIFIED PENSION OR
     PROFIT-SHARING PLANS

    Provisions of the Code permit eligible employers to establish tax-qualified pension or profit sharing plans (described in Section 401(a) and 401(k), if applicable, and exempt from taxation under Section 501(a) of the Code), and Simplified Employee Pension Plans (described in Section 408(k)). Such plans are subject to limitations on the amount that may be contributed, the persons who may be eligible and the time when distributions must commence. Employers intending to use these contracts in connection with such plans should seek competent tax and other legal advice.

  B. TAX SHELTERED ANNUITIES
     UNDER SECTION 403(B)

    Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to purchase annuity contracts, and, subject to certain limitations, exclude such contributions from gross income. Generally, such contributions may not exceed the lesser of $10,000 (indexed) or 20% of the employees "includable compensation" for his most recent full year of employment, subject to other adjustments. Special provisions may allow some employees to elect a different overall limitation.

    Tax-sheltered annuity programs under Section 403(b) are subject to a PROHIBITION AGAINST DISTRIBUTIONS FROM THE CONTRACT ATTRIBUTABLE TO CONTRIBUTIONS MADE PURSUANT TO A SALARY REDUCTION AGREEMENT unless such distribution is made:

(1) after the participating employee attains age 59 1/2;

(2) upon separation from service;

(3) upon death or disability; or

(4) in the case of hardship (and, in the case of hardship, any income attributable to such contributions may not be distributed).

    Generally, the above restrictions do not apply to distributions attributable to cash values or other amounts held under a section 403(b) contract as of December 31, 1988.

  C. DEFERRED COMPENSATION PLANS UNDER SECTION 457

    Employees and independent contractors performing services for eligible employers may have contributions made to the Deferred Compensation Plan of their employer in accordance with the employer's plan and Section 457 of the Code.
Section 457 places limitations on contributions to Eligible Deferred Compensation Plans maintained by a State ("State" means a State, a political sub-division of a State, and an agency or instrumentality of a State or political sub-division of a State) or other tax-exempt organization. Generally, the limitation is 33 1/3% of includable compensation (typically 25% of gross compensation) or $7,500 (indexed), whichever is less. Such a plan may also provide for additional "catch-up" deferrals during the three taxable years ending before a participant attains normal retirement age.

    An employee electing to participate in an Eligible Deferred Compensation Plan should understand that his or her rights and benefits are governed strictly by the terms of the plan and that the employer is the legal owner of any contract issued with respect to the plan. The employer, as owner of the contract(s), retains all voting and redemption rights which may accrue to the contract(s) issued with respect to the plan. The participating employee should look to the terms of his or her plan for any charges in regard to participating therein other than those disclosed in this Prospectus. Participants should also be aware that effective August 20, 1996, the Small Business Job Protection Act of

26                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

1996 requires that all assets and income of an Eligible Deferred Compensation Plan established by a governmental employer which is a State, a political subdivision of a State, or any agency or instrumentality of a State or political subdivision of a State, must be held in trust (or under certain specified annuity contracts or custodial accounts) for the exclusive benefit of participants and their beneficiaries. Special transition rules apply to such governmental Eligible Deferred Compensation Plans already in existence on August 20, 1996, and provide that such plans need not establish a trust before January 1, 1999. However, this requirement of a trust does not apply to amounts under an Eligible Deferred Compensation Plan of a tax-exempt (non-governmental) organization and such amounts will be subject to the claims of such tax-exempt employer's general creditors.

    In general, distributions from an Eligible Deferred Compensation Plan are prohibited under Section 457 unless made after the participating employee attains age 70 1/2, separates from service, dies, or suffers an unforeseeable financial emergency. Present federal tax law does not allow tax-free transfers or rollovers for amounts accumulated in a Section 457 plan except for transfers to other Section 457 plans in limited cases.

  D. INDIVIDUAL RETIREMENT ANNUITIES UNDER SECTION 408

    Section 408 of the Code permits eligible individuals to establish individual retirement programs through the purchase of Individual Retirement Annuities ("IRAs"). IRAs are subject to limitations on the amount that may be contributed, the contributions that may be deducted from taxable income, the persons who may be eligible and the time when distributions may commence. Also, distributions from certain qualified plans may be "rolled-over" on a tax-deferred basis into an IRA.

    IRAs generally may not invest in life insurance contracts. However, an annuity that is used as an IRA may provide a death benefit that equals the greater of the premiums paid and the annuity's cash value. The Contract offers an enhanced Death Benefit that may exceed the greater of the Contract Value and total Premium Payments less prior surrenders. For Contracts issued in most states, Hartford has obtained approval from the Internal Revenue Service to use the Contract as an IRA. For Contracts issued in New York, Hartford has asked the Internal Revenue Service to approve use of the Contract as an IRA, but there is no assurance that approval will be granted.

    Special rollover rules apply to SIMPLE IRAs. Amounts can be rolled over from one SIMPLE IRA to another SIMPLE IRA. However, amounts can be rolled over from a SIMPLE IRA to a regular IRA only after two years have expired since the participant first commenced participation in the SIMPLE IRA. Amounts cannot be rolled over to a SIMPLE IRA from a qualified plan or a regular IRA. Hartford is a non designated financial institution.

    Effective after December 31, 1997, the Contract can be offered as ROTH IRAs under Section 408A of the Code. Contributions to a ROTH IRA are not deductible. Subject to special limitations, a distribution from a regular IRA may be rolled over to a ROTH IRA. However, a rollover to a ROTH IRA is not excludable from gross income. If certain specified conditions are met, qualified distributions from a ROTH IRA are tax-free.

  E. TAX PENALTIES

    Distributions from retirement plans are generally taxed under Section 72 of the Code. Under these rules, a portion of each distribution may be excludable from income. The excludable amount is the portion of the distribution which bears the same ratio as the after-tax contributions bear to the expected return.

 1. PREMATURE DISTRIBUTION

    Distributions from an IRA or a qualified plan before an participant attains age 59 1/2 are generally subject to an additional tax equal to 10% of the taxable portion of the distribution. The 10% penalty does not apply to distributions made after the employee's death, on account of disability, for eligible medical expenses and distributions in the form of a life annuity and, except in the case of an IRA, certain distributions after separation from service after age 55. For these purposes, a life annuity means a scheduled series of substantially equal periodic payments for the life or life expectancy of the participant (or the joint lives or life expectancies of the participant and Beneficiary).

    In addition, effective for distributions made from an IRA after December 31, 1997, there is no such penalty tax on distributions that do not exceed the amount of certain qualifying higher education expenses, as defined by Section 72(t)(7) of the Code, or which are qualified first-time homebuyer distributions meeting the requirements of Section 72(t)(8) of the Code.

    If you are a participant in a SIMPLE IRA plan, you should be aware that the 10% penalty tax described above is increased to 25% with respect to non-exempt premature distributions made from your SIMPLE IRA during the first two years following the date you first commenced participation in any SIMPLE IRA plan of your employer.

 2. MINIMUM DISTRIBUTION TAX

    If the amount distributed is less than the minimum required distribution for the year, the participant is subject to a 50% tax on the amount that was not properly distributed.

HARTFORD LIFE INSURANCE COMPANY                                               27
--------------------------------------------------------------------------------

    An individual's interest in a tax-qualified retirement plan must generally be distributed, or begin to be distributed, not later than April 1 of the calendar year following the later of (i) the calendar year in which the individual attains age 70 1/2 or (ii) the calendar year in which the individual retires from service with the employer sponsoring the plan ("required beginning date"). However, the required beginning date for an individual who is a five (5) percent owner (as defined in the Code), or who is the owner of an IRA, is April 1 of the calendar year following the calendar year in which the individual attains age 70 1/2. The entire interest of the participant must be distributed beginning no later than this required beginning date over a period which may not extend beyond a maximum of the life expectancy of the participant and a designated Beneficiary. Each annual distribution must equal or exceed a "minimum distribution amount" which is determined by dividing the account balance by the applicable life expectancy. This account balance is generally based upon the account value as of the close of business on the last day of the previous calendar year. In addition, minimum distribution incidental benefit rules may require a larger annual distribution.

    If an individual dies before reaching his or her required beginning date, the individual's entire interest must generally be distributed within five years of the individual's death. However, this rule will be deemed satisfied, if distributions begin before the close of the calendar year following the individual's death to a designated Beneficiary (or over a period not extending beyond the life expectancy of the beneficiary). If the Beneficiary is the individual's surviving spouse, distributions may be delayed until the individual would have attained age 70 1/2.

    If an individual dies after reaching his or her required beginning date or after distributions have commenced, the individual's interest must generally be distributed at least as rapidly as under the method of distribution in effect at the time of the individual's death.

 3. WITHHOLDING

    In general, distributions from IRAs and plans described in Section 457 of the Code are subject to regular wage withholding rules.

    Periodic distributions from other tax-qualified retirement plans that are made for a specified period of 10 or more years or for the life or life expectancy of the participant or the joint lives or life expectancies of the participant and beneficiary are generally subject to federal income tax withholding as if the recipient were married claiming three exemptions. The recipient of periodic distributions may generally elect not to have withholding apply or to have income taxes withheld at a different rate by providing a completed election form.

    Other distributions from such other tax-qualified plans are generally subject to mandatory income tax withholding at the flat rate of 20% unless such distributions are:

(a) the non-taxable portion of the distribution;

(b) required minimum distributions; or

(c) direct transfer distributions.

    Direct transfer distributions are direct payments to an IRA or to another eligible retirement plan under Code section 401(a)(31).

28                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                                       TO
                      STATEMENT OF ADDITIONAL INFORMATION

 SECTION                                                                   PAGE
 ------------------------------------------------------------------------  ----
 INTRODUCTION............................................................
 DESCRIPTION OF HARTFORD LIFE INSURANCE COMPANY..........................
 SAFEKEEPING OF ASSETS...................................................
 INDEPENDENT PUBLIC ACCOUNTANTS..........................................
 DISTRIBUTION OF CONTRACTS...............................................
 CALCULATION OF YIELD AND RETURN.........................................
 PERFORMANCE COMPARISONS.................................................
 FINANCIAL STATEMENTS....................................................

This form must be completed for all tax sheltered annuities.

                     SECTION 403(B)(11) ACKNOWLEDGMENT FORM

    The Hartford variable annuity Contract which you have recently purchased is subject to certain restrictions imposed by the Tax Reform Act of 1986. Contributions to the Contract after December 31, 1988 and any increases in cash value after December 31, 1988 may not be distributed to you unless you have:

    a. attained age 59 1/2,

    b. separated from service,

    c. died, or

    d. become disabled.

Distributions of post December 31, 1988 contributions, excluding any income thereon, may also be made if you have experienced a financial hardship.

Also, there may be a 10% penalty tax for distributions made prior to age 59 1/2 because of financial hardship or separation from service.

Also, please be aware that your 403(b) Plan may also offer other financial alternatives other than the Hartford variable annuity. Please refer to your Plan.

    Please complete the following and return to:

    Hartford Life Insurance Company
    Individual Annuity Services
    P.O. Box 5085
    Hartford, CT 06102-5085

Name of Contract Owner/Participant
-------------------------------------------------------------------------

Address
--------------------------------------------------------------------------------

City or Plan/School District
--------------------------------------------------------------------------------

Date:
--------------------------------------------------------------------------------

Contract No:
--------------------------------------------------------------------------------

Signature:
--------------------------------------------------------------------------------

    To Obtain a Statement of Additional Information, please call Putnam Investor Services at 1-800-521-0538 or complete the form below and mail to:

    Hartford Life Insurance Company
    Attn: Individual Annuity Services
    P.O. Box 5085
    Hartford, CT 06102-5085

    Please send a Statement of Additional Information for the Putnam Hartford Asset Manager to me at the following address:


----------------------------------------------------
                            Name

------------------------------------------------------------
                          Address

------------------------------------------------------------
    City/State                                        Zip
Code

                                         PART B

                           STATEMENT OF ADDITIONAL INFORMATION

                             HARTFORD LIFE INSURANCE COMPANY
                      PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT
                              PUTNAM HARTFORD ASSET MANAGER

This Statement of Additional Information is not a prospectus. The information contained herein should be read in conjunction with the Prospectus.

To obtain a Prospectus, send a written request to Hartford Life Insurance
Company Attn:   Individual Annuity Services, P.O. Box 5085, Hartford, CT
06102-5085.

Date of Prospectus:  June __, 1998



Date of Statement of Additional Information:  June __, 1998

                                TABLE OF CONTENTS


SECTION                                                            PAGE
-------                                                            ----

DESCRIPTION OF HARTFORD LIFE  INSURANCE COMPANY . . . . . . . . .

SAFEKEEPING OF ASSETS . . . . . . . . . . . . . . . . . . . . . .

INDEPENDENT PUBLIC ACCOUNTANTS  . . . . . . . . . . . . . . . . .

DISTRIBUTION OF CONTRACTS . . . . . . . . . . . . . . . . . . . .

CALCULATION OF YIELD AND RETURN . . . . . . . . . . . . . . . . .

PERFORMANCE COMPARISONS . . . . . . . . . . . . . . . . . . . . .

FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . .

                  DESCRIPTION OF HARTFORD LIFE INSURANCE COMPANY

Hartford Life Insurance Company is a stock life insurance company engaged in the business of writing health and life insurance, both individual and group, in all states of the United States and the District of Columbia. Hartford was originally incorporated under the laws of Massachusetts on June 5, 1902,
and was subsequently redomiciled to Connecticut.   Its offices are located in
Simsbury, Connecticut; however, its mailing address is P.O. Box 2999, Hartford, CT 06104-2999. Hartford is a subsidiary of Hartford Fire Insurance Company, one of the largest multiple lines insurance carriers in the United States. Hartford is ultimately controlled by The Hartford Financial Services Group, Inc., a Delaware corporation.

                                   HARTFORD RATINGS

  RATING AGENCY                   EFFECTIVE     RATING    BASIS OF RATING
                               DATE OF RATING
-------------------------------------------------------------------------------

A.M. Best and Company, Inc.        9/9/97         A+    Financial soundness and
                                                        operating performance.


Standard & Poor's                  1/23/98         AA    Claims paying ability


Duff & Phelps                      1/23/98        AA+   Claims paying ability


                                 SAFEKEEPING OF ASSETS

Title to the assets of the Separate Account is held by Hartford. The assets are kept physically segregated and are held separate and apart from Hartford's general corporate assets. Records are maintained of all purchases and redemptions of Fund shares held in each of the Sub-Accounts.

                            INDEPENDENT PUBLIC ACCOUNTANTS

The audited financial statements and financial statement schedules included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The principal business address of Arthur Andersen LLP is One Financial Plaza, Hartford, Connecticut 06103.

                              DISTRIBUTION OF CONTRACTS

Hartford Securities Distribution Company, Inc. ("HSD") serves as principal underwriter for the securities issued with respect to the Separate Account and will offer the Contracts on a continuous basis.

HSD is a wholly-owned subsidiary of Hartford. The principal business address of HSD is the same as that of Hartford.

The securities will be sold by salespersons of HSD, who represent Hartford as insurance and Variable Annuity agents and who are registered representatives of Broker-Dealers who have entered into distribution agreements with HSD.

HSD is registered with the Securities and Exchange Commission under the Securities and Exchange Act of 1934 as a Broker-Dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD").


Hartford currently pay HSD underwriting commissions for its role as Principal Underwriter of this variable annuity contract. For the past three years, the aggregate dollar amount of underwriting commissions paid to and retained by HSD in its role as Principal Underwriter for this contract has been: 1997:
$112,122,873.57; 1996: $135,775,288.08; and 1995: $65,876,772.15.


                      CALCULATION OF YIELD AND RETURN

YIELD OF THE PUTNAM MONEY MARKET FUND SUB-ACCOUNT. As summarized in the Prospectus under the heading "Performance Related Information," the yield of the Putnam Money Market Fund Sub-Account for a seven day period (the "base period") will be computed by determining the "net change in value" (calculated as set forth below) of a hypothetical account having a balance of one accumulation unit of the Sub-Account at the beginning of the period, subtracting a hypothetical charge reflecting deductions from Contract Owner accounts, and dividing the difference by the value of the account at the beginning of the base period to obtain the base period return, and then multiplying the base period return by (365/7) with the resulting yield figure carried to the nearest hundredth of one percent. Net changes in value of a hypothetical account will include net investment income of the account (accrued daily dividends as declared by the underlying funds, less daily expense charges of the account) for the period, but will not include realized gains or losses or unrealized appreciation or depreciation on the underlying fund shares.

The effective yield is calculated by compounding the base period return by adding 1, raising the sum to a power equal to 365 divided by 7 and subtracting 1 from the result, according to the following formula:

Effective Yield = [(Base Period Return + 1) 365/7] - 1

The yield and effective yield for the seven day period ending March 31, 1998 for the Putnam Money Market Fund Sub-Account is as follows:

                      ($30 Annual Maintenance Fee)
  Yield:              3.50%
  Effective Yield:    3.56%

THE PUTNAM MONEY MARKET FUND SUB-ACCOUNT'S YIELD AND EFFECTIVE YIELD WILL VARY IN RESPONSE TO FLUCTUATIONS IN INTEREST RATES AND IN THE EXPENSES OF THE SUB-ACCOUNT. THE CURRENT YIELD AND EFFECTIVE YIELD REFLECT RECURRING CHARGES ON THE SEPARATE ACCOUNT LEVEL, INCLUDING THE MAXIMUM ANNUAL MAINTENANCE FEE.

YIELDS OF THE PUTNAM DIVERSIFIED INCOME, PUTNAM GROWTH AND INCOME, PUTNAM INTERNATIONAL GROWTH AND INCOME, PUTNAM HIGH YIELD, AND PUTNAM U.S. GOVERNMENT AND HIGH QUALITY BOND SUB-ACCOUNTS. As summarized in the Prospectus under the heading "Performance Related Information," yields of these two Sub-Accounts will be computed by annualizing a recent month's net investment income, divided by a Fund share's net asset value on the last trading day of that month. Net changes in the value of a hypothetical account will assume the change in the underlying fund's "net asset value per share" for the same period in addition to the daily expense charge assessed at the sub-account level for the respective period. The Sub-Accounts' yields will vary from time to time depending upon market conditions and the composition of the underlying funds' portfolios. Yield should also be considered relative to changes in the value of the Sub-Accounts' shares and to the relative risks associated with the investment objectives and policies of the Funds.

THE YIELD REFLECTS RECURRING CHARGES ON THE SEPARATE ACCOUNT LEVEL, INCLUDING THE ANNUAL MAINTENANCE FEE.

Yield calculations of the Sub-Accounts used for illustration purposes reflect the interest earned by the Sub-Accounts, less applicable asset based charges assessed under the Contract over the base period. Yield quotations based on a 30 day period ended December 31, 1997 were computed by dividing the dividends and interests earned during the period by the maximum offering price per unit on the last day of the period, according to the following formula:

Example:

Current Yield Formula for the Sub-Account  2[((A-B)/(CD) + 1)6 - 1]

Where A = Dividends and interest earned during the period.
      B = Expenses accrued for the period (net of reimbursements).
      C = The average daily number of units outstanding during the period that
          were entitled to   receive dividends.
      D = The maximum offering price per unit on the last day of the period.

At any time in the future, yields and total return may be higher or lower than past yields and there can be no assurance that any historical results will continue.

CALCULATION OF TOTAL RETURN. As summarized in the Prospectus under the heading "Performance Related Information," total return is a measure of the change in value of an investment in a Sub-Account over the period covered. The formula for total return used herein includes three steps: (1) calculating the value of the hypothetical initial investment of $1,000 as of the end of the period by multiplying the total number of units owned at the end of the period by the unit value per unit on the last trading day of the period; (2) assuming redemption at the end of the period and deducting any applicable contingent deferred sales charge and (3) dividing this account value for the hypothetical investor by the initial $1,000 investment and annualizing the result for periods of less than one year. Total return will be calculated for one year, five years and ten years or some other relevant periods if a Sub-Account has not been in existence for at least ten years.

The following are the standardized average annual total return quotations for the Sub-Accounts for the 1, 5, and 10 year periods ended March 31, 1998. (These returns assume a mortality and risk expense charge of 1.50% and an Annual Maintenance fee of $30.) No information is included for The George Putnam Fund, Putnam Health Sciences, Putnam Investors, and Putnam OTC & Emerging Growth Sub-Accounts because as of March 31, 1998 the Sub-Accounts had not commenced operations.



                                                                             SINCE
SUB-ACCOUNTS                              1 YEAR    5 YEARS    10 YEARS    INCEPTION
--------------------------------------------------------------------------------------

Putnam Asia Pacific Growth               (14.81)%       N/A         N/A        (6.03)%
--------------------------------------------------------------------------------------
Putnam Diversified Income                  6.73%        N/A         N/A         2.62%
--------------------------------------------------------------------------------------
Putnam Global Asset Allocation            23.52%      10.97%       8.76%         N/A
--------------------------------------------------------------------------------------
Putnam Global Growth                      24.87%      12.46%        N/A         7.70%
--------------------------------------------------------------------------------------
Putnam Growth and Income                  28.88%      15.47%      12.97%         N/A
--------------------------------------------------------------------------------------
Putnam High Yield                         14.48%       7.45%       7.54%         N/A
--------------------------------------------------------------------------------------
Putnam International Growth               26.47%        N/A         N/A        20.91%
--------------------------------------------------------------------------------------
Putnam International Growth and Income    26.09%        N/A         N/A        22.13%
--------------------------------------------------------------------------------------
Putnam International New Opportunities     7.41%        N/A         N/A         4.33%
--------------------------------------------------------------------------------------
Putnam New Opportunities                  48.36%        N/A         N/A        21.20%
--------------------------------------------------------------------------------------
Putnam New Value                          16.89%        N/A         N/A        12.42%
--------------------------------------------------------------------------------------
Putnam U.S. Government and High
Quality Bond                               6.60%       2.20%       4.69%         N/A
--------------------------------------------------------------------------------------
Putnam Utilities Growth and Income Bond   30.90%      10.08%        N/A        10.62%
--------------------------------------------------------------------------------------
Putnam Vista Fund                         42.41%        N/A         N/A        23.26%
--------------------------------------------------------------------------------------
Putnam Voyager                            47.67%      18.09%      15.58%         N/A
--------------------------------------------------------------------------------------
Putnam Money Market                        0.55%      (0.15)%      1.00%         N/A
--------------------------------------------------------------------------------------



In addition to the standardized total return, the Sub-Account may advertise a non-standardized total return. This figure will usually be calculated for one year, five years, and ten years or other periods. Non-standardized total return is measured in the same manner as the standardized total return described above, except that the Annual Maintenance Fee is not deducted. Therefore, non-standardized total return for a Sub-Account is higher than standardized total return for a Sub-Account.

The following are the non-standardized annualized total return quotations for the Sub-Accounts for the 1, 5, and 10 year periods ended March 31, 1998. (These returns assume a mortality and risk expense charge of 1.50% and an Annual Maintenance fee of $30.) No information is included for The George Putnam Fund, Putnam Health Sciences, Putnam Investors, and Putnam OTC & Emerging Growth Sub-Accounts because as of March 31, 1998 the Sub-Accounts had not commenced operations.



                                                                             SINCE
SUB-ACCOUNTS                              1 YEAR    5 YEARS    10 YEARS    INCEPTION
--------------------------------------------------------------------------------------

Putnam Asia Pacific Growth               (11.81)%       N/A         N/A         (2.97)%
--------------------------------------------------------------------------------------
Putnam Diversified Income                  9.73%        N/A         N/A          5.88%
--------------------------------------------------------------------------------------
Putnam Global Asset Allocation            26.52%      13.68%      11.14%          N/A
--------------------------------------------------------------------------------------
Putnam Global Growth                      27.87%      15.02%        N/A         10.45%
--------------------------------------------------------------------------------------
Putnam Growth and Income                  31.88%      18.08%      15.03%          N/A
--------------------------------------------------------------------------------------
Putnam High Yield                         17.48%      10.18%       9.99%          N/A
--------------------------------------------------------------------------------------
Putnam International Growth               29.47%        N/A         N/A         25.88%
--------------------------------------------------------------------------------------
Putnam International Growth and Income    29.05%        N/A         N/A         27.05%
--------------------------------------------------------------------------------------
Putnam International New Opportunities    10.41%        N/A         N/A          9.41%
--------------------------------------------------------------------------------------
Putnam New Opportunities                  51.36%        N/A         N/A         23.65%
--------------------------------------------------------------------------------------
Putnam New Value                          19.89%        N/A         N/A         17.22%
--------------------------------------------------------------------------------------
Putnam U.S. Government and High
Quality Bond                               9.60%       5.17%       7.15%          N/A
--------------------------------------------------------------------------------------
Putnam Utilities Growth and Income Bond   33.90%      13.02%        N/A         13.34%
--------------------------------------------------------------------------------------
Putnam Vista Fund                         45.41%        N/A         N/A         28.11%
--------------------------------------------------------------------------------------
Putnam Voyager                            50.67%      20.56%      17.52%          N/A
--------------------------------------------------------------------------------------
Putnam Money Market                        3.55%       2.90%       3.79%          N/A
--------------------------------------------------------------------------------------


                                PERFORMANCE COMPARISONS

YIELD AND TOTAL RETURN. Each Sub-Account may from time to time include its total return in advertisements or in information furnished to present or prospective shareholders. Each Sub-Account may from time to time include its yield and total return in advertisements or information furnished to present or prospective shareholders. Each Sub-Account may from time to time include in advertisements its total return (and yield in the case of certain Sub-Accounts) the ranking of those performance figures relative to such figures for groups of other annuities analyzed by Lipper Analytical Services and Morningstar, Inc. as having the same investment objectives.

The total return and yield may also be used to compare the performance of the Sub-Accounts against certain widely acknowledged outside standards or indices for stock and bond market performance. The Standard & Poor's Composite Index of 500 Stocks (the "S&P 500") is a market value-weighted and unmanaged index showing the changes in the aggregate market value of 500 stocks relative to the base period 1941-43.
 The S&P 500 is composed almost entirely of common stocks of companies listed on the New York Stock Exchange, although the common stocks of a few companies listed on the American Stock Exchange or traded over-the-counter are included. The 500 companies represented include about 400 industrial, 60 transportation and 40 financial services concerns. The S&P 500 represents about 80% of the market value of all issues traded on the New York Stock Exchange.

The NASDAQ-OTC Composite Price Index (The "NASDAQ Index") is a market value-weighted and unmanaged index showing the changes in the aggregate market value of approximately 3,500 stocks relative to the base measure of
100.00 on February 5, 1971. The NASDAQ Index is composed entirely of common stocks of companies traded over-the-counter and often through the National Association of Securities Dealers Automated Quotations ("NASDAQ") system. Only those over-the-counter stocks having only one market maker or traded on exchanges are excluded.

The Morgan Stanley Capital International EAFE Index (the "EAFE Index") is an unmanaged index, which includes over 1,000 companies representing the stock markets of Europe, Australia, New Zealand, and the Far East. The EAFE Index is weighted by market capitalization, and therefore, it has a heavy representation in countries with large stock markets, such as Japan.

The Shearson Lehman Government Bond Index (the "SL Government Index") is a measure of the market value of all public obligations of the U.S. Treasury; all publicly issued debt of all agencies of the U.S. Government and all quasi-federal corporations; and all corporate debt guaranteed by the U.S. Government. Mortgage-backed securities, flower bonds and foreign targeted issues are not included in the SL Government Index.

The Shearson Lehman Government/Corporate Bond Index (the "SL Government/Corporate Index") is a measure of the market value of approximately 5,300 bonds with a face value currently in excess of $1.3 trillion. To be included in the SL Government/Corporate Index, an issue must have amounts outstanding in excess of $1 million, have at least one year to maturity and be rated "Baa" or higher ("investment grade") by a nationally recognized rating agency.

The Composite Index for Hartford Advisers Fund is comprised of the S&P 500 (55%), the Lehman Government/Corporate Bond Index (35%), both mentioned above, and 90 Day U.S. Treasury Bills (10%).

PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT
Hartford Life Insurance Company
Statement of Assets & Liabilities
3/31/1998     UNAUDITED

                                                             GLOBAL     ASIA PACIFIC      GROWTH       GLOBAL ASSET
                                             VOYAGER         GROWTH         GROWTH       AND INCOME     ALLOCATION
                                               FUND           FUND           FUND           FUND           FUND
                                           SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT
                                          -------------  -------------  -------------  -------------  -------------
Assets
Investments:
PCM Voyager Fund
Shares        58,408,646
Cost      $1,424,129,433
Market Value:........................... $2,473,022,067             --             --             --             --
PCM Global Growth Fund
Shares        45,123,123
Cost      $  626,628,627
Market Value:...........................             --   $813,569,908             --             --             --
PCM Asia Pacific Growth Fund
Shares         4,191,319
Cost      $   43,377,561
Market Value:...........................             --             --    $37,260,825             --             --
PCM Growth and Income Fund
Shares       175,139,691
Cost      $3,484,758,405
Market Value:...........................             --             --             -- $4,842,612,443             --
PCM Global Asset Allocation Fund
Shares        28,628,105
Cost      $  398,396,491
Market Value:...........................             --             --             --             --    $526,184,573
PCM High Yield Fund
Shares        37,478,140
Cost      $  437,806,806
Market Value:...........................             --             --             --             --             --
PCM U.S. Government and High Quality Fund
Shares        41,188,643
Cost      $  492,536,220
Market Value:...........................             --             --             --             --             --
PCM New Opportunities Fund
Shares        41,517,850
Cost      $  662,143,439
Market Value:...........................             --             --             --             --             --
PCM Money Market Fund
Shares       186,803,839
Cost      $  186,803,839
Market Value:...........................             --             --             --             --             --
PCM Utilities Growth & Income Fund
Shares        28,744,028
Cost      $  345,066,968
Market Value:...........................             --             --             --             --             --
PCM Diversified Income Fund
Shares        30,257,654
Cost      $  316,884,833
Market Value:...........................             --             --             --             --             --
PCM International Growth Fund
Shares         5,378,114
Cost      $   60,768,365
Market Value:...........................             --             --             --             --             --
PCM International Growth and Income Fund
Shares         8,064,721
Cost      $   91,219,705
Market Value:...........................             --             --             --             --             --
PCM International New Opportunities Fund
Shares         4,383,391
Cost      $   46,139,446
Market Value:...........................             --             --             --             --             --
PCM New Value Fund
Shares         7,491,847
Cost      $   83,247,027
Market Value:...........................             --             --             --             --             --
PCM Vista Fund
Shares         6,376,716
Cost      $   71,258,350
Market Value:...........................             --             --             --             --             --
Due From Hartford Life Insurance Company        296,666        304,662         33,459        561,127             --
Receivable from fund shares sold                      1             --             --              1        121,524
                                          -------------    -----------     ----------  -------------    -----------
Total Assets...........................   2,473,318,734    813,874,570     37,294,284  4,843,173,571    526,306,097
                                          -------------    -----------     ----------  -------------    -----------

Liabilities

Due to Hartford Life Insurance Company                1             --             --              1        121,619
Payable for fund shares purchased               297,331        304,705         33,461        561,607
                                          -------------    -----------     ----------  -------------    -----------
Total Liabilities......................         297,332        304,705         33,461        561,608        121,619
                                          -------------    -----------     ----------  -------------    -----------
Net Assets (variable annuity contract
  liabilities).........................  $2,473,021,402   $813,569,865    $37,260,823 $4,842,611,963   $526,184,478
                                          -------------    -----------     ----------  -------------    -----------
                                          -------------    -----------     ----------  -------------    -----------

                                                       U.S. GOVERNMENT                                  UTILITIES
                                                           AND HIGH         NEW            MONEY          GROWTH
                                            HIGH YIELD   QUALITY BOND   OPPORTUNITIES      MARKET       AND INCOME
                                               FUND           FUND           FUND           FUND           FUND
                                           SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT
                                          -------------  -------------  -------------  -------------  -------------
Assets
Investments:
PCM Voyager Fund
Shares        58,408,646
Cost      $1,424,129,433
Market Value:...........................             --             --             --             --             --
PCM Global Growth Fund
Shares        45,123,123
Cost      $  626,628,627
Market Value:...........................             --             --             --             --             --
PCM Asia Pacific Growth Fund
Shares         4,191,319
Cost      $   43,377,561
Market Value:...........................             --             --             --             --             --
PCM Growth and Income Fund
Shares       175,139,691
Cost      $3,484,758,405
Market Value:...........................             --             --             --             --             --
PCM Global Asset Allocation Fund
Shares        28,628,105
Cost      $  398,396,491
Market Value:...........................             --             --             --             --             --
PCM High Yield Fund
Shares        37,478,140
Cost      $  437,806,806
Market Value:...........................   $486,841,040             --             --             --             --
PCM U.S. Government and High Quality Fund
Shares        41,188,643
Cost      $  492,536,220
Market Value:...........................             --   $531,333,500             --             --             --
PCM New Opportunities Fund
Shares        41,517,850
Cost      $  662,143,439
Market Value:...........................             --             -- $1,000,580,187             --             --
PCM Money Market Fund
Shares       186,803,839
Cost      $  186,803,839
Market Value:...........................             --             --             --   $186,803,839             --
PCM Utilities Growth & Income Fund
Shares        28,744,028
Cost      $  345,066,968
Market Value:...........................             --             --             --             --   $482,037,354
PCM Diversified Income Fund
Shares        30,257,654
Cost      $  316,884,833
Market Value:...........................             --             --             --             --             --
PCM International Growth Fund
Shares         5,378,114
Cost      $   60,768,365
Market Value:...........................             --             --             --             --             --
PCM International Growth and Income Fund
Shares         8,064,721
Cost      $   91,219,705
Market Value:...........................             --             --             --             --             --
PCM International New Opportunities Fund
Shares         4,383,391
Cost      $   46,139,446
Market Value:...........................             --             --             --             --             --
PCM New Value Fund
Shares         7,491,847
Cost      $   83,247,027
Market Value:...........................             --             --             --             --             --
PCM Vista Fund
Shares         6,376,716
Cost      $   71,258,350
Market Value:...........................             --             --             --             --             --
Due From Hartford Life Insurance Company        252,790          3,530        522,901             --        167,502
Receivable from fund shares sold........          1,838             --             --      2,137,322             --
                                            -----------    -----------  -------------    -----------    -----------
Total Assets............................    487,095,668    531,337,030  1,001,103,088    188,941,161    482,204,856
                                            -----------    -----------  -------------    -----------    -----------

Liabilities

Due to Hartford Life Insurance Company..          1,838             --             --      2,136,292             --
Payable for fund shares purchased.......        264,214          3,598        523,127             --        164,421
                                            -----------    -----------  -------------    -----------    -----------
Total Liabilities.......................        266,052          3,598        523,127      2,136,292        164,421
                                            -----------    -----------  -------------    -----------    -----------

Net Assets (variable annuity contract
  liabilities).........................    $486,829,616   $531,333,432 $1,000,579,961   $186,804,869   $482,040,435
                                            -----------    -----------  -------------    -----------    -----------
                                            -----------    -----------  -------------    -----------    -----------

                                                                         INTERNATIONAL   INTERNATIONAL
                                            DIVERSIFIED  INTERNATIONAL      GROWTH          NEW             NEW
                                              INCOME         GROWTH       AND INCOME   OPPORTUNITIES       VALUE          VISTA
                                               FUND           FUND           FUND           FUND           FUND           FUND
                                           SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT
                                          -------------  -------------  -------------  -------------  -------------  -------------
Assets
Investments:
PCM Voyager Fund
Shares        58,408,646
Cost      $1,424,129,433
Market Value:...........................             --             --             --             --             --             --
PCM Global Growth Fund
Shares        45,123,123
Cost      $  626,628,627
Market Value:...........................             --             --             --             --             --             --
PCM Asia Pacific Growth Fund
Shares         4,191,319
Cost      $   43,377,561
Market Value:...........................             --             --             --             --             --             --
PCM Growth and Income Fund
Shares       175,139,691
Cost      $3,484,758,405
Market Value:...........................             --             --             --             --             --             --
PCM Global Asset Allocation Fund
Shares        28,628,105
Cost      $  398,396,491
Market Value:...........................             --             --             --             --             --             --
PCM High Yield Fund
Shares        37,478,140
Cost      $  437,806,806
Market Value:...........................             --             --             --             --             --             --
PCM U.S. Government and High Quality Fund
Shares        41,188,643
Cost      $  492,536,220
Market Value:...........................             --             --             --             --             --             --
PCM New Opportunities Fund
Shares        41,517,850
Cost      $  662,143,439
Market Value:...........................             --             --             --             --             --             --
PCM Money Market Fund
Shares       186,803,839
Cost      $  186,803,839
Market Value:...........................             --             --             --             --             --             --
PCM Utilities Growth & Income Fund
Shares        28,744,028
Cost      $  345,066,968
Market Value:...........................             --             --             --             --             --             --
PCM Diversified Income Fund
Shares        30,257,654
Cost      $  316,884,833
Market Value:...........................   $329,808,424             --             --             --             --             --
PCM International Growth Fund
Shares         5,378,114
Cost      $   60,768,365
Market Value:...........................             --    $71,905,384             --             --             --             --
PCM International Growth and Income Fund
Shares         8,064,721
Cost      $   91,219,705
Market Value:...........................             --             --   $106,696,262             --             --             --
PCM International New Opportunities Fund
Shares         4,383,391
Cost      $   46,139,446
Market Value:...........................             --             --             --    $49,795,318             --             --
PCM New Value Fund
Shares         7,491,847
Cost      $   83,247,027
Market Value:...........................             --             --             --             --    $90,876,110             --
PCM Vista Fund
Shares         6,376,716
Cost      $   71,258,350
Market Value:...........................             --             --             --             --             --    $88,508,824
Due From Hartford Life Insurance Company             --        299,507        279,193        117,252        214,338        174,135
Receivable from fund shares sold........         62,641             --             --             --             --             --
                                            -----------     ----------    -----------     ----------     ----------     ----------
Total Assets............................    329,871,065     72,204,891    106,975,455     49,912,570     91,090,448     88,682,959
                                            -----------     ----------    -----------     ----------     ----------     ----------

Liabilities

Due to Hartford Life Insurance Company..         61,887             --             --             --             --             --
Payable for fund shares purchased                    --        299,509        279,192        117,250        214,342        174,133
                                            -----------     ----------    -----------     ----------     ----------     ----------
Total Liabilities......................          61,887        299,509        279,192        117,250        214,342        174,133
                                            -----------     ----------    -----------     ----------     ----------     ----------

Net Assets (variable annuity contract
  liabilities).........................    $329,809,178    $71,905,382   $106,696,263    $49,795,320    $90,876,106    $88,508,826
                                            -----------     ----------    -----------     ----------     ----------     ----------
                                            -----------     ----------    -----------     ----------     ----------     ----------

PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT
Hartford Life Insurance Company
Statement of Operations
3/31/1998     UNAUDITED

                                                                                        GLOBAL      ASIA PACIFIC      GROWTH
                                                                           VOYAGER       GROWTH         GROWTH      AND INCOME
                                                                            FUND          FUND           FUND           FUND
                                                                        SUB-ACCOUNT   SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT
                                                                       -------------   -----------   ------------   ------------
INVESTMENT INCOME:
Dividends    .....................................................         $5,509,636   $19,995,172    $1,564,512   $77,068,358
Capital gains income  ............................................        134,435,124    99,975,864                 503,102,245

NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss) on security transactions  ...............           100,805     2,193,703       (76,441)      (187,062)
Net unrealized appreciation (depreciation) of investments during
 the period   ....................................................       177,605,752   (13,835,760)   (1,136,485)  (104,893,490)
                                                                      ---------------  ------------   -----------  ------------
NET GAIN (LOSSES) ON INVESTMENTS  ................................       177,706,557   (11,642,057)   (1,212,926)  (105,080,552)
                                                                      ---------------  ------------   -----------  ------------
EXPENSES:
Mortality and expense undertakings  ..............................        (7,754,979)   (2,582,980)      (128,559)  (15,571,989)
                                                                      ---------------  ------------   -----------  ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS ..       $309,896,338  $105,745,999      $223,027  $459,518,062
                                                                      ---------------  ------------   -----------  ------------
                                                                      ---------------  ------------   -----------  ------------

                                                                                                      U.S. GOVERNMENT
                                                                         GLOBAL ASSET                    AND HIGH         NEW
                                                                         ALLOCATION      HIGH YIELD    QUALITY BOND  OPPORTUNITIES
                                                                            FUND            FUND           FUND            FUND
                                                                         SUB-ACCOUNT     SUB-ACCOUNT    SUB-ACCOUNT     SUB-ACCOUNT
                                                                      ---------------  --------------   ------------  ------------
INVESTMENT INCOME:
Dividends    .....................................................        $10,955,687   $36,812,133     $28,417,527   $    --
Capital gains income .............................................         47,058,496     5,776,463         739,634    13,104,760

NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss) on security transactions  ...............          1,340,595       352,537         257,548       220,072
Net unrealized appreciation (depreciation) of investments during
 the period  .....................................................        (10,738,497)  (21,656,933)    (20,439,134)  116,671,667
                                                                      ---------------   -----------      -----------  ------------
NET GAIN (LOSSES) ON INVESTMENTS   ...............................         (9,397,902)  (21,304,396)    (20,181,586)  116,891,739
                                                                      ---------------   -----------      -----------  ------------
EXPENSES:
Mortality and expense undertakings  ..............................         (1,723,566)   (1,661,272)     (1,841,657)   (3,124,867)
                                                                      ---------------   -----------      -----------  ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS...        $46,892,715   $19,622,928       $7,133,918  $126,871,632
                                                                      ---------------   -----------      -----------  ------------
                                                                      ---------------   -----------      -----------  ------------

                                                                                           UTILITIES
                                                                             MONEY          GROWTH      DIVERSIFIED  INTERNATIONAL
                                                                            MARKET        AND INCOME      INCOME        GROWTH
                                                                             FUND            FUND           FUND         FUND
                                                                          SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT   SUB-ACCOUNT
                                                                        -------------  ------------   -------------  -------------
INVESTMENT INCOME:
Dividends   .....................................................         $ 2,396,039    $13,533,429   $13,802,701   $     --
Capital gains income   ..........................................          23,325,262      5,862,590        --             --

NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss) on security transactions  ..............              (1,642)        (1,297)       92,396         --
Net unrealized appreciation (depreciation) of investments during
 the period    ..................................................                --       (9,842,557)  (11,776,169)   9,877,056
                                                                           -----------   -----------   ------------   ----------
NET GAIN (LOSSES) ON INVESTMENTS    .............................                --       (9,844,199)  (11,777,466)   9,969,452
                                                                           -----------   -----------   ------------   ----------

EXPENSES:
Mortality and expense undertakings   ............................             (656,161)   (1,563,701)   (1,114,739)    (209,318)
                                                                           -----------   -----------   ------------   ----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS..           $1,739,878   $25,450,791    $6,773,086   $9,760,134
                                                                           -----------   -----------   ------------   ----------
                                                                           -----------   -----------   ------------   ----------

                                                                           INTERNATIONAL   INTERNATIONAL
                                                                               GROWTH          NEW             NEW
                                                                             AND INCOME    OPPORTUNITIES      VALUE        VISTA
                                                                                FUND            FUND           FUND         FUND
                                                                             SUB-ACCOUNT     SUB-ACCOUNT   SUB-ACCOUNT  SUB-ACCOUNT
                                                                          ----------------  ------------   ------------  ---------
INVESTMENT INCOME:
Dividends   .....................................................            $    --          $  91,665    $  670,921   $   --
Capital gains income  ...........................................                 280,783         --        1,531,449       --

NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss) on security transactions  ..............                 114,463        (7,589)          140      11,693
Net unrealized appreciation (depreciation) of investments during
 the period  ....................................................              13,219,338     5,838,631     2,744,662   9,420,591
                                                                            -------------    ----------    ----------    ---------
NET GAIN (LOSSES) ON INVESTMENTS   ..............................              13,333,801     5,831,042     2,744,802   9,432,284
                                                                            -------------    ----------    ----------    ---------
EXPENSES:
Mortality and expense undertakings   ............................                (323,383)     (146,989)     (280,309)   (260,609)
                                                                            -------------    ----------    ----------    ---------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS..             $13,291,201    $5,775,718    $4,666,863  $9,171,675
                                                                            -------------    ----------    ----------    ---------
                                                                            -------------    ----------    ----------    ---------

PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT
Hartford Life Insurance Company
Statement of Changes in Net Assets
3/31/1998     UNAUDITED

                                                                                                GLOBAL   ASIA PACIFIC      GROWTH
                                                                              VOYAGER           GROWTH       GROWTH      AND INCOME
                                                                                FUND             FUND          FUND          FUND
                                                                            SUB-ACCOUNT      SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT
                                                                           -------------   ------------   ------------  ------------
OPERATIONS:
Net investment income (loss)..............................................  $ (2,245,343)  $ 17,412,192  $ 1,435,953   $ 61,496,369
Capital gains income......................................................   134,435,124     99,975,864       --        503,102,245
Net realized gain (loss) on security transactions.........................       100,805      2,193,703      (76,441       (187,062)
Net unrealized appreciation (depreciation) of investments during the period  177,605,752    (13,835,760)  (1,136,485)  (104,893,490)
                                                                            ------------   ------------  -----------   ------------
Net increase (decrease) in net assets resulting from operations...........   309,896,338    105,745,999      223,027    459,518,062
                                                                            ------------   ------------  -----------   ------------
UNIT TRANSACTIONS:
Purchases.................................................................    36,445,198      6,073,797      730,994     94,801,692
Net transfers.............................................................    17,792,529     (7,854,248)    (866,967)    30,621,931
Surrenders................................................................   (35,096,366)   (12,545,433)    (533,078)   (79,341,453)
Net annuity transactions..................................................       (21,030)       (35,234)        (304)        95,873
                                                                            ------------   ------------  -----------   ------------
Total increase (decrease) in net assets resulting from unit transactions..    19,120,331    914,361,118)    (669,355)    46,178,043
                                                                            ------------   ------------  -----------   ------------
Total increase (decrease) in net assets...................................   329,016,669     91,384,881     (446,328)   505,696,105

NET ASSETS:
Beginning of period....................................................... 2,144,004,733    722,184,984   37,707,151  4,336,915,858
                                                                            ------------   ------------  -----------   ------------
End of Period.............................................................$2,473,021,402   $813,569,865  $37,260,823 $4,842,611,963
                                                                            ------------   ------------   -----------  ------------
                                                                            ------------   ------------   -----------  ------------



                                                                                                    U.S. GOVERNMENT
                                                                           GLOBAL ASSET                 AND HIGH        NEW
                                                                           ALLOCATION    HIGH YIELD   QUALITY BOND  OPPORTUNITIES
                                                                               FUND          FUND         FUND          FUND
                                                                            SUB-ACCOUNT  SUB-ACCOUNT  SUB-ACCOUNT    SUB-ACCOUNT
                                                                           ------------  -----------  -----------   -------------
Operations:
Net investment income (loss).............................................. $   9,232,121 $ 35,150,861 $ 26,575,870  $  (3,124,867)
Capital gains income......................................................    47,058,496    5,776,463      739,634     13,104,760
Net realized gain (loss) on security transactions.........................     1,340,595      352,537      257,548        220,072
Net unrealized appreciation (depreciation) of investments during the period  (10,738,497) (21,656,933) (20,439,134)   116,671,667
                                                                             -----------  -----------  -----------   ------------
Net increase (decrease) in net assets resulting from operations...........    46,892,715   19,622,928    7,133,918    126,871,632
                                                                             -----------  -----------  -----------   ------------
UNIT TRANSACTIONS:
Purchases.................................................................     4,900,375   13,748,010    6,808,148     18,095,760
Net transfers.............................................................    (2,388,481)  10,800,940    3,088,739      6,452,726
Surrenders................................................................   (10,008,135) (10,766,701) (14,597,404)   (11,427,654)
Net annuity transactions..................................................       (68,256)     (44,159)     (22,677)        35,298
                                                                             -----------  -----------  -----------   ------------
Total increase (decrease) in net assets resulting from unit transactions..    (7,564,497)  33,361,018    2,410,724    140,027,762
                                                                             -----------  -----------  -----------   ------------
Total increase (decrease) in net assets  .................................    39,328,218   33,361,018    2,410,724    140,027,762

NET ASSETS:
Beginning of period.......................................................   486,856,260  453,468,598  528,922,708    860,552,199
                                                                             -----------  -----------  -----------   ------------
End of Period.............................................................  $526,184,478 $486,829,616 $531,333,432 $1,000,579,961
                                                                             -----------  -----------  -----------   ------------
                                                                             -----------  -----------  -----------   ------------


                                                                                            UTILITIES
                                                                               MONEY          GROWTH    DIVERSIFIED   INTERNATIONAL
                                                                               MARKET       AND INCOME     INCOME        GROWTH
                                                                                FUND          FUND          FUND          FUND
                                                                             SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT
                                                                             -----------  ------------  ------------  ------------
OPERATIONS:
Net investment income (loss)..............................................   $ 1,739,878  $11,969,728   $12,687,962   $  (209,318)
Capital gains income......................................................            --   23,325,262     5,862,590            --
Net realized gain (loss) on security transactions.........................            --       (1,642)       (1,297)       92,396
Net unrealized appreciation (depreciation) of investments during the period           --   (9,842,557)  (11,776,169)    9,877,056
                                                                              ----------  -----------  ------------   -----------
Net increase (decrease) in net assets resulting from operations...........     1,739,878   25,450,791     6,773,086     9,760,134
                                                                              ----------  -----------  ------------   -----------
UNIT TRANSACTIONS:
Purchases.................................................................     6,927,179    9,360,113     8,974,292     3,420,453
Net transfers.............................................................    (3,076,790)   7,682,498     6,179,770     4,681,782
Surrenders................................................................   (21,067,750)  (8,183,603)   (6,230,167)     (809,201)
Net annuity transactions..................................................        (5,912)      27,940        (6,019)        3,930
                                                                              ----------  -----------  ------------   -----------
Total increase (decrease) in net assets resulting from unit transactions..   (15,483,395)   8,886,948     8,917,876     7,296,964
                                                                              ----------  -----------  ------------   -----------
Total increase (decrease) in net assets...................................   (15,483,395)  34,337,739    15,690,962    17,057,098

NET ASSETS:
Beginning of period.......................................................   202,288,264  447,702,696   314,118,216    54,848,284
                                                                              ----------  -----------  ------------   -----------
End of Period.............................................................  $186,804,869 $482,040,435  $329,809,178   $71,905,382
                                                                              ----------  -----------  ------------   -----------
                                                                              ----------  -----------  ------------   -----------


                                                                           INTERNATIONAL  INTERNATIONAL
                                                                               GROWTH         NEW           NEW
                                                                            AND INCOME    OPPORTUNITIES     VALUE         VISTA
                                                                                FUND           FUND         FUND          FUND
                                                                             SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT
                                                                           -------------  ------------  ------------  ------------
OPERATIONS:
Net investment income (loss)..............................................  $   (323,383) $   (55,324)  $  390,612    $  (260,609)
Capital gains income......................................................       280,783           --    1,531,449             --
Net realized gain (loss) on security transactions.........................       114,463       (7,589)         140         11,693
Net unrealized appreciation (depreciation) of investments during the period   13,219,338    5,838,631    2,744,662      9,420,591
                                                                              ----------   ----------   ----------     -----------
Net increase (decrease) in net assets resulting from operations...........    13,291,201    5,775,718    4,666,863      9,171,675
                                                                              ----------   ----------   ----------     -----------
UNIT TRANSACTIONS:
Purchases.................................................................     4,836,270    1,421,965    7,007,060      6,167,712
Net transfers.............................................................     3,552,441    3,425,577    5,427,357      5,305,938
Surrenders................................................................    (1,254,337)    (492,905)  (1,254,312)    (1,038,354)
Net annuity transactions..................................................         4,345         (116)      (1,244)        (4,857)
                                                                              ----------   ----------   ----------     -----------
Total increase (decrease) in net assets resulting from unit transactions..     7,138,719    4,354,521   11,178,861     19,602,114
                                                                              ----------   ----------   ----------     -----------
Total increase (decrease) in net assets...................................    20,429,920   10,130,239   15,845,724     19,602,114

NET ASSETS:
Beginning of period.......................................................    86,266,343   39,665,081   75,030,382     68,906,712
                                                                              ----------   ----------   ----------     -----------
End of Period.............................................................  $106,696,263  $49,795,320  $90,876,106    $88,508,826
                                                                              ----------   ----------   ----------     -----------
                                                                              ----------   ----------   ----------     -----------

Report of Independent Public Accountants

To Hartford Life Insurance Company Putnam Capital Manager Trust Separate Account and to the Owners of Units of Interest therein:

We have audited the accompanying statement of assets and liabilities of Hartford Life Insurance Company Putnam Capital Manager Trust Separate Account (the Account) as of December 31, 1997, and the related statement of operations for the year then ended and statements of changes in net assets for each of the two years in the period then ended. These financial statements are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hartford Life Insurance Company Putnam Capital Manager Trust Separate Account as of December 31, 1997, the results of its operations for the year then ended and the changes in its net assets for each of the two years in the period then ended in conformity with generally accepted accounting principles.

                                                  ARTHUR ANDERSEN LLP
Hartford, Connecticut
February 16, 1998


PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT -- HARTFORD LIFE INSURANCE COMPANY

Statement of Assets and Liabilities
-------------------------------------------------------------------------------------------------------
December 31, 1997                     Asia Pacific    Diversified      Global Asset     Global
                                      Growth          Income           Allocation       Growth
                                      Fund            Fund             Fund             Fund
                                      Sub-Account     Sub-Account      Sub-Account      Sub-Account

-------------------------------------------------------------------------------------------------------
Assets
Investments:
 .......................................................................................................
Putnam VT Asia Pacific
Growth Fund
 Shares 3,982,438
 Cost $41,847,839
 .......................................................................................................
  Market Value:                       $37,707,127     $         --     $         --     $         --
 .......................................................................................................
Putnam VT Diversified
Income Fund
 Shares 27,773,427
 Cost $289,417,701
 .......................................................................................................
  Market Value:                                --      314,117,464               --               --
 .......................................................................................................
Putnam VT Global
Asset Allocation Fund
 Shares 25,951,826
 Cost $348,329,674
 .......................................................................................................
  Market Value:                                --               --      486,856,253               --
 .......................................................................................................
Putnam VT Global
Growth Fund
 Shares 39,377,645
 Cost $521,408,963
 .......................................................................................................
  Market Value:                                --               --               --      722,186,005
 .......................................................................................................
Putnam VT Growth and
Income Fund
 Shares 153,139,691
 Cost $2,874,168,517
 .......................................................................................................
  Market Value:                                --               --               --               --
 .......................................................................................................
Putnam VT High
Yield Fund
 Shares 33,295,156
 Cost $382,788,853
 .......................................................................................................
  Market Value:                                --               --               --               --
 .......................................................................................................
Putnam VT International
Growth Fund
 Shares 4,798,625
 Cost $53,588,319
 .......................................................................................................
  Market Value:                                --               --               --               --
 .......................................................................................................
Putnam VT International
Growth and Income Fund
 Shares 7,481,844
 Cost $84,008,899
 .......................................................................................................
  Market Value:                                --               --               --               --
 .......................................................................................................
Due From Hartford Life
 Insurance Company                         22,815          116,697           92,110               --
 .......................................................................................................
Receivable from fund
 shares sold                                   --               --               --        2,027,891
-------------------------------------------------------------------------------------------------------
Total Assets                           37,729,942      314,234,161      486,948,363      724,213,896
-------------------------------------------------------------------------------------------------------
Liabilities
Due to Hartford Life
 Insurance Company                             --               --               --        2,028,912
 .......................................................................................................
Payable for fund
 shares purchased                          22,791          115,945           92,103               --
 .......................................................................................................
Total Liabilities                          22,791          115,945           92,103        2,028,912
-------------------------------------------------------------------------------------------------------
Net Assets (variable
 annuity contract
 liabilities)                         $37,707,151     $314,118,216     $486,856,260     $722,184,984
-------------------------------------------------------------------------------------------------------


Statement of Assets and Liabilities (Continued)
-------------------------------------------------------------------------------------------------------
December 31, 1997                  Growth             High Yield        International    International
                                   and Income         Fund              Growth           Growth
                                   Fund               Sub-Account       Fund             and Income
                                   Sub-Account                          Sub-Account      Fund
                                                                                         Sub-Account
-------------------------------------------------------------------------------------------------------
Assets
Investments:
 .......................................................................................................
Putnam VT Asia Pacific
Growth Fund
 Shares 4,098,601
 Cost $42,687,379
 .......................................................................................................
  Market Value:                    $           --     $         --      $        --      $        --
 .......................................................................................................
Putnam VT Diversified
Income Fund
 Shares 27,773,427
 Cost $289,417,701
 .......................................................................................................
  Market Value:                                --               --               --               --
 .......................................................................................................
Putnam VT Global
Asset Allocation Fund
 Shares 25,951,826
 Cost $348,329,674
 .......................................................................................................
  Market Value:                                --               --               --               --
 .......................................................................................................
Putnam VT Global
Growth Fund
 Shares 39,377,645
 Cost $521,408,963
 .......................................................................................................
  Market Value:                                --               --               --               --
 .......................................................................................................
Putnam VT Growth and
Income Fund
 Shares 153,139,691
 Cost $2,874,168,517
 .......................................................................................................
  Market Value:                     4,336,916,046               --               --               --
 .......................................................................................................
Putnam VT High
Yield Fund
 Shares 33,295,156
 Cost $382,788,853
 .......................................................................................................
  Market Value:                                --      453,480,021               --               --
 .......................................................................................................
Putnam VT International
Growth Fund
 Shares 4,798,625
 Cost $53,588,319
 .......................................................................................................
  Market Value:                                --               --       54,848,282               --
 .......................................................................................................
Putnam VT International
Growth and Income Fund
 Shares 7,481,844
 Cost $84,008,899
 .......................................................................................................
  Market Value:                                --               --               --       86,266,118
 .......................................................................................................
Due From Hartford Life
 Insurance Company                      1,259,790               --          155,639               --
 .......................................................................................................
Receivable from fund
 shares sold                                   --           81,181               --          866,081
-------------------------------------------------------------------------------------------------------
Total Assets                        4,338,175,836      453,561,202       55,003,921       87,132,199
-------------------------------------------------------------------------------------------------------
Liabilities
Due to Hartford Life
 Insurance Company                              1           92,602               --          865,856
 .......................................................................................................
Payable for fund
 shares purchased                       1,259,978               --          155,637               --
 .......................................................................................................
Total Liabilities                       1,259,979           92,602          155,637          865,856
-------------------------------------------------------------------------------------------------------
Net Assets (variable
 annuity contract
 liabilities)                      $4,336,915,857     $453,468,600      $54,848,284      $86,266,343
-------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.



PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT -- HARTFORD LIFE INSURANCE COMPANY

Statement of Assets and Liabilities
-------------------------------------------------------------------------------------------------------
December 31, 1997                     International   Money            New               New
                                      New             Market           Opportunities     Value
                                      Opportunities   Fund             Fund              Fund
                                      Fund            Sub-Account      Sub-Account       Sub-Account
                                      Sub-Account
-------------------------------------------------------------------------------------------------------
Assets
Investments:
 .......................................................................................................
Putnam VT International
New Opportunities Fund
 Shares 4,098,601
 Cost $42,687,379
 .......................................................................................................
  Market Value:                       $39,665,081     $         --     $         --      $        --
 .......................................................................................................
Putnam VT Money
Market Fund
 Shares 202,287,317
 Cost $202,287,317
 .......................................................................................................
  Market Value:                                --      202,287,317               --               --
 .......................................................................................................
Putnam VT New
Opportunities Fund
 Shares 40,534,671
 Cost $638,785,981
 .......................................................................................................
  Market Value:                                --               --      860,551,061               --
 .......................................................................................................
Putnam VT New
 Value Fund
 Shares 6,380,084
 Cost $70,145,369
 .......................................................................................................
  Market Value:                                --               --               --       75,029,788
 .......................................................................................................
Putnam VT U. S. Government
High Quality Bond Fund
 Shares 39,413,018
 Cost $469,686,284
 .......................................................................................................
  Market Value:                                --               --               --               --
 .......................................................................................................
Putnam VT Utilities
Growth and Income Fund
 Shares 26,120,146
 Cost $300,886,355
 .......................................................................................................
  Market Value:                                --               --               --               --
 .......................................................................................................
Putnam VT Vista Fund
 Shares 5,592,998
 Cost $61,075,852
 .......................................................................................................
  Market Value:                                --               --               --               --
 .......................................................................................................
Putnam VT Voyager Fund
 Shares 54,861,955
 Cost $1,272,718,315
 .......................................................................................................
  Market Value:                                --               --               --               --
 .......................................................................................................
Due From Hartford Life
 Insurance Company                          3,043        2,297,880               --          233,591
 .......................................................................................................
Receivable from fund
 shares sold                                   --               --          878,238               --
-------------------------------------------------------------------------------------------------------
Total Assets                           39,668,124      204,585,197      861,429,299       75,263,379
-------------------------------------------------------------------------------------------------------
Liabilities
Due to Hartford Life
 Insurance Company                             --               --          877,100               --
 .......................................................................................................
Payable for fund
 shares purchased                           3,043        2,296,934               --          232,998
 .......................................................................................................
Total Liabilities                           3,043        2,296,934          877,100          232,998
-------------------------------------------------------------------------------------------------------
Net Assets (variable
 annuity contract
 liabilities)                         $39,665,081     $202,288,263     $860,552,199      $75,030,381
-------------------------------------------------------------------------------------------------------


Statement of Assets and Liabilities (Continued)
-------------------------------------------------------------------------------------------------------
December 31, 1997                    U.S.Government   Utilities        Vista          Voyager
                                     and High         Growth           Fund           Fund
                                     Quality Bond     and Income       Sub-Account    Sub-Account
                                     Fund             Fund
                                     Sub-Account      Sub-Account
-------------------------------------------------------------------------------------------------------
Assets
Investments:
 .......................................................................................................
Putnam VT International
New Opportunities Fund
 Shares 4,098,601
 Cost $42,687,379
 .......................................................................................................
  Market Value:                      $         --     $         --      $        --   $           --
 .......................................................................................................
Putnam VT Money
Market Fund
 Shares 202,287,317
 Cost $202,287,317
 .......................................................................................................
  Market Value:                                --               --               --               --
 .......................................................................................................
Putnam VT New
Opportunities Fund
 Shares 40,534,671
 Cost $638,785,981
 .......................................................................................................
  Market Value:                                --               --               --               --
 .......................................................................................................
Putnam VT New
 Value Fund
 Shares 6,380,084
 Cost $70,145,369
 .......................................................................................................
  Market Value:                                --               --               --               --
 .......................................................................................................
Putnam VT U. S. Government
High Quality Bond Fund
 Shares 39,413,018
 Cost $469,686,284
 .......................................................................................................
  Market Value:                       528,922,698               --               --               --
 .......................................................................................................
Putnam VT Utilities
Growth and Income Fund
 Shares 26,120,146
 Cost $300,886,355
 .......................................................................................................
  Market Value:                                --      447,699,299               --               --
 .......................................................................................................
Putnam VT Vista Fund
 Shares 5,592,998
 Cost $61,075,852
 .......................................................................................................
  Market Value:                                --               --       68,905,735               --
 .......................................................................................................
Putnam VT Voyager Fund
 Shares 54,861,955
 Cost $1,272,718,315
 .......................................................................................................
  Market Value:                                --               --               --    2,144,005,195
 .......................................................................................................
Due From Hartford Life
 Insurance Company                        240,123          566,406            6,712          830,236
 .......................................................................................................
Receivable from fund
 shares sold                                   --               --               --                1
-------------------------------------------------------------------------------------------------------
Total Assets                          529,162,821      448,265,705       68,912,447    2,144,835,432
-------------------------------------------------------------------------------------------------------
Liabilities
Due to Hartford Life
 Insurance Company                             --               --               --                1
 .......................................................................................................
Payable for fund
 shares purchased                         240,113          563,009            5,735          830,698
 .......................................................................................................
Total Liabilities                         240,113          563,009            5,735          830,699
-------------------------------------------------------------------------------------------------------
Net Assets (variable
 annuity contract
 liabilities)                        $528,922,708     $447,702,696      $68,906,712   $2,144,004,733
-------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.



PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT -- HARTFORD LIFE INSURANCE COMPANY

Statement of Assets and Liabilities (continued)
----------------------------------------------------------------------------------------------------------------------
December 31, 1997                                                   Units             Unit          Contract
                                                                    Owned by          Price         Liability
                                                                    Participants
----------------------------------------------------------------------------------------------------------------------
Deferred annuity contracts in the accumulation period:
 Individual Sub-Accounts:
 ......................................................................................................................
  Asia Pacific Growth Fund Sub-Account                                4,107,754       $ 9.175966    $    37,692,611
 ......................................................................................................................
  Asia Pacific Growth Fund .40%                                            994         9.424285              9,372
 ......................................................................................................................
  Diversified Income Fund Sub-Account                                24,441,598        12.840701        313,847,251
 ......................................................................................................................
  Diversified Income Fund .40%                                           1,031        13.668241             14,087
 ......................................................................................................................
  Global Asset Allocation Sub-Account                                17,958,360        27.026081        485,344,086
 ......................................................................................................................
  Global Asset Allocation Fund .40%                                       2,169        17.329681             37,584
 ......................................................................................................................
  Global Growth Fund Sub-Account                                     36,912,422        19.497474        719,698,987
 ......................................................................................................................
  Global Growth Fund .40%                                                 1,490        15.678431             23,365
 ......................................................................................................................
  Growth and Income Fund Sub-Account                                108,147,425        40.036154      4,329,806,953
 ......................................................................................................................
  Growth and Income Fund .40%                                            2,254        20.951776             47,220
 ......................................................................................................................
  High Yield Fund Sub-Account                                        17,697,396        25.574900        452,609,127
 ......................................................................................................................
  High Yield Fund .40%                                                   1,039        15.008166             15,586
 ......................................................................................................................
  International Growth Fund Sub-Account                               4,786,530        11.450726         54,809,249
 ......................................................................................................................
  International Growth Fund Sub-Account .40%                               2,835        11.566445             32,787
 ......................................................................................................................
  International Growth and Income Fund Sub-Account                   7,320,004        11.776424         86,203,472
 ......................................................................................................................
  International Growth and Income Fund Sub-Account .40%                   1,147        11.895920             13,644
 ......................................................................................................................
  International New Opportunities Fund Sub-Account                    4,025,544         9.849814         39,650,857
 ......................................................................................................................
  International New Opportunities Fund Sub-Account .40%                   1,158         9.949999             11,524
 ......................................................................................................................
  Money Market Fund Sub-Account                                     136,310,783         1.482672        202,104,182
 ......................................................................................................................
  Money Market Fund .40%                                                10,302         1.176698             12,122
 ......................................................................................................................
  New Opportunities Fund Sub-Account                                 42,524,777        20.223432        859,996,936
 ......................................................................................................................
  New Opportunities Fund .40%                                            1,235        22.671011             27,999
 ......................................................................................................................
  New Value Fund Sub-Account                                          6,466,377        11.597024         74,990,731
 ......................................................................................................................
  New Value Fund Sub-Account .40%                                          1,000        11.713440             11,713
 ......................................................................................................................
  U.S. Government and High Quality Bond Fund Sub-Account             26,461,156        19.958881        528,135,070
 ......................................................................................................................
  U.S. Government and High Quality Bond Fund .40%                         1,028        13.267727             13,640
 ......................................................................................................................
  Utilities Growth and Income Fund Sub-Account                       22,197,997        20.143040        447,135,141
 ......................................................................................................................
  Utilities Growth and Income Fund .40%                                  1,024        19.441319             19,914
 ......................................................................................................................
  Vista Fund Sub-Account                                              5,662,338        12.151064         68,803,429
 ......................................................................................................................
  Vista Fund Sub-Account .40%                                             1,000        12.272040             12,272
 ......................................................................................................................
  Voyager Fund Sub-Account                                           47,283,830        45.196582      2,137,067,493
 ......................................................................................................................
  Voyager Fund .40%                                                      2,850        22.202727             63,281
 ......................................................................................................................
Sub-total Individual Sub-Accounts:                                                                   10,838,261,685
 ......................................................................................................................
Annuity contracts in the annuity period:
 Individual Sub-Accounts:
 ......................................................................................................................
  Asia Pacific Growth Fund Sub-Account                                      563         9.175966              5,168
 ......................................................................................................................
  Diversified Income Fund Sub-Account                                    20,005        12.840701            256,878
 ......................................................................................................................
  Global Asset Allocation Sub-Account                                    54,562        27.026081          1,474,590
 ......................................................................................................................
  Global Growth Fund Sub-Account                                        126,305        19.497474          2,462,632
 ......................................................................................................................
  Growth and Income Fund Sub-Account                                    176,383        40.036154          7,061,684
 ......................................................................................................................
  High Yield Fund Sub-Account                                            29,496        25.574900            754,363
 ......................................................................................................................
  High Yield Fund .40%                                                   5,965        15.008166             89,524
 ......................................................................................................................
  International Growth Fund Sub-Account                                     546        11.450726              6,248
 ......................................................................................................................
  International Growth and Income Fund Sub-Account                        4,180        11.776424             49,227
 ......................................................................................................................
  International New Opportunities Fund Sub-Account                          274         9.849814              2,700
 ......................................................................................................................
  Money Market Fund Sub-Account                                         115,980         1.482672            171,959
 ......................................................................................................................
  New Opportunities Fund Sub-Account                                     26,072        20.223432            527,264
 ......................................................................................................................
  New Value Fund Sub-Account                                              2,409        11.597024             27,937
 ......................................................................................................................
  U.S. Government and High Quality Bond Fund Sub-Account                 38,780        19.958881            773,998
 ......................................................................................................................
  Utilities Growth and Income Fund Sub-Account                           27,188        20.143040            547,641
 ......................................................................................................................
  Vista Fund Sub-Account                                                  7,490        12.151064             91,011
 ......................................................................................................................
  Voyager Fund Sub-Account                                              152,090        45.196582          6,873,959
 ......................................................................................................................
Sub-total Individual Sub-Accounts:                                                                       21,176,783
----------------------------------------------------------------------------------------------------------------------
Grand Total:                                                                                        $10,859,438,468
----------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.



PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCCOUNT -- HARTFORD LIFE INSURANCE COMPANY

Statement of Operations
----------------------------------------------------------------------------------------------------------------
For the year ended                          Asia Pacific      Diversified       Global Asset      Global
December 31, 1997                           Growth            Income            Allocation        Growth
                                            Fund              Fund              Fund              Fund
                                            Sub-Account       Sub-Account       Sub-Account       Sub-Account

----------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends                                  $   947,927       $14,920,402       $14,108,533       $15,601,436
 ................................................................................................................
Expenses:
 Mortality and expense
  undertakings                                 (661,211)       (3,984,702)       (6,374,137)      (10,017,282)
 ................................................................................................................
 Capital gains income                                --         2,352,102        24,114,921        16,781,057
 ................................................................................................................
Net realized and
 unrealized gain (loss)
 on investments:
 ................................................................................................................
 Net realized gain (loss)
  on security transactions                     (317,227)           (2,032)          382,203         1,854,347
 ................................................................................................................
 Net unrealized appreciation
  (depreciation) of investments
  during the period                          (7,411,215)        3,452,605        41,346,816        58,240,028
 ................................................................................................................
 Net gain (loss) on investments              (7,728,442)        3,450,573        41,729,019        60,094,375
----------------------------------------------------------------------------------------------------------------
Net increase (decrease)
  in net assets resulting
  from operations                           $(7,441,726)      $16,738,375       $73,578,336       $82,459,586
----------------------------------------------------------------------------------------------------------------


Statement of Operations (continued)
----------------------------------------------------------------------------------------------------------------
For the year ended                         Growth             High Yield         International     International
December 31, 1997                          and Income         Fund               Growth            Growth
                                           Fund               Sub-Account        Fund              and Income
                                           Sub-Account                           Sub-Account*      Fund
                                                                                                   Sub-Account*
----------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends                                 $ 70,091,982       $26,842,081        $  822,115        $2,886,627
 ................................................................................................................
Expenses:
 Mortality and expense
  undertakings                              (53,992,227)       (5,621,185)         (391,031)         (629,720)
 ................................................................................................................
 Capital gains income                       170,606,295         3,112,539                --                --
 ................................................................................................................
Net realized and
 unrealized gain (loss)
 on investments:
 ................................................................................................................
 Net realized gain (loss)
  on security transactions                     (549,025)          667,197           225,798            52,035
 ................................................................................................................
 Net unrealized appreciation
  (depreciation) of investments
  during the period                         566,542,304        22,952,048         1,259,962         2,257,219
 ................................................................................................................
 Net gain (loss) on investments             565,993,279        23,619,245         1,485,760         2,309,254
----------------------------------------------------------------------------------------------------------------
Net increase (decrease)
  in net assets resulting
  from operations                          $752,699,329       $47,952,680        $1,916,844        $4,566,161
----------------------------------------------------------------------------------------------------------------

*From inception, January 2, 1997 to December 31, 1997.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.



PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCCOUNT -- HARTFORD LIFE INSURANCE COMPANY

Statement of Operations (continued)
----------------------------------------------------------------------------------------------------------------
For the year ended                         International     Money            New                 New
December 31, 1997                          New               Market           Opportunities       Value
                                           Opportunities     Fund             Fund                Fund
                                           Fund              Sub-Account      Sub-Account         Sub-Account*
                                           Sub-Account*
----------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends                                 $   114,396       $11,687,092      $         --        $       --
 ................................................................................................................
Expenses:
 Mortality and expense
  undertakings                                (385,192)       (3,215,954)      (10,320,489)         (571,860)
 ................................................................................................................
 Capital gains income                               --                --                --                --
 ................................................................................................................
Net realized and
 unrealized gain (loss)
 on investments:
 ................................................................................................................
 Net realized gain (loss)
  on security transactions                       8,774                --        (2,114,704)          (22,915)
 ................................................................................................................
 Net unrealized appreciation
  (depreciation) of investments
  during the period                         (2,182,759)               --       155,175,963         4,884,420
 ................................................................................................................
 Net gain (loss) on investments             (2,173,985)               --       153,061,259         4,861,505
----------------------------------------------------------------------------------------------------------------
Net increase (decrease)
  in net assets resulting
  from operations                          $(2,444,781)      $ 8,471,138      $142,740,770        $4,289,645
----------------------------------------------------------------------------------------------------------------


Statement of Operations (continued)
----------------------------------------------------------------------------------------------------------------
For the year ended                        U.S.Government    Utilities          Vista           Voyager
December 31, 1997                         and High          Growth             Fund            Fund
                                          Quality Bond      and Income         Sub-Account*    Sub-Account
                                          Fund              Fund
                                          Sub-Account       Sub-Account
----------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends                                $34,307,649       $13,727,770        $    5,472      $  3,567,783
 ................................................................................................................
Expenses:
 Mortality and expense
  undertakings                             (7,406,918)       (5,429,363)         (524,031)      (26,331,715)
 ................................................................................................................
 Capital gains income                              --        18,719,685                --        76,888,318
 ................................................................................................................
Net realized and
 unrealized gain (loss)
 on investments:
 ................................................................................................................
 Net realized gain (loss)
  on security transactions                  1,827,985         1,649,879          (123,252)         (585,530)
 ................................................................................................................
 Net unrealized appreciation
  (depreciation) of investments
  during the period                         7,319,022        62,148,682         7,829,883       359,796,040
 ................................................................................................................
 Net gain (loss) on investments             9,147,007        63,798,561         7,706,631       359,210,510
----------------------------------------------------------------------------------------------------------------
Net increase (decrease)
  in net assets resulting
  from operations                         $36,047,738       $90,816,653        $7,188,072      $413,334,896
----------------------------------------------------------------------------------------------------------------

*From inception, January 2, 1997 to December 31, 1997.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.



PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT -- HARTFORD LIFE INSURANCE COMPANY

Statement of Changes in Net Assets
----------------------------------------------------------------------------------------------------------------
For the year ended                          Asia Pacific     Diversified       Global Asset      Global
December 31, 1997                           Growth           Income            Allocation        Growth
                                            Fund             Fund              Fund              Fund
                                            Sub-Account      Sub-Account       Sub-Account       Sub-Account

----------------------------------------------------------------------------------------------------------------
Operations:
 Net investment income (loss)               $   286,716      $ 10,935,700      $  7,734,396      $  5,584,154
 ................................................................................................................
 Capital gains income                                --         2,352,102        24,114,921        16,781,057
 ................................................................................................................
 Net realized gain (loss)
  on security transactions                     (317,227)           (2,032)          382,203         1,854,347
 ................................................................................................................
 Net unrealized appreciation
  (depreciation) of investments
  during the period                          (7,411,215)        3,452,605        41,346,816        58,240,028
 ................................................................................................................
 Net increase (decrease)
  in net assets resulting
  from operations                            (7,441,726)       16,738,375        73,578,336        82,459,586
 ................................................................................................................
Unit Transactions:
 Purchases                                    6,824,313        54,269,125        39,248,244        60,530,559
 ................................................................................................................
 Net transfers                               (7,793,253)        6,390,705         2,130,067       (14,835,954)
 ................................................................................................................
 Surrenders                                  (2,299,932)      (17,669,198)      (30,639,160)      (43,839,765)
 ................................................................................................................
 Net annuity transactions                         6,521           103,403             2,282           109,879
 ................................................................................................................
 Net increase (decrease)
  in net assets resulting
  from unit transactions                     (3,262,351)       43,094,035        10,741,433         1,964,719
 ................................................................................................................
 Total increase (decrease)
  in net assets                             (10,704,077)       59,832,410        84,319,769        84,424,305
 ................................................................................................................
Net Assets
 Beginning of period                         48,411,228       254,285,806       402,536,491       637,760,679
----------------------------------------------------------------------------------------------------------------
 End of period                              $37,707,151      $314,118,216      $486,856,260      $722,184,984
----------------------------------------------------------------------------------------------------------------


Statement of Changes in Net Assets (continued)
----------------------------------------------------------------------------------------------------------------
For the year ended                       Growth              High Yield         International     International
December 31, 1997                        and Income          Fund               Growth            Growth
                                         Fund                Sub-Account        Fund              and Income
                                         Sub-Account                            Sub-Account*      Fund
                                                                                                  Sub-Account*
----------------------------------------------------------------------------------------------------------------
Operations:
 Net investment income (loss)            $   16,099,755      $ 21,220,896       $   431,084       $ 2,256,907
 ................................................................................................................
 Capital gains income                       170,606,295         3,112,539                --                --
 ................................................................................................................
 Net realized gain (loss)
  on security transactions                     (549,025)          667,197           225,798            52,035
 ................................................................................................................
 Net unrealized appreciation
  (depreciation) of investments
  during the period                         566,542,304        22,952,048         1,259,962         2,257,219
 ................................................................................................................
 Net increase (decrease)
  in net assets resulting
  from operations                           752,699,329        47,952,680         1,916,844         4,566,161
 ................................................................................................................
Unit Transactions:
 Purchases                                  539,289,509        71,464,742        27,282,314        42,203,655
 ................................................................................................................
 Net transfers                              132,038,932        (2,036,158)       27,001,396        41,543,461
 ................................................................................................................
 Surrenders                                (244,974,411)      (38,465,815)       (1,358,447)       (2,094,535)
 ................................................................................................................
 Net annuity transactions                       635,758           313,873             6,177            47,601
 ................................................................................................................
 Net increase (decrease)
  in net assets resulting
  from unit transactions                    426,989,788        31,276,642        52,931,440        81,700,182
 ................................................................................................................
 Total increase (decrease)
  in net assets                           1,179,689,117        79,229,322        54,848,284        86,266,343
 ................................................................................................................
Net Assets
 Beginning of period                      3,157,226,740       374,239,278                --                --
----------------------------------------------------------------------------------------------------------------
 End of period                           $4,336,915,857      $453,468,600       $54,848,284       $86,266,343
----------------------------------------------------------------------------------------------------------------

*From inception, January 2, 1997 to December 31, 1997.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.



PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT -- HARTFORD LIFE INSURANCE COMPANY

Statement of Changes in Net Assets (continued)
----------------------------------------------------------------------------------------------------------------
For the year ended                          International    Money             New                New
December 31, 1997                           New              Market            Opportunities      Value
                                            Opportunities    Fund              Fund               Fund
                                            Fund             Sub-Account       Sub-Account        Sub-Account*
                                            Sub-Account*
----------------------------------------------------------------------------------------------------------------
Operations:
 Net investment income (loss)               $  (270,796)     $  8,471,138      $(10,320,489)      $  (571,860)
 ................................................................................................................
 Capital gains income                                --                --                --                --
 ................................................................................................................
 Net realized gain (loss)
  on security transactions                        8,774                --        (2,114,704)          (22,915)
 ................................................................................................................
 Net unrealized appreciation
  (depreciation) of investments
  during the period                          (2,182,759)               --       155,175,963         4,884,420
 ................................................................................................................
 Net increase (decrease)
  in net assets resulting
  from operations                            (2,444,781)        8,471,138       142,740,770         4,289,645
 ................................................................................................................
Unit Transactions:
 Purchases                                   23,052,814        77,901,178       115,804,514        34,449,270
 ................................................................................................................
 Net transfers                               20,167,867       (22,892,448)        4,241,130        38,150,975
 ................................................................................................................
 Surrenders                                  (1,113,600)      (61,475,251)      (39,637,945)       (1,885,996)
 ................................................................................................................
 Net annuity transactions                         2,781           118,204           224,473            26,487
 ................................................................................................................
 Net increase (decrease)
  in net assets resulting
  from unit transactions                     42,109,862        (6,348,317)       80,632,172        70,740,736
 ................................................................................................................
 Total increase (decrease)
  in net assets                              39,665,081         2,122,821       223,372,942        75,030,381
 ................................................................................................................
Net Assets
 Beginning of period                                 --       200,165,442       637,179,257                --
----------------------------------------------------------------------------------------------------------------
 End of period                              $39,665,081      $202,288,263      $860,552,199       $75,030,381
----------------------------------------------------------------------------------------------------------------


Statement of Changes in Net Assets (continued)
----------------------------------------------------------------------------------------------------------------
For the year ended                         U.S.Government    Utilities          Vista          Voyager
December 31, 1997                          and High          Growth             Fund           Fund
                                           Quality Bond      and Income         Sub-Account*   Sub-Account
                                           Fund              Fund
                                           Sub-Account       Sub-Account
----------------------------------------------------------------------------------------------------------------
Operations:
 Net investment income (loss)              $ 26,900,731      $  8,298,407       $  (518,559)   $  (22,763,932)
 ................................................................................................................
 Capital gains income                                --        18,719,685                --        76,888,318
 ................................................................................................................
 Net realized gain (loss)
  on security transactions                    1,827,985         1,649,879          (123,252)         (585,530)
 ................................................................................................................
 Net unrealized appreciation
  (depreciation) of investments
  during the period                           7,319,022        62,148,682         7,829,883       359,796,040
 ................................................................................................................
 Net increase (decrease)
  in net assets resulting
  from operations                            36,047,738        90,816,653         7,188,072       413,334,896
 ................................................................................................................
Unit Transactions:
 Purchases                                   31,430,418        28,593,076        32,854,577       197,024,558
 ................................................................................................................
 Net transfers                              (38,035,230)      (17,843,601)       30,909,118       (13,299,198)
 ................................................................................................................
 Surrenders                                 (48,896,007)      (25,522,719)       (2,131,040)     (121,850,857)
 ................................................................................................................
 Net annuity transactions                        34,145            72,442            85,985             6,165
 ................................................................................................................
 Net increase (decrease)
  in net assets resulting
  from unit transactions                    (55,466,674)      (14,700,802)       61,718,640        61,880,668
 ................................................................................................................
 Total increase (decrease)
  in net assets                             (19,418,936)       76,115,851        68,906,712       475,215,564
 ................................................................................................................
Net Assets
 Beginning of period                        548,341,644       371,586,845                --     1,668,789,169
----------------------------------------------------------------------------------------------------------------
 End of period                             $528,922,708      $447,702,696       $68,906,712    $2,144,004,733
----------------------------------------------------------------------------------------------------------------

*From inception, January 2, 1997 to December 31, 1997.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.



PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT -- HARTFORD LIFE INSURANCE COMPANY

Statement of Changes in Net Assets (continued)
----------------------------------------------------------------------------------------------------------------
For the year ended                           Asia Pacific    Diversified        Global Asset     Global
December 31, 1997                            Growth          Income             Allocation       Growth
                                             Fund            Fund               Fund             Fund
                                             Sub-Account     Sub-Account        Sub-Account      Sub-Account

----------------------------------------------------------------------------------------------------------------
Operations:
 Net investment income (loss)               $  (137,843)     $  8,534,227      $ 10,574,919      $  2,735,317
 ................................................................................................................
 Capital gains income                                --                --        10,208,810        14,952,454
 ................................................................................................................
 Net realized gain (loss)
  on security transactions                      180,349            (9,498)            11,236          (368,347)
 ................................................................................................................
 Net unrealized appreciation
  (depreciation) of investments
  during the period                           2,188,856         7,589,668        26,749,142        60,231,105
 ................................................................................................................
 Net increase (decrease)
  in net assets resulting
  from operations                             2,231,362        16,114,397        47,544,107        77,550,529
 ................................................................................................................
Unit Transactions:
 Purchases                                   24,103,150        78,745,859        49,901,252       102,414,450
 ................................................................................................................
 Net transfers                               12,679,087         1,285,402         4,108,990        38,279,315
 ................................................................................................................
 Surrenders                                  (1,160,030)      (11,170,399)      (21,942,668)      (26,697,907)
 ................................................................................................................
 Net annuity transactions                            --            26,491           315,926          (360,949)
 ................................................................................................................
 Net increase (decrease)
  in net assets resulting
  from unit transactions                     35,622,207        68,887,353        32,383,500       113,634,909
 ................................................................................................................
 Total increase (decrease)
  in net assets                              37,853,569        85,001,750        79,927,607       191,185,438
 ................................................................................................................
Net Assets
 Beginning of period                         10,557,659       169,284,056       322,608,884       446,575,241
----------------------------------------------------------------------------------------------------------------
 End of period                              $48,411,228      $254,285,806      $402,536,491      $637,760,679
----------------------------------------------------------------------------------------------------------------


Statement of Changes in Net Assets (continued)
----------------------------------------------------------------------------------------------------------------
For the year ended                       Growth              High Yield        Money             New
December 31, 1997                        and Income          Fund              Market            Opportunities
                                         Fund                Sub-Account       Fund              Fund
                                         Sub-Account                           Sub-Account       Sub-Account

----------------------------------------------------------------------------------------------------------------
Operations:
 Net investment income (loss)            $   63,144,879      $ 15,598,437      $  7,033,009      $ (6,560,512)
 ................................................................................................................
 Capital gains income                        44,966,829                --                --                --
 ................................................................................................................
 Net realized gain (loss)
  on security transactions                     (119,281)          604,070                --          (537,118)
 ................................................................................................................
 Net unrealized appreciation
  (depreciation) of investments
  during the period                         375,339,725        17,363,712                --        19,710,674
 ................................................................................................................
 Net increase (decrease)
  in net assets resulting
  from operations                           483,332,152        33,566,219         7,033,009        12,613,044
 ................................................................................................................
Unit Transactions:
 Purchases                                  623,379,338        81,521,969       125,814,162       302,081,027
 ................................................................................................................
 Net transfers                               87,339,610         5,520,147       (50,945,524)       98,087,677
 ................................................................................................................
 Surrenders                                (132,049,687)      (25,045,085)      (30,618,592)      (18,683,639)
 ................................................................................................................
 Net annuity transactions                       242,494            69,497           (22,317)           (4,351)
 ................................................................................................................
 Net increase (decrease)
  in net assets resulting
  from unit transactions                    578,911,755        62,066,528        44,227,729       381,480,714
 ................................................................................................................
 Total increase (decrease)
  in net assets                           1,062,243,907        95,632,747        51,260,738       394,093,758
 ................................................................................................................
Net Assets
 Beginning of period                      2,094,982,833       278,606,531       148,904,704       243,085,499
----------------------------------------------------------------------------------------------------------------
 End of period                           $3,157,226,740      $374,239,278      $200,165,442      $637,179,257
----------------------------------------------------------------------------------------------------------------


Statement of Changes in Net Assets Assets (continued)
----------------------------------------------------------------------------------------------
For the year ended                         U.S.Government    Utilities        Voyager
December 31, 1997                          and High          Growth           Fund
                                           Quality Bond      and Income       Sub-Account
                                           Fund              Fund
                                           Sub-Account       Sub-Account
----------------------------------------------------------------------------------------------
Operations:
 Net investment income (loss)              $ 25,865,267      $  7,750,056     $    4,886,439
 ..............................................................................................
 Capital gains income                                --                --         49,032,686
 ..............................................................................................
 Net realized gain (loss)
  on security transactions                      413,617           264,294         (1,123,420)
 ..............................................................................................
 Net unrealized appreciation
  (depreciation) of investments
  during the period                         (21,471,355)       38,048,693         88,321,232
 ..............................................................................................
 Net increase (decrease)
  in net assets resulting
  from operations                             4,807,529        46,063,043        141,116,937
 ..............................................................................................
Unit Transactions:
 Purchases                                   65,538,442        42,225,920        352,615,157
 ..............................................................................................
 Net transfers                              (41,339,935)      (20,057,197)        50,130,623
 ..............................................................................................
 Surrenders                                 (43,800,649)      (19,191,965)       (63,033,275)
 ..............................................................................................
 Net annuity transactions                       279,752            52,741           (914,363)
 ..............................................................................................
 Net increase (decrease)
  in net assets resulting
  from unit transactions                    (19,322,390)        3,029,499        338,798,142
 ..............................................................................................
 Total increase (decrease)
  in net assets                             (14,514,861)       49,092,542        479,915,079
 ..............................................................................................
Net Assets
 Beginning of period                        562,856,505       322,494,303      1,188,874,090
----------------------------------------------------------------------------------------------
 End of period                             $548,341,644      $371,586,845     $1,668,789,169
----------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT --
HARTFORD LIFE INSURANCE COMPANY

Notes to Financial Statements
December 31, 1997

1. ORGANIZATION:

Putnam Capital Manager Trust Separate Account (the Account) is a separate investment account within Hartford Life Insurance Company (the Company) and is registered with the Securities and Exchange Commission
(SEC) as a unit investment trust under the Investment Company Act of 1940, as amended. Both the Company and the Account are subject to supervision and regulation by the Department of Insurance of the State of Connecticut and the SEC. The Account invests deposits by variable annuity contractholders of the company in the various mutual funds as directed by the contractholders.

2. SIGNIFICANT ACCOUNTING POLICIES:

The following is a summary of significant accounting policies of the Account, which are in accordance with generally accepted accounting principles in the investment company industry:

A) Security Transactions -- Security transactions are recorded on the trade date (date the order to buy or sell is executed). Cost of investments sold is determined on the basis of identified cost. Dividend and capital gains income are accrued as of the ex-dividend date. Capital gains income represents dividends from the Funds which are characterized as capital gains under tax regulations.

B) Security Valuation -- The investments in shares of the Funds are valued at the closing net asset value per share as determined by the appropriate Fund as of December 31, 1997.

C) Federal Income Taxes -- The operations of the Account form a part of, and are taxed with, the total operations of the Company, which is taxed as an insurance company under the Internal Revenue Code. Under current law, no federal income taxes are payable with respect to the operations of the Account.

D) Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the period. Operating results in the future could vary from the amounts derived from management's estimates.

3. ADMINISTRATION OF THE ACCOUNT AND RELATED CHARGES:

A) Mortality and Expense Undertakings -- The Company, as issuer of variable annuity contracts, provides the mortality and expense undertakings and, with respect to the Account, receives a maximum annual fee of 1.25% of the Account's average daily net assets. The Company also provides administrative services and receives an annual fee of 0.15% of the Account's average daily net assets.

B) Deduction of other Fees -- Annual maintenance fees and state premium taxes are deducted through termination of units of interest from applicable contract owners' accounts, in accordance with the terms of the contracts.

                  HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                                            Three Months Ended
                                                                 March 31,
                                                           --------------------
(IN MILLIONS)                                                1998        1997
--------------------------------------------------------------------------------
                                                                (Unaudited)
REVENUES
  Premiums and other considerations                        $  563       $  310
  Net investment income                                       352          337
  Net realized capital gains                                   --            4
--------------------------------------------------------------------------------
     TOTAL REVENUES                                           915          651
--------------------------------------------------------------------------------

BENEFITS, CLAIMS AND EXPENSES
  Benefits, claims and claim adjustment expenses              398          342
  Amortization of deferred policy acquisition costs            94           81
  Dividends to policyholders                                  107           54
  Other insurance expenses                                    188           73
--------------------------------------------------------------------------------
     TOTAL BENEFITS, CLAIMS AND EXPENSES                      787          550
--------------------------------------------------------------------------------

     INCOME BEFORE INCOME TAX EXPENSE                         128          101
  Income tax expense                                           45           38
--------------------------------------------------------------------------------
     NET INCOME                                             $  83        $  63
--------------------------------------------------------------------------------


             SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                 HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                       CONDENSED CONSOLIDATED BALANCE SHEETS


                                                         March 31, December 31,
(IN MILLIONS, EXCEPT FOR SHARE DATA)                       1998        1997
--------------------------------------------------------------------------------
                                                        (Unaudited)
ASSETS
   INVESTMENTS
   Fixed maturities, available for sale, at fair
     value (amortized cost of $14,336 and $13,885)       $ 14,609     $ 14,176
   Equity securities, available for sale, at
     fair value                                               188          180
   Policy loans, at outstanding balance                     3,760        3,756
   Other investments, at cost                                 235           47
--------------------------------------------------------------------------------
     Total investments                                     18,792       18,159
   Cash                                                        52           54
   Premiums and amounts receivable                             23           18
   Accrued investment income                                  353          330
   Reinsurance recoverable                                  6,040        6,325
   Deferred policy acquisition costs                        3,430        3,315
   Deferred income tax                                        454          348
   Other assets                                               207          352
   Separate account assets                                 77,457       69,055
--------------------------------------------------------------------------------
     TOTAL ASSETS                                        $106,808     $ 97,956
--------------------------------------------------------------------------------

LIABILITIES
   Future policy benefits                                $  3,325     $  3,270
   Other policyholder funds                                20,980       21,034
   Other liabilities                                        2,622        2,254
   Separate account liabilities                            77,457       69,055
--------------------------------------------------------------------------------
     TOTAL LIABILITIES                                    104,384       95,613
--------------------------------------------------------------------------------

STOCKHOLDER'S EQUITY
   Common stock - authorized 1,000; issued and
     outstanding, par value $5,690                              6            6
   Capital surplus                                          1,045        1,045
   Accumulated other comprehensive income
         Net unrealized capital gains on securities,
           net of tax                                         177          179
     Total accumulated other comprehensive income             177          179
   Retained earnings                                        1,196        1,113
--------------------------------------------------------------------------------
     TOTAL STOCKHOLDER'S EQUITY                             2,424        2,343
--------------------------------------------------------------------------------
          TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY     $106,808    $  97,956
--------------------------------------------------------------------------------

              SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                   HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
         CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

THREE MONTHS ENDED MARCH 31, 1998 (unaudited)



                                                                          ACCUMULATED OTHER
                                                                            COMPREHENSIVE
                                                                                INCOME
                                                                        ----------------------
                                                                                  NET
                                                                          UNREALIZED CAPITAL                        TOTAL
                                                   COMMON      CAPITAL    GAINS (LOSSES) ON        RETAINED      STOCKHOLDERS'
(IN MILLIONS) (UNAUDITED)                          STOCK       SURPLUS  SECURITIES, NET OF TAX     EARNINGS        EQUITY
-----------------------------------------         --------    --------  ----------------------     --------      -------------
BALANCE, DECEMBER 31, 1997                         $  6       $  1,045   $         179             $  1,113       $  2,343

COMPREHENSIVE INCOME
Net income                                           --             --              --                   83             83
                                                                                                                   -----------
Other comprehensive income, net  of tax:
  Change in unrealized capital gains

  (losses) on securities (1) (2)                     --             --              (2)                  --             (2)
                                                                                                                   -----------
Total other comprehensive income                                                                                        (2)
                                                                                                                   -----------
  TOTAL COMPREHENSIVE INCOME                                                                                            81
                                                  -------     --------   --------------------      ---------       -----------
BALANCE, MARCH 31, 1998                            $  6       $  1,045    $        177             $  1,196       $  2,424
                                                  -------     --------   --------------------      ---------       -----------
                                                  -------     --------   --------------------      ---------       -----------

THREE MONTHS ENDED MARCH 31, 1997 (unaudited)



                                                                          ACCUMULATED OTHER
                                                                            COMPREHENSIVE
                                                                                INCOME
                                                                        ----------------------
                                                                                  NET
                                                                          UNREALIZED CAPITAL                        TOTAL
                                                   COMMON      CAPITAL    GAINS (LOSSES) ON        RETAINED      STOCKHOLDERS'
(IN MILLIONS) (UNAUDITED)                          STOCK       SURPLUS  SECURITIES, NET OF TAX     EARNINGS        EQUITY
-----------------------------------------         --------    --------  ----------------------     --------      -------------
BALANCE, DECEMBER 31, 1996                         $  6       $  1,045   $          30               $  811       $  1,892
COMPREHENSIVE INCOME
Net income                                           --             --              --                   63             63
                                                                                                                   -----------
Other comprehensive income, net  of tax:
  Change in unrealized capital gains

  (losses) on securities (1) (2)                     --             --             (87)                  --            (87)
                                                                                                                   -----------
Total other comprehensive income                                                                                       (87)
                                                                                                                   -----------
  TOTAL COMPREHENSIVE INCOME                                                                                            24
                                                  -------     --------   --------------------      ---------       -----------
BALANCE, MARCH 31, 1997                            $  6       $  1,045    $        (57)              $  874       $  1,868
                                                  -------     --------   --------------------      ---------       -----------
                                                  -------     --------   --------------------      ---------       -----------

(1) UNREALIZED GAIN (LOSS) ON SECURITIES IS NET OF TAX EXPENSE (BENEFIT) OF $95 AND $(34) FOR MARCH 31, 1998 AND 1997, RESPECTIVELY.
(2) NET OF RECLASSIFICATION ADJUSTMENT FOR GAINS REALIZED IN NET INCOME OF $0 AND $4 FOR MARCH 31, 1998 AND 1997, RESPECTIVELY.

              SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                   HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                      Three Months Ended
                                                                           March 31,
                                                                   -------------------------
(IN MILLIONS)                                                         1998          1997
--------------------------------------------------------------------------------------------
                                                                         (Unaudited)
OPERATING ACTIVITIES
  Net income                                                       $    83         $    63
ADJUSTMENTS TO NET INCOME:
  Depreciation and amortization                                         (5)              5
  Net realized capital gains                                            --              (4)
  (Increase) decrease in deferred income taxes                        (102)             21
  Increase in deferred policy acquisition costs                       (115)           (128)
  (Increase) decrease in premiums receivable and agents'
   balances                                                             (5)             32
  (Increase) decrease in accrued investment income                     (23)             57
  Decrease in other assets                                             104              25
  Decrease (increase) in reinsurance recoverables                       23            (112)
  Increase in liabilities for future policy benefits                    55             158
  Increase in other liabilities                                         74             227
--------------------------------------------------------------------------------------------
    CASH PROVIDED BY OPERATING ACTIVITIES                               89             344
--------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Purchases of fixed maturity investments                           (2,014)         (1,525)
  Sales of fixed maturity investments                                1,162             985
  Maturities and principal paydowns of fixed maturity
   investments                                                         459             664
  Net (purchases) sales of other investments                          (118)            111
  Net sales (purchases) of short-term investments                      211            (102)
--------------------------------------------------------------------------------------------
    CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES                  (300)            133
--------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Net receipts from (disbursements for) investment and universal life-type contracts credited to (charged against) policyholder
   accounts                                                            209            (447)
--------------------------------------------------------------------------------------------
    CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES                   209            (447)
--------------------------------------------------------------------------------------------
  (Decrease) increase in cash                                           (2)             30
  Cash - beginning of period                                            54              43
--------------------------------------------------------------------------------------------
    CASH - END OF PERIOD                                           $    52         $    73
--------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
NET CASH PAID DURING THE PERIOD FOR:
Income taxes                                                       $    56         $    41


              SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
      (DOLLAR AMOUNTS IN MILLIONS EXCEPT FOR SHARE DATA UNLESS OTHERWISE STATED)
                                     (UNAUDITED)

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

(a)  BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Hartford Life Insurance Company (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures which are normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, these statements include all adjustments which were normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for the periods presented.

For a description of accounting policies, see Note 2 of Notes to Consolidated Financial Statements in the Company's 1997 Form 10-K Annual Report.

Certain reclassifications have been made to prior year financial information to conform to the current year classification of transactions and accounts.

(b)  CHANGES IN ACCOUNTING PRINCIPLES

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". The SOP provides guidance on accounting for the costs of internal use software and in determining whether the software is for internal use. The SOP defines internal use software as software that is acquired, internally developed, or modified solely to meet internal needs and identifies stages of software development and accounting for the related costs incurred during the stages. This statement is effective for fiscal years beginning after December 15, 1998 and is not expected to have a material impact on the Company's financial condition or results of operations.

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of this statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. Accordingly, the Company has reported comprehensive income in the Condensed Consolidated Statement of Changes in Stockholder's Equity.

NOTE 2.  INITIAL PUBLIC OFFERING ("IPO")

On February 10, 1997, the Company's indirect parent, Hartford Life, Inc. ("Hartford Life"), filed a registration statement, as amended, with the Securities and Exchange Commission, relating to the IPO of Hartford Life's Class A Common Stock. Pursuant to the IPO on May 22, 1997, Hartford Life sold to the public 26 million shares at $28.25 per share and received proceeds, net of offering expenses, of $687. Of the proceeds, $527 was used to retire debt related to Hartford Life's promissory notes outstanding and line of credit. The remaining $160 was contributed by Hartford Life to Hartford Life and Accident Insurance Company, the Company's direct parent, to support growth in its core businesses.

The 26 million shares sold in the IPO represent approximately 18.6% of the equity ownership in Hartford Life and approximately 4.4% of the combined voting power of Hartford Life's Class A and Class B Common Stock. The Hartford owns all of the 114 million outstanding shares of Class B Common Stock of Hartford Life, representing approximately 81.4% of the equity ownership in Hartford Life and approximately 95.6% of the combined voting power of Hartford Life's Class A and Class B Common Stock. Holders of Class A Common Stock generally have identical rights to the holders of Class B Common Stock except that the holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share on all matters submitted to a vote of Hartford Life's stockholders.

NOTE 3.  COMMITMENTS AND CONTINGENCIES

LITIGATION

The Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary and punitive damages have been asserted. Although there can be no assurances, management, at the present time, does not anticipate that the ultimate liability arising from such pending or threatened litigation will have a material effect on the financial condition or operating results of the Company.

ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                              AND RESULTS OF OPERATIONS

 (DOLLAR AMOUNTS IN MILLIONS EXCEPT FOR PER SHARE DATA UNLESS OTHERWISE STATED)

Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") addresses the financial condition of the Company as of March 31, 1998, compared with December 31, 1997, and its results of operations for the three months ended March 31, 1998 compared with the equivalent 1997 period.
This discussion should be read in conjunction with the MD&A in the Company's 1997 Form 10-K Annual Report.

Certain statements contained in this discussion, other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty which are, in many instances, beyond the Company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect on Hartford Life Insurance Company and subsidiaries (the "Company"). There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on the Company will be those anticipated by management. Actual results could differ materially from those expected by the Company, depending on the outcome of certain factors, including those described in the forward-looking statements.

Certain reclassifications have been made to prior year financial information to conform to the current year presentation.

INDEX

Consolidated Results of Operations:        Employee Benefits                  10
 Operating Summary                   8     Guaranteed Investment Contracts    11
Annuity                              9     Accounting Standards               11
Individual Life Insurance            10

CONSOLIDATED RESULTS OF OPERATIONS:  OPERATING SUMMARY

OPERATING SUMMARY                                      FIRST QUARTER ENDED
                                                            MARCH 31,
                                                  ----------------------------
                                                       1998           1997
                                                  ----------------------------
REVENUES                                              $ 915          $ 651
EXPENSES                                                832            588
                                                      ------         ------
  NET INCOME                                          $  83          $  63
                                                      ------         ------
                                                      ------         ------

The Company's insurance business operates in three principal segments: Annuity, Individual Life Insurance, and Employee Benefits as well as a Guaranteed Investments Contracts segment, which is primarily comprised of business written prior to 1995. The Company also maintains a Corporate operation through which it reports items that are not directly allocable to any of its business segments.

The Annuity segment focuses on the savings and retirement needs of the growing number of individuals who are preparing for retirement or have already retired. This segment consists of two areas of operation: Individual Annuity and Group Annuity. The variety of products sold within this segment reflects the diverse nature of the market. These include, in the Individual Annuity area, individual variable annuities, fixed market value adjusted ("MVA") annuities, and mutual funds; and in the Group Annuity area, deferred compensation and retirement plan services for municipal governments and corporations, structured settlement contracts and other special purpose annuity contracts, and investment management contracts. The Individual Life Insurance segment, which focuses on the high end estate and business planning markets, sells a variety of life insurance products, including variable life and universal life insurance. The Employee Benefits segment consists of two areas of operation: Group Insurance and Specialty Insurance. Through Group Insurance, the Company offers products such as group life insurance, group short- and long-term disability and accidental death and dismemberment. Substantially all of the Group Insurance business directly written by the Company is ceded to its direct parent, Hartford Life and Accident Insurance Company. Specialty Insurance primarily consists of the Company's corporate owned life insurance ("COLI") business. The Guaranteed Investment Contracts segment consists of guaranteed rate contract ("GRC") business that is supported by assets held in either the Company's general account or a guaranteed separate account and includes a closed block of guaranteed rate contracts ("Closed Book GRC"). The Company decided in 1995, after a thorough review of its GRC business, that it would significantly de-emphasize general account GRC, choosing to focus its distribution efforts on other products sold through other divisions. Management expects no material income or loss from the Guaranteed Investment Contracts segment in the future.

Revenues increased $264, or 41%, to $915 for the first quarter of 1998 from $651 for the comparable period in 1997. This was partially due to COLI revenues which increased $161 due to renewal premium on leveraged COLI and increased fees associated with variable COLI sales. Excluding COLI, revenues increased $103, or 22%, over the first quarter of 1997. This increase was driven by the Annuity segment whose revenues increased $101, or 36%, for the first quarter of 1998 as compared to the first quarter of 1997. This increase was due to higher fee income earned on growing annuity account values where the average account value grew $18.9 billion, or 37%, to $70.6 billion at March 31, 1998 from $51.7 billion at March 31, 1997 due to market appreciation and new sales. Also, Individual Life Insurance revenues increased $17, or 15%, for the first quarter of 1998 as compared to the first quarter of 1997 due to increased cost of insurance charges and other fee income on the Company's growing block of variable life business. Partially offsetting the increases discussed above was a $20 decline in revenues related to Closed Book GRC.

Expenses increased $244, or 41%, to $832 for the first quarter of 1998 from $588 for the comparable period in 1997. The increase was partially driven by COLI, whose expenses increased $160 as a result of increased operating expenses associated with significant renewal premium and variable COLI sales for the quarter ended March 31, 1998. Excluding COLI, expenses increased $84, or 20%, over the first quarter of 1997. Annuity expenses grew $81 primarily due to higher amortization of deferred policy acquisition costs and operating expenses. Individual Life Insurance expenses increased $15 primarily due to higher benefits, claims, and claim adjustment expenses, which is consistent with the growth in this blocks of business. Partially offsetting the increases discussed above was a $20 decline in expenses related to Closed Book GRC.

Net income increased $20, or 32%, to $83 for the first quarter of 1998 from $63 for the first quarter of 1997 primarily due to growth in the Annuity and the Individual Life Insurance segments. Annuity earnings increased $20, or 47%, due to increasing account values resulting from significant stock market
appreciation and new sales, particularly in Individual Annuity.   Individual
Life Insurance earnings increased $2, or 18%, as a result of strong sales and growing account values. Guaranteed Investment Contracts had no net income in the first quarter of 1998 or 1997, consistent with management's expectations.

SEGMENT RESULTS

The Company's reporting segments, which reflect the management structure of the Company, consist of Annuity, Individual Life Insurance, Employee Benefits, Guaranteed Investment Contracts and a Corporate Operation.


Below is a summary of net income by segment.


                                                        FIRST QUARTER ENDED
                                                              MARCH 31,
                                                     -------------------------
                                                         1998           1997
                                                     -------------------------
ANNUITY                                                $  63          $  43
INDIVIDUAL LIFE INSURANCE                                 13             11
EMPLOYEE BENEFITS                                          6              6
GUARANTEED INVESTMENT CONTRACTS                           --             --
CORPORATE OPERATION                                        1              3
                                                     ----------     ----------
   NET INCOME                                          $  83          $  63
                                                     ----------     ----------
                                                     ----------     ----------

The sections that follow analyze each segment's results.

ANNUITY

                                                        FIRST QUARTER ENDED
                                                              MARCH 31,
                                                     -------------------------
                                                         1998           1997
                                                     -------------------------
REVENUES                                                $ 381          $ 280
EXPENSES                                                  318            237
                                                        -------        -------
   NET INCOME                                           $  63          $  43
                                                        -------        -------
                                                        -------        -------

Revenues increased $101, or 36%, to $381 as of March 31, 1998 from $280 as of March 31, 1997. Individual Annuity revenues increased $90, or 50%, over the first quarter of 1997 primarily due to higher fee income earned on growth in individual variable annuity account values. Average individual variable annuity account values grew $16.9 billion, or 51%, to $50.2 billion as of March 31, 1998 from $33.3 billion as of March 31, 1997. This growth was the result of significant market appreciation as well as strong sales of $2.4 billion in the first quarter of 1998. Also, Group Annuity revenues increased $11, or 11%, as of March 31, 1998 as compared to March 31, 1997 due to higher net investment income resulting from growth in assets under management. Group Annuity average account values grew $2.0 billion, or 22%, to $11.1 billion as March 31, 1998 from $9.1 billion as of March 31, 1997 due to market appreciation and new deposits.

Expenses increased $81, or 34%, to $318 as of March 31, 1998 from $237 as of March 31, 1997. Benefits, claims and claim adjustment expenses increased $14 primarily due to increased interest credited on Individual Annuity general account values, which increased $1.3 billion, or 43%, to $4.2 billion at March 31, 1998 from $2.9 billion at March 31, 1997. Amortization of DPAC increased $20 as prior and current year sales remained strong. Also, other business expenses increased $37 as a result of the growth in this segment. However, operating expenses as a percentage of average account value declined from 1997 levels.

Annuity net income increased $20, or 47%, to $63 as of March 31, 1998 from $43 as of March 31, 1997 as a result of growing average account values discussed above and operating expense efficiencies.

INDIVIDUAL LIFE INSURANCE

                                                        FIRST QUARTER ENDED
                                                              MARCH 31,
                                                      ------------------------
                                                         1998           1997
                                                      ------------------------
REVENUES                                                $ 128          $ 111
EXPENSES                                                  115            100
                                                        -------        -------
   NET INCOME                                           $  13          $  11
                                                        -------        -------
                                                        -------        -------

Revenues increased $17, or 15%, to $128 as of March 31, 1998 from $111 as of March 31, 1997. This increase was primarily due to higher cost of insurance charges and other fee income earned on the Company's growing block of variable life insurance. Variable life average account values increased $540, or 84%, to $1.2 billion as of March 31, 1998 from $640 as of March 31, 1997 due to market appreciation and strong sales. Variable life product sales constituted 75%, or $24, of total Individual Life Insurance new sales in the first quarter of 1998, an increased of $9, or 60%, compared to the same period in 1997.

Expenses increased $15, or 15%, to $115 as of March 31, 1998 from $100 as of March 31, 1997. This increase was primarily the result of higher benefits, claims, and claim adjustment expenses of $20 due to the growth in this segment as well as increased mortality experience in the first quarter of 1998. Net income increased $2, or 18%, to $13 as of March 31, 1998 from $11 as of March 31, 1997.

EMPLOYEE BENEFITS

                                                        FIRST QUARTER ENDED
                                                              MARCH 31,
                                                      ------------------------
                                                         1998           1997
                                                      ------------------------
REVENUES                                                $ 348          $ 179
EXPENSES                                                  342            173
                                                        -------        -------
   NET INCOME                                           $   6          $   6
                                                        -------        -------
                                                        -------        -------

Revenues increased $169, or 94%, to $348 as of March 31, 1998 from $179 as of March 31, 1997. This was primarily due to COLI whose revenues increased $161, or 90%, for the first quarter of 1998 as compared to the first quarter of 1997. This increase was due to $80 of renewal premium on leveraged COLI as well as increase in fee income of $78 related to new sales of variable COLI.

Expenses increased $169, or 98%, to $342 as of March 31, 1998 from $173 as of March 31, 1997. COLI expenses increased $160 primarily due to higher expenses associated with the first quarter 1998 increased variable COLI sales and leveraged COLI renewal premium. Net income was consistent with the prior year results.



GUARANTEED INVESTMENT CONTRACTS

                                                        FIRST QUARTER ENDED
                                                              MARCH 31,
                                                      ------------------------
                                                         1998           1997
                                                      ------------------------
REVENUES                                               $  52          $  72
EXPENSES                                                  52             72
                                                       -------        -------
   NET INCOME                                          $  --          $  --
                                                       -------        -------
                                                       -------        -------

This segment reported no net income for the first quarter of 1998 and 1997 consistent with management's expectations that net income (loss) from Closed Book GRC in the years subsequent to 1996 will be immaterial based on the Company's current projections for the performance of the assets and liabilities associated with Closed Book GRC. However, no assurance can be given that, under certain unanticipated economic circumstances which result in the Company's assumptions being proven inaccurate, further losses in respect of Closed Book GRC will not occur in the future.

ACCOUNTING STANDARDS

For a discussion of accounting standards, see Note 1 of Notes to Condensed Consolidated Financial Statements


                              PART II. OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS


The Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary and punitive damages have been asserted. Although there can be no assurances, management, at the present time, does not anticipate that the ultimate liability arising from such pending or threatened litigation will have a material effect on the financial condition or operating results of the Company.


ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits - See Exhibits Index

(b) Reports on Form 8-K - None

--------------------------------------------------------------------------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Hartford Life Insurance Company:

We have audited the accompanying Consolidated Balance Sheets of Hartford Life Insurance Company (the "Company") and subsidiaries as of December 31, 1997 and 1996, and the related Consolidated Statements of Income, Stockholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hartford Life Insurance Company and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in Index to Consolidated Financial Statements and Schedules are presented for the purpose of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                         ARTHUR ANDERSEN LLP

Hartford, Connecticut
January 27, 1998

--------------------------------------------------------------------------------

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                        FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                      ------------------------
                                                       1997     1996     1995
                                                      ------   ------   ------
                                                           (IN MILLIONS)
 Revenues
   Premiums and other considerations...............   $1,637   $1,705   $1,487
   Net investment income...........................    1,368    1,397    1,328
   Net realized capital gains (losses).............        4     (213)     (11)
                                                      ------   ------   ------
     Total revenues................................    3,009    2,889    2,804
                                                      ------   ------   ------
 Benefits, claims and expenses
   Benefits, claims and claim adjustment
    expenses.......................................    1,379    1,535    1,422
   Amortization of deferred policy acquisition
    costs..........................................      335      234      199
   Dividends to policyholders......................      240      635      675
   Other expenses..................................      586      427      317
                                                      ------   ------   ------
     Total benefits, claims and expenses...........    2,540    2,831    2,613
                                                      ------   ------   ------
   Income before income tax expense................      469       58      191
   Income tax expense..............................      167       20       62
                                                      ------   ------   ------
 Net income........................................   $  302   $   38   $  129
                                                      ------   ------   ------
                                                      ------   ------   ------

                See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                       AS OF DECEMBER
                                                             31,
                                                      -----------------
                                                       1997      1996
                                                      -------   -------
                                                        (IN MILLIONS,
                                                      EXCEPT FOR SHARE
                                                            DATA)
 Assets
   Investments
   Fixed maturities, available for sale, at fair
    value (amortized cost of $13,885 and
    $13,579).......................................   $14,176   $13,624
   Equity securities, at fair value................       180       119
   Policy loans, at outstanding balance............     3,756     3,836
   Other investments, at cost......................        47        56
                                                      -------   -------
     Total investments.............................    18,159    17,635
   Cash............................................        54        43
   Premiums receivable and agents' balances........        18       137
   Accrued investment income.......................       330       407
   Reinsurance recoverables........................     6,325     6,259
   Deferred policy acquisition costs...............     3,315     2,760
   Deferred income tax.............................       348       474
   Other assets....................................       352       357
   Separate account assets.........................    69,055    49,690
                                                      -------   -------
     Total assets..................................   $97,956   $77,762
                                                      -------   -------
                                                      -------   -------

 Liabilities
   Future policy benefits..........................   $ 3,270   $ 2,474
   Other policyholder funds........................    21,034    22,134
   Other liabilities...............................     2,254     1,572
   Separate account liabilities....................    69,055    49,690
                                                      -------   -------
     Total liabilities.............................    95,613    75,870
                                                      -------   -------

 Stockholder's Equity
   Common stock -- 1,000 shares authorized, issued
    and outstanding, par value $5,690..............         6         6
   Additional paid in capital......................     1,045     1,045
   Net unrealized capital gains on securities, net
    of tax.........................................       179        30
   Retained earnings...............................     1,113       811
                                                      -------   -------
     Total stockholder's equity....................     2,343     1,892
                                                      -------   -------
   Total liabilities and stockholder's equity......   $97,956   $77,762
                                                      -------   -------
                                                      -------   -------

                See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                    NET UNREALIZED
                                                                     CAPITAL GAINS
                                                     ADDITIONAL       (LOSSES) ON                       TOTAL
                                           COMMON     PAID IN         SECURITIES,      RETAINED     STOCKHOLDER'S
                                           STOCK      CAPITAL         NET OF TAX       EARNINGS        EQUITY
                                           ------  --------------   ---------------   -----------   -------------
                                                                       (IN MILLIONS)
 Balance, December 31, 1994..............    $6        $  826            $(654)         $  644         $  822
   Net income............................    --            --              --              129            129
   Capital contribution..................    --           181              --               --            181
   Change in net unrealized capital gains
    (losses) on securities, net of tax...    --            --             597               --            597
                                             --
                                                       ------          ------         -----------      ------
 Balance, December 31, 1995..............     6         1,007             (57)             773          1,729
   Net income............................    --            --              --               38             38
   Capital contribution..................    --            38              --               --             38
   Change in net unrealized capital gains
    (losses) on securities, net of tax...    --            --              87               --             87
                                             --
                                                       ------          ------         -----------      ------
 Balance, December 31, 1996..............     6         1,045              30              811          1,892
   Net income............................    --            --              --              302            302
   Change in net unrealized capital gains
    (losses) on securities, net of tax...    --            --             149               --            149
                                             --
                                                       ------          ------         -----------      ------
 Balance, December 31, 1997..............    $6        $1,045            $179           $1,113         $2,343
                                             --
                                             --
                                                       ------          ------         -----------      ------
                                                       ------          ------         -----------      ------

                See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           FOR THE YEARS ENDED DECEMBER
                                                       31,
                                          ------------------------------
                                            1997       1996       1995
                                          --------   --------   --------
                                                  (IN MILLIONS)
Operating Activities
  Net income............................  $    302   $     38   $    129
  Adjustments to reconcile net income to
   cash provided by operating activities
  Depreciation and amortization.........         8         14         21
  Net realized capital (gains) losses...        (4)       213         11
  Decrease (increase) in deferred income
   taxes................................        40       (102)      (172)
  Increase in deferred policy
   acquisition costs....................      (555)      (572)      (379)
  Decrease (increase) in premiums
   receivable and agents' balances......       119         10        (81)
  Decrease (increase) in accrued
   investment income....................        77        (13)       (16)
  Decrease (increase) in other assets...        52       (132)      (177)
  (Increase) decrease in reinsurance
   recoverables.........................      (416)       179        (35)
  Increase (decrease) in liabilities for
   future policy benefits...............       796        (92)       483
  Increase in other liabilities.........       379        477        281
                                          --------   --------   --------
    Cash provided by operating
     activities.........................       798         20         65
                                          --------   --------   --------
Investing Activities
  Purchases of fixed maturity
   investments..........................    (6,231)    (5,747)    (6,228)
  Sales of fixed maturity investments...     4,232      3,459      4,845
  Maturities and principal paydowns of
   fixed maturity investments...........     2,329      2,693      1,741
  Net sales (purchases) of other
   investments..........................        24       (107)      (871)
  Net (purchases) sales of short-term
   investments..........................      (638)        84        (24)
                                          --------   --------   --------
    Cash (used for) provided by
     investing activities...............      (284)       382       (537)
                                          --------   --------   --------
Financing Activities
  Capital contribution..................        --         38         --
  Net (disbursements for) receipts from
   investment and universal life-type
   contracts (charged against) credited
   to policyholder accounts.............      (503)      (443)       498
                                          --------   --------   --------
    Cash (used for) provided by
     financing activities...............      (503)      (405)       498
                                          --------   --------   --------
  Increase (decrease) in cash...........        11         (3)        26
  Cash -- beginning of year.............        43         46         20
                                          --------   --------   --------
  Cash -- end of year...................  $     54   $     43   $     46
                                          --------   --------   --------
                                          --------   --------   --------
Supplemental Disclosure of Cash Flow
 Information:
  Net Cash Paid During the Year for:
  Income taxes..........................  $      9   $    189   $    162

Noncash Financing Activities:
  Capital contribution..................  $     --   $     --   $    181
                                          --------   --------   --------
                                          --------   --------   --------

                See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA UNLESS OTHERWISE STATED)

 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

    These consolidated financial statements include Hartford Life Insurance Company and its wholly-owned subsidiaries (the "Company"), ITT Hartford Life and Annuity Insurance Company ("ILA") and ITT Hartford International Life Reassurance Corporation ("HLRe"), formerly American Skandia Life Reinsurance Corporation. The Company is a wholly-owned subsidiary of Hartford Life and Accident Insurance Company ("HLA"), a wholly-owned subsidiary of Hartford Life, Inc. ("Hartford Life"). Hartford Life is a direct subsidiary of Hartford Accident and Indemnity Company ("HA&I"), an indirect subsidiary of The Hartford Financial Services Group, Inc. ("The Hartford"). On February 10, 1997, Hartford Life filed a registration statement, as amended, with the Securities and Exchange Commission relating to an Initial Public Offering ("IPO") of the Hartford Life's Class A Common Stock. Pursuant to the IPO on May 22, 1997, Hartford Life sold to the public 26 million shares at $28.25 per share and received net proceeds of $687. Of the proceeds, $527 was used to retire debt related to Hartford Life's outstanding promissory notes and line of credit with the remaining $160 contributed by Hartford Life to HLA to support growth in its core businesses.

    On December 19, 1995, ITT Industries, Inc. (formerly ITT Corporation) ("ITT") distributed all the outstanding shares of capital stock of The Hartford to ITT stockholders of record on such date. As a result, The Hartford became an independent, publicly traded company.

    Along with its parent, the Company is a leading insurance and financial services company which provides (a) investment products such as individual variable annuities and fixed market value adjusted annuities, deferred compensation and retirement plan services and mutual funds for savings and retirement needs; (b) life insurance for income protection and estate planning; and (c) employee benefits products such as group life and group disability insurance and corporate owned life insurance.

 2. SIGNIFICANT ACCOUNTING POLICIES

(A) BASIS OF PRESENTATION

    These consolidated financial statements present the financial position, results of operations and cash flows of the Company. All material intercompany transactions and balances between the Company, its subsidiaries and affiliates have been eliminated. The consolidated financial statements are prepared on the basis of generally accepted accounting principles which differ materially from the statutory accounting practices prescribed by various insurance regulatory authorities.

    The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates include those used in determining deferred policy acquisition costs and the liability for future policy benefits and other policyholder funds. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

    Certain reclassifications have been made to prior year financial information to conform to the current year presentation.

(B) CHANGES IN ACCOUNTING PRINCIPLES

    In December 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 97-3 "Accounting by Insurance and Other Enterprises for Insurance Related Assessments". This SOP provides guidance on accounting by insurance and other enterprises for assessments related to insurance activities. Specifically, the SOP provides guidance on when a guaranty fund or other assessment should be recognized, how to measure the liability, and what information should be disclosed. This SOP will be effective for fiscal years beginning after December 15, 1998. Adoption of SOP 97-3 is not expected to have a material impact on the Company's financial condition or results of operations.

    On November 14, 1996, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 96-12, "Recognition of Interest Income and Balance Sheet Classification of Structured Notes". This EITF issue requires companies to record income on certain structured securities on a retrospective interest method. The Company adopted EITF No. 96-12 for structured securities acquired after November 14, 1996. Adoption of EITF No. 96-12 did not have a material effect on the Company's financial condition or results of operations.

    In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" which is effective for transfers and servicing of financial

--------------------------------------------------------------------------------

assets and extinguishments of liabilities occurring after December 31, 1996. This statement established criteria for determining whether transferred assets should be accounted for as sales or secured borrowings. Subsequently, in December 1996, the FASB issued SFAS No. 127, "Deferral of Effective Date of Certain Provisions of FASB Statement No. 125", which defers the effective date of certain provisions of SFAS No. 125 for one year. Adoption of SFAS No. 125 is not expected to have a material effect on the Company's financial condition or results of operations.

    Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. Adoption of SFAS No. 121 did not have a material effect on the Company's financial condition or results of operations.

    The Company's cash flows were not impacted by these changes in accounting principles.

(C) REVENUE RECOGNITION

    Revenues for universal life-type policies and investment products consist of policy charges for the cost of insurance, policy administration and surrender charges assessed to policy account balances and are recognized in the period in which services are provided. Premiums for traditional life insurance and disability policies are recognized as revenues when they are due from policyholders.

(D) FUTURE POLICY BENEFITS AND OTHER POLICYHOLDER FUNDS

    Liabilities for future policy benefits are computed by the net level premium method using interest rate assumptions varying from 3% to 11% and withdrawal and mortality assumptions appropriate at the time the policies were issued. Health reserves, which are the result of sales of group long-term and short-term disability, stop loss, Medicare Supplement and individual disability products, are stated at amounts determined by estimates on individual cases and estimates of unreported claims based on past experience. Liabilities for universal life-type and investment contracts are stated at policyholder account values before surrender charges.

(E) POLICYHOLDER REALIZED CAPITAL GAINS AND LOSSES

    Realized capital gains and losses on security transactions associated with the Company's immediate participation guaranteed contracts are excluded from revenues and deferred over the expected maturity of the securities, since under the terms of the contracts the realized gains and losses will be credited to policyholders in future years as they are entitled to receive them.

(F) INVESTMENTS

    The Company's investments in fixed maturities include bonds and commercial paper which are considered "available for sale" and accordingly are carried at fair value with the after-tax difference from cost reflected as a component of Stockholder's Equity designated "Net unrealized capital gains (losses) on securities, net of tax". Equity securities, which include common and non-redeemable preferred stocks, are carried at fair values with the after-tax difference from cost reflected in Stockholder's Equity. Policy loans are carried at outstanding balance which approximates fair value. Net realized capital gains and losses, after deducting pension policyholders' share, are reported as a component of revenue and are determined on a specific identification basis.

    The Company's accounting policy for impairment requires recognition of an other than temporary impairment charge on a security if it is determined that the Company is unable to recover all amounts due under the contractual obligations of the security. In addition, for securities expected to be sold, an other than temporary impairment charge is recognized if the Company does not expect the fair value of a security to recover to cost or amortized cost prior to the expected date of sale. Once an impairment charge has been recorded, the Company then continues to review the other than temporarily impaired securities for appropriate valuation on an on-going basis.

    During 1996, it was determined that certain individual securities within the investment portfolio supporting the Company's block of guaranteed rate contract business written prior to 1995 ("Closed Book GRC") could not recover to amortized cost prior to sale. Therefore, an other than temporary impairment loss of $88, after-tax, was recorded.

(G) DERIVATIVE INSTRUMENTS

    The Company uses a variety of derivative instruments including swaps, caps, floors, forwards and exchange traded financial futures and options as part of an overall risk management strategy. These instruments are used as a means of hedging exposure to price, foreign currency and/ or interest rate risk on planned investment purchases or existing assets and liabilities. The Company does not hold or issue derivative instruments for trading purposes. The Company's accounting for derivative instruments used to manage risk is in accordance with the concepts established in SFAS No. 80, "Accounting for Futures Contracts", SFAS No. 52, "Foreign Currency Translation", AICPA SOP 86-2, "Accounting for Options" and various EITF pronouncements. Written options are used, in all cases in conjunction with other assets and derivatives, as part of the Company's asset and liability management strategy. Derivative instruments are carried at values consistent with the asset or liability being hedged. Derivative instruments used to hedge fixed maturities or equity securities are carried at fair value

--------------------------------------------------------------------------------

with the after-tax difference from cost reflected in Stockholder's Equity. Derivative instruments used to hedge other invested assets or liabilities are carried at cost.

    Derivative instruments must be designated at inception as a hedge and measured for effectiveness both at inception and on an on-going basis. The Company's minimum correlation threshold for hedge designation is 80%. If correlation, which is assessed monthly and measured based on a rolling three month average, falls below 80%, hedge accounting will be terminated. Derivative instruments used to create a synthetic asset must meet synthetic accounting criteria including designation at inception and consistency of terms between the synthetic and the instrument being replicated. Consistent with industry practice, synthetic instruments are accounted for like the financial instrument it is intended to replicate. Derivative instruments which fail to meet risk management criteria, subsequent to acquisition, are marked to market with the impact reflected in the Consolidated Statements of Income.

    Gains or losses on financial futures contracts entered into in anticipation of the investment of future receipt of product cash flows are deferred and, at the time of the ultimate investment purchase, reflected as an adjustment to the cost basis of the purchased asset. Gains or losses on futures used in invested asset risk management are deferred and adjusted into the cost basis of the hedged asset when the contract futures are closed, except for futures used in duration hedging which are deferred and basis adjusted on a quarterly basis. The basis adjustments are amortized into net investment income over the remaining asset life.

    Open forward commitment contracts are marked to market through Stockholder's Equity. Such contracts are accounted for at settlement by recording the purchase of the specified securities at the previously committed price. Gains or losses resulting from the termination of forward commitment contracts before the delivery of the securities are recognized immediately in the Consolidated Statements of Income as a component of net investment income.

    The cost of options entered into as part of a risk management strategy are basis adjusted to the underlying asset or liability and amortized over the remaining life of the option. Gains or losses on expiration or termination are adjusted into the basis of the underlying asset or liability and amortized over the remaining asset life.

    Interest rate swaps involve the periodic exchange of payments without the exchange of underlying principal or notional amounts. Net receipts or payments are accrued and recognized over the life of the swap agreement as an adjustment to investment income. Should the swap be terminated, the gain or loss is adjusted into the basis of the asset or liability and amortized over the remaining life. Should the hedged asset be sold or liability terminated without terminating the swap position, any swap gains or losses are immediately recognized in net investment income. Interest rate swaps purchased in anticipation of an asset purchase ("anticipatory transaction") are recognized consistent with the underlying asset components such that the settlement component is recognized in the Consolidated Statements of Income while the change in market value is recognized as an unrealized capital gain or loss.

    Premiums paid on purchased floor or cap agreements and the premium received on issued cap or floor agreements (used for risk management) are adjusted into the basis of the applicable asset and amortized over the asset life. Gains or losses on termination of such positions are adjusted into the basis of the asset or liability and amortized over the remaining asset life. Net payments are recognized as an adjustment to income or basis adjusted and amortized depending on the specific hedge strategy.

    Forward exchange contracts and foreign currency swaps are accounted for in accordance with SFAS No. 52. Changes in the spot rate of instruments designated as hedges of the net investment in a foreign subsidiary are reflected in the cumulative translation adjustments component of Stockholder's Equity. Cash flows from futures, options, and swaps, accounted for as hedges, are included with the cash flows of the item being hedged.

(H) SEPARATE ACCOUNTS

    The Company maintains separate account assets and liabilities which are reported at fair value. Separate account assets are segregated from other investments, and investment income and gains and losses accrue directly to the policyholders. Separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts, wherein the policyholder assumes the investment risk, and guaranteed separate account assets, wherein the Company contractually guarantees either a minimum return or account value to the policyholder.

(I) DEFERRED POLICY ACQUISITION COSTS

    Policy acquisition costs, which include commissions and certain underwriting expenses associated with acquiring business, are deferred and amortized over the estimated lives of the contracts, generally 20 years. Generally, acquisition costs are deferred and amortized using the retrospective deposit method. Under the retrospective deposit method, acquisition costs are amortized in proportion to the present value of expected gross profits from surrender charges, investment, mortality and expense margins. Actual gross profits can vary from management's estimates resulting in increases or decreases in the rate of amortization. Management periodically updates these estimates, when appropriate, and evaluates the recoverability of the deferred acquisition cost asset. When appropriate, management revises its assumptions on the estimated gross profits of these contracts and the cumulative amortization

--------------------------------------------------------------------------------

for the books of business are reestimated and adjusted by a cumulative charge or credit to income.

    The Company's other expenses include the following:

                                          1997       1996       1995
                                        ---------  ---------  ---------
Commissions...........................  $     976  $     848  $     619
Deferred acquisition costs............       (862)      (823)      (618)
Other.................................        472        402        316
                                        ---------  ---------  ---------
    Total other expenses..............  $     586  $     427  $     317
                                        ---------  ---------  ---------
                                        ---------  ---------  ---------

(J) DIVIDENDS TO POLICYHOLDERS

    Certain life insurance policies contain dividend payment provisions that enable the policyholder to participate in the earnings of the life insurance subsidiaries of the Company. The participating insurance in force accounted for 55%, 44%, and 41% in 1997, 1996, and 1995, respectively, of total insurance in force.

 3. INITIAL PUBLIC OFFERING

    On February 10, 1997, Hartford Life filed a registration statement, as amended, with the Securities and Exchange Commission, relating to the IPO of Hartford Life's Class A Common Stock. Pursuant to the IPO on May 22, 1997, Hartford Life sold to the public 26 million shares at $28.25 per share and received proceeds, net of offering expenses, of $687. Of the proceeds, $527 was used to retire debt related to Hartford Life's promissory notes outstanding and line of credit. The remaining $160 was contributed by Hartford Life to HLA to support growth in its core businesses. The 26 million shares sold in the Offering represent approximately 18.6% of the equity ownership in Hartford Life and approximately 4.4% of the combined voting power of Hartford Life's Class A and Class B Common Stock. The Hartford owns all of the 114 million outstanding shares of Class B Common Stock of Hartford Life, representing approximately 81.4% of the equity ownership in Hartford Life and approximately 95.6% of the combined voting power of Hartford Life's Class A and Class B Common Stock. Holders of Class A Common Stock generally have identical rights to the holders of Class B Common Stock except that the holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share on all matters submitted to a vote of Hartford Life's stockholders.

 4. INVESTMENTS AND DERIVATIVE INSTRUMENTS

(A) COMPONENTS OF NET INVESTMENT INCOME

                                            FOR THE YEARS ENDED
                                               DECEMBER 31,
                                      -------------------------------
                                        1997       1996       1995
                                      ---------  ---------  ---------
Interest income from fixed
 maturities.........................  $     932  $     918  $     996
Interest income from policy loans...        425        477        342
Income from other investments.......         26         15          1
                                      ---------  ---------  ---------
Gross investment income.............      1,383      1,410      1,339
Less: Investment expenses...........         15         13         11
                                      ---------  ---------  ---------
Net investment income...............  $   1,368  $   1,397  $   1,328
                                      ---------  ---------  ---------
                                      ---------  ---------  ---------

(B) COMPONENTS OF NET REALIZED CAPITAL GAINS (LOSSES)

                                                  FOR THE YEARS ENDED
                                                     DECEMBER 31,
                                           ---------------------------------
                                              1997        1996       1995
                                              -----     ---------  ---------
Fixed maturities.........................   $      (7)  $    (201) $      23
Equity securities........................          12           2         (6)
Real estate and other....................          (1)         (4)       (25)
Less: Increase in liability to
 policyholders for realized capital
 gains...................................          --         (10)        (3)
                                                  ---   ---------  ---------
Net realized capital gains (losses)......   $       4   $    (213) $     (11)
                                                  ---   ---------  ---------
                                                  ---   ---------  ---------

(C) NET UNREALIZED CAPITAL GAINS (LOSSES) ON EQUITY SECURITIES

                                                       FOR THE YEARS ENDED
                                                          DECEMBER 31,
                                              -------------------------------------
                                                 1997         1996         1995
                                                 -----        -----        -----
Gross unrealized capital gains..............   $      14    $      13    $       4
Gross unrealized capital losses.............          --           (1)          (2)
                                                     ---          ---          ---
Net unrealized capital gains................          14           12            2
Deferred income tax expense.................           5            4            1
                                                     ---          ---          ---
Net unrealized capital gains, net of tax....           9            8            1
Balance -- beginning of year................           8            1           (6)
                                                     ---          ---          ---
Net change in unrealized capital gains
 (losses) on equity securities..............   $       1    $       7    $       7
                                                     ---          ---          ---
                                                     ---          ---          ---

--------------------------------------------------------------------------------

(D) NET UNREALIZED CAPITAL GAINS (LOSSES) ON FIXED MATURITIES

                                                                    FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                                   ---------------------
                                                                   1997    1996    1995
                                                                   -----   -----   -----
Gross unrealized capital gains...................................  $ 371   $ 386   $ 529
Gross unrealized capital losses..................................    (80)   (341)   (569)
Unrealized capital (gains) losses credited to policyholders......    (30)    (11)    (52)
                                                                   -----   -----   -----
Net unrealized capital gains (losses)............................    261      34     (92)
Deferred income tax expense (benefit)............................     91      12     (34)
                                                                   -----   -----   -----
Net unrealized capital gains (losses), net of tax................    170      22     (58)
Balance -- beginning of year.....................................     22     (58)   (648)
                                                                   -----   -----   -----
Net change in unrealized capital gains (losses) on fixed
 maturities......................................................  $ 148   $  80   $ 590
                                                                   -----   -----   -----
                                                                   -----   -----   -----

(E) FIXED MATURITY INVESTMENTS

                                                                                 AS OF DECEMBER 31, 1997
                                                                   ---------------------------------------------------
                                                                                   GROSS         GROSS
                                                                   AMORTIZED    UNREALIZED    UNREALIZED
                                                                      COST         GAINS        LOSSES      FAIR VALUE
                                                                   ----------   -----------   -----------   ----------
U.S. gov't and gov't agencies and authorities
 (guaranteed and sponsored)......................................    $   217       $  3          $ (1)        $   219
U.S. gov't and gov't agencies and authorities
 (guaranteed and sponsored) -- asset backed......................      1,175         64           (35)          1,204
States, municipalities and political subdivisions................        211          7            (1)            217
International governments........................................        376         20            (3)            393
Public utilities.................................................        871         26            (3)            894
All other corporate including international......................      5,033        200           (25)          5,208
All other corporate -- asset backed..............................      4,091         41            (8)          4,124
Short-term investments...........................................      1,318         --            --           1,318
Certificates of deposit..........................................        593         10            (4)            599
                                                                   ----------     -----         -----       ----------
    Total fixed maturities.......................................    $13,885       $371          $(80)        $14,176
                                                                   ----------     -----         -----       ----------
                                                                   ----------     -----         -----       ----------

                                                                                 AS OF DECEMBER 31, 1996
                                                                   ---------------------------------------------------
                                                                                   GROSS         GROSS
                                                                   AMORTIZED    UNREALIZED    UNREALIZED
                                                                      COST         GAINS        LOSSES      FAIR VALUE
                                                                   ----------   -----------   -----------   ----------
U.S. gov't and gov't agencies and authorities
 (guaranteed and sponsored)......................................    $   166       $ 12          $ (3)        $   175
U.S. gov't and gov't agencies and authorities
 (guaranteed and sponsored) -- asset backed......................      1,970        161          (128)          2,003
States, municipalities and political subdivisions................        373          6           (11)            368
International governments........................................        281         12            (4)            289
Public utilities.................................................        877         12            (8)            881
All other corporate including international......................      4,656        120          (107)          4,669
All other corporate -- asset backed..............................      3,601         49           (59)          3,591
Short-term investments...........................................      1,655         14           (21)          1,648
                                                                   ----------     -----       -----------   ----------
    Total fixed maturities.......................................    $13,579       $386          $(341)       $13,624
                                                                   ----------     -----       -----------   ----------
                                                                   ----------     -----       -----------   ----------

    The amortized cost and estimated fair value of fixed maturity investments at December 31, 1997 by estimated maturity year are shown below. Expected maturities differ from contractual maturities due to call or prepayment provisions. Asset backed securities, including MBS and CMO's, are distributed to maturity year based on the Company's estimates of the rate of future prepayments of principal over the remaining lives of the securities. These estimates are developed using prepayment speeds provided in broker consensus data. Such estimates are derived from prepayment speeds experienced at the interest rate levels projected for the applicable underlying collateral and can be expected to vary from actual experience.

                                    MATURITY

                                            AMORTIZED
                                              COST      FAIR VALUE
                                           -----------  -----------
One year or less.........................   $   2,838    $   2,867
Over one year through five years.........       5,528        5,595
Over five years through ten years........       3,094        3,156
Over ten years...........................       2,425        2,558
                                           -----------  -----------
    Total................................   $  13,885    $  14,176
                                           -----------  -----------
                                           -----------  -----------

--------------------------------------------------------------------------------

    Sales of fixed maturities, excluding short-term fixed maturities, for the years ended December 31, 1997, 1996 and 1995 resulted in proceeds of $4.2 billion, $3.5 billion and $4.8 billion, gross realized capital gains of $169, $87 and $91, gross realized capital losses (including writedowns) of $176, $298 and $72, respectively. Sales of equity security investments for the years ended December 31, 1997, 1996 and 1995 resulted in proceeds of $132, $74 and $64, gross realized capital gains of $12, $2 and $28 and gross realized capital losses of $0, $0 and $59, respectively.

(F) CONCENTRATION OF CREDIT RISK

    Excluding investments in U.S. government and agencies, the Company has not invested in the securities of a single issuer in amounts greater than 10% of stockholder's equity at December 31, 1997.

(G) DERIVATIVE INSTRUMENTS

    The Company utilizes a variety of derivative instruments, including swaps, caps, floors, forwards and exchange traded futures and options, in accordance with Company policy and in order to achieve one of three Company approved objectives: to hedge risk arising from interest rate, price or currency exchange rate volatility; to manage liquidity; or, to control transactions costs. The Company utilizes derivative instruments to manage market risk through four principal risk management strategies: hedging anticipated transactions, hedging liability instruments, hedging invested assets and hedging portfolios of assets and/or liabilities. The Company does not trade in these instruments for the express purpose of earning trading profits.
    The Company maintains a derivatives counterparty exposure policy which establishes market-based credit limits, favors long-term financial stability and creditworthiness, and typically requires credit enhancement/credit risk reducing agreements. Credit risk is measured as the amount owed to the Company based on current market conditions and potential payment obligations between the Company and its counterparties. Credit exposures are quantified weekly and netted, and collateral is pledged to or held by the Company to the extent the current value of derivatives exceed exposure policy thresholds.

    The Company's derivative program is monitored by an internal compliance unit and is reviewed by senior management and Hartford Life's Finance Committee. Notional amounts, which represent the basis upon which pay or receive amounts are calculated and are not reflective of credit risk, pertaining to derivative financial instruments (excluding the Company's guaranteed separate account derivative investments), totaled $6.5 billion and $9.9 billion ($4.6 billion and $7.4 billion related to the Company's investments, $1.9 billion and $2.5 billion on the Company's liabilities) at December 31, 1997 and 1996, respectively.

    The table below provides a summary of derivative instruments held by the Company at December 31, 1997 and 1996, segregated by major investment and liability category:

                                                          1997 -- AMOUNT HEDGED (NOTIONAL AMOUNTS)
                                     ----------------------------------------------------------------------------------
                                                           PURCHASED
                                                             CAPS,                                FOREIGN
                                      TOTAL      ISSUED      FLOORS                   INTEREST    CURRENCY     TOTAL
                                     CARRYING    CAPS &       AND        FUTURES        RATE       SWAPS      NOTIONAL
           ASSETS HEDGED              VALUE      FLOORS     OPTIONS        (2)         SWAPS        (3)        AMOUNT
-----------------------------------  --------   --------   ----------   ----------   ----------   --------   ----------
Asset backed securities (excluding
 inverse floaters and
 anticipatory).....................  $  5,253   $    500   $ 1,404      $    28      $      221     $--       $ 2,153
Inverse floaters (1)...............        75         47        80           --              25      --           152
Anticipatory (4)...................        --         --        --           --              --      --            --
Other bonds and notes..............     7,531        462       460           22           1,258      91         2,293
Short-term investments.............     1,317         --        --           --              --      --            --
                                     --------   --------   ----------       ---      ----------     ---      ----------
    Total fixed maturities.........    14,176      1,009     1,944           50           1,504      91         4,598
Equity securities, policy loans and
 other investments.................     3,983         --        --           --              --      --            --
                                     --------   --------   ----------       ---      ----------     ---      ----------
    Total investments..............  $ 18,159   $  1,009   $ 1,944      $    50      $    1,504     $91       $ 4,598
    Long term debt.................        --         --        --           --              --      --            --
    Other policy claims............        --         10       150           --           1,747      --         1,907
                                     --------   --------   ----------       ---      ----------     ---      ----------
  Total derivatives -- notional
   value...........................  $     --   $  1,019   $ 2,094      $    50      $    3,251     $91       $ 6,505
                                     --------   --------   ----------       ---      ----------     ---      ----------
Total derivatives -- fair value....  $     --   $     (8)  $    23      $    --      $       19     $(6)      $    28
                                     --------   --------   ----------       ---      ----------     ---      ----------
                                     --------   --------   ----------       ---      ----------     ---      ----------

--------------------------------------------------------------------------------

                                                      1996 --AMOUNT HEDGED (NOTIONAL AMOUNTS)
                                     --------------------------------------------------------------------------
                                                                                              FOREIGN
                                      TOTAL    ISSUED    PURCHASED                 INTEREST   CURRENCY   TOTAL
                                     CARRYING  CAPS &   CAPS, FLOORS                 RATE      SWAPS    NOTIONAL
           ASSETS HEDGED              VALUE    FLOORS   AND OPTIONS   FUTURES (2)    SWAPS      (3)     AMOUNT
-----------------------------------  --------  -------  ------------  -----------  ---------  --------  -------
Asset backed securities (excluding
 inverse floaters and
 anticipatory).....................  $  5,242  $   500    $   2,454       $  --     $    941    $  --   $3,895
Inverse floaters (1)...............       352       98          856          --          346       --    1,300
Anticipatory (4)...................        --       --           --         132           --       --      132
Other bonds and notes..............     7,369      425          440           5        1,079      125    2,074
Short-term investments.............       661       --           --          --           --       --       --
                                     --------  -------  ------------      -----    ---------  --------  -------
    Total fixed maturities.........    13,624    1,023        3,750         137        2,366      125    7,401
Equity securities, policy loans and
 other investments.................     4,011       --           --          --           19       --       19
                                     --------  -------  ------------      -----    ---------  --------  -------
    Total investments..............  $ 17,635  $ 1,023    $   3,750       $ 137     $  2,385    $ 125   $7,420
    Long term debt.................        --       --           --          --           --       --       --
    Other policy claims............        --       10          150          --        2,351       --    2,511
                                     --------  -------  ------------      -----    ---------  --------  -------
    Total derivatives -- notional
     value.........................  $     --  $ 1,033    $   3,900       $ 137     $  4,736    $ 125   $9,931
                                     --------  -------  ------------      -----    ---------  --------  -------
    Total derivatives -- fair
     value.........................  $     --  $   (10)   $      38       $  --     $      2    $  (9 ) $   21
                                     --------  -------  ------------      -----    ---------  --------  -------
                                     --------  -------  ------------      -----    ---------  --------  -------

---------

    (1) Inverse floaters are variations of collateralized mortgage obligations ("CMO's") for which the coupon rates move inversely with an index rate such as the London interbank offered rate ("LIBOR"). The risk to principal is considered negligible as the underlying collateral for the securities is guaranteed or sponsored by government agencies. To address the volatility risk created by the coupon variability, the Company uses a variety of derivative instruments, primarily interest rate swaps, caps and floors.

    (2) As of December 31, 1997 and 1996, over 44% and 39% , respectively, of the notional futures contracts expire within one year.

    (3) As of December 31, 1997 and 1996, over 16% and 42%, respectively, of foreign currency swaps expire within one year; the balance matures over the succeeding 9 years.

    (4) Deferred gains and losses on anticipatory transactions are included in the carrying value of fixed maturities in the Consolidated Balance Sheets. At the time of the ultimate purchase, they are reflected as a basis adjustment to the purchased asset. At December 31, 1997, the Company had $0 deferred gains and losses. At December 31, 1996, the Company had $0.9 in net deferred gains for futures, interest rate swaps and purchased options of which $2.0 was basis adjusted in 1997.

    The following is a reconciliation of notional amounts by derivative type and strategy as of December 31, 1997 and 1996:

                                             DECEMBER 31, 1996               MATURITIES/    DECEMBER 31, 1997
                                              NOTIONAL AMOUNT    ADDITIONS TERMINATIONS (1)  NOTIONAL AMOUNT
                                             -----------------   -------- ----------------- -----------------
BY DERIVATIVE TYPE
Caps.........................................      $1,755         $   14       $  530            $1,239
Floors.......................................       3,168             28        1,332             1,864
Swaps/Forwards...............................       4,861            941        2,460             3,342
Futures......................................         137            131          218                50
Options......................................          10             --           --                10
                                                 -------         --------     -------           -------
    Total....................................      $9,931         $1,114       $4,540            $6,505
                                                 -------         --------     -------           -------
BY STRATEGY
Liability....................................      $2,511         $  191       $  795            $1,907
Anticipatory.................................         132              4          136                --
Asset........................................       2,112            739        1,046             1,805
Portfolio....................................       5,176            180        2,563             2,793
                                                 -------         --------     -------           -------
    Total....................................      $9,931         $1,114       $4,540            $6,505
                                                 -------         --------     -------           -------
                                                 -------         --------     -------           -------

---------

(1) During 1997, the Company had no significant gains or losses on terminations of hedge positions using derivative financial instruments.

--------------------------------------------------------------------------------

 5. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107 "Disclosure about Fair Value of Financial Instruments" requires disclosure of fair value information of financial instruments. For certain financial instruments where quoted market prices are not available, other independent valuation techniques and assumptions are used. Because considerable judgment is used, these estimates are not necessarily indicative of amounts that could be realized in a current market exchange. SFAS No. 107 excludes certain financial instruments from disclosure, including insurance contracts.

    For cash, short-term investments, accounts receivable, policy loans, mortgage loans and other liabilities, carrying amounts on the Consolidated Balance Sheets approximate fair value.

    Fair value for fixed maturities and marketable equity securities are based upon quoted market prices. Fair value for securities that are not publicly traded are analytically determined. These amounts are disclosed in Note 4 of Notes to Consolidated Financial Statements.

    The fair value of derivative financial instruments, including swaps, caps, floors, futures, options and forward commitments, is determined using a pricing model which is validated through quarterly comparison to dealer quoted prices. Amounts are disclosed in Note 4 of Notes to Consolidated Financial Statements.

    Fair value for partnerships and trusts are based on external market valuations from partnership and trust management.

    Other policy claims and benefits payable fair value information is determined by estimating future cash flows, discounted at the current market rate.

    The carrying amount and fair values of the Company's financial instruments at December 31, 1997 and 1996 were as follows:

                                                                1997                1996
                                                         ------------------  ------------------
                                                         CARRYING    FAIR    CARRYING    FAIR
                                                          AMOUNT     VALUE    AMOUNT     VALUE
                                                         ---------  -------  ---------  -------
ASSETS
  Fixed maturities.....................................   $ 14,176  $14,176   $ 13,624  $13,624
  Equity securities....................................        180      180        119      119
  Policy loans.........................................      3,756    3,756      3,836    3,836
  Mortgage loans.......................................         --       --          2        2
  Investments in partnerships, trusts and other........         47       91         54      104
LIABILITIES
  Other policy benefits................................   $ 11,769  $11,755   $ 11,707  $11,469

 6. SEPARATE ACCOUNTS

    The Company maintained separate account assets and liabilities totaling $69.1 billion and $49.7 billion at December 31, 1997 and 1996, respectively, which are reported at fair value. Separate account assets are segregated from other investments and net investment income and net realized capital gains and losses accrue directly to the policyholder. Separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts totaling $58.6 billion and $39.4 billion at December 31, 1997 and 1996, respectively, wherein the policyholder assumes the investment risk, and guaranteed separate accounts totaling $10.5 and $10.3 billion at December 31, 1997 and 1996, respectively, wherein the Company contractually guarantees either a minimum return or account value to the policyholder. Included in the non-guaranteed category were policy loans totaling $1.9 billion and $2.0 billion at December 31, 1997 and 1996, respectively. Net investment income (including net realized capital gains and losses) and interest credited to policyholders on separate account assets are not reflected in the Consolidated Statements of Income.

    Separate account management fees were $699, $538 and $387 in 1997, 1996 and 1995, respectively. The guaranteed separate accounts include fixed market value adjusted individual annuity and modified guaranteed life insurance. The average credited interest rate on these contracts was 6.52% at December 31, 1997. The assets that support these liabilities were comprised of $10.2 billion in fixed maturities as of December 31, 1997. The portfolios are segregated from other investments and are managed to minimize liquidity and interest rate risk. In order to minimize the risk of disintermediation associated with early withdrawals, fixed MVA annuity and modified guaranteed life insurance contracts carry a graded surrender charge as well as a market value adjustment. Additional investment risk is hedged using a variety of derivatives which totaled $119 in carrying value and $3.0 billion in notional amounts as of December 31, 1997.

--------------------------------------------------------------------------------

 7. INCOME TAX

    Hartford Life and The Hartford have entered into a tax sharing agreement under which each member in the consolidated U.S. Federal income tax return will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, generally will be determined as though the Company were filing separate Federal, state and local income tax returns.

    As long as The Hartford continues to beneficially own, directly or indirectly, at least 80% of the combined voting power and 80% of the value of the outstanding capital stock of Hartford Life, the Company will be included for Federal income tax purposes in the affiliated group of which The Hartford is the common parent. To the extent allowed by law, it is the intention of The Hartford and its subsidiaries to continue to file a single consolidated Federal income tax return. The Company will continue to remit (receive from) The Hartford a current income tax provision (benefit) computed in accordance with such tax sharing agreement. The Company's effective tax rate was 36%, 35% and 32% in 1997, 1996 and 1995, respectively.

    Income tax expense is as follows:

                                                    FOR THE YEARS ENDED
                                                       DECEMBER 31,
                                                 -------------------------
                                                 1997     1996       1995
                                                 ----    ------     ------
Current......................................    $119    $  122     $  211
Deferred.....................................      48      (102)      (149)
                                                 ----    ------     ------
  Income tax expense.........................    $167    $   20     $   62
                                                 ----    ------     ------
                                                 ----    ------     ------

    A reconciliation of the tax provision at the U.S. Federal statutory rate to the provision for income taxes is as follows:

                                              FOR THE YEARS ENDED DECEMBER 31,
                                             -----------------------------------
                                               1997        1996         1995
                                             ---------     -----        -----
Tax provision at the U.S. Federal statutory
 rate......................................  $     164   $      20    $      67
Tax-exempt income..........................         --          --           (3)
Foreign tax credit.........................         --          --           (4)
Other......................................          3          --            2
                                             ---------         ---          ---
  Total....................................  $     167   $      20    $      62
                                             ---------         ---          ---
                                             ---------         ---          ---

    Deferred tax assets include the following at December 31:

                                                     1997       1996
                                                   ---------  ---------
Tax return deferred acquisition costs............  $     639  $     514
Financial statement deferred acquisition costs
 and reserves....................................       (366)      (242)
Employee benefits................................          5          8
Net unrealized capital gains on securities.......        (96)       (16)
Investments and other............................        166        210
                                                   ---------  ---------
  Total..........................................  $     348  $     474
                                                   ---------  ---------
                                                   ---------  ---------

    Income taxes paid were $9, $189 and $162 in 1997, 1996 and 1995, respectively. The Company had a current tax payment of $27 due to The Hartford at December 31, 1997 and a tax refund due from The Hartford of $72 at December 31, 1996.

    Prior to the Tax Reform Act of 1984, the Life Insurance Company Income Tax Act of 1959 permitted the deferral from taxation of a portion of statutory income under certain circumstances. In these situations, the deferred income was accumulated in a "Policyholders' Surplus Account" and will be taxable in the future only under conditions which management considers to be remote; therefore, no Federal income taxes have been provided on this deferred income. The balance for tax return purposes of the Policyholders' Surplus Account as of December 31, 1997 was $37.

 8. POSTRETIREMENT BENEFIT AND SAVINGS PLANS

(A) PENSION PLANS

    The Company's employees are included in The Hartford's noncontributory defined benefit pension plans. These plans provide pension benefits that are based on years of service and the employee's compensation during the last ten years of employment. The Company's funding policy is to contribute annually an amount between the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, as amended, and the maximum amount that can be deducted for U.S. Federal income tax purposes. Generally, pension costs are funded through the purchase of the Company's group pension contracts. The cost to the Company was approximately $5, $5 and $2 in 1997, 1996 and 1995, respectively.

    The Company also provides, through The Hartford, certain health care and life insurance benefits for eligible retired employees. A substantial portion of the Company's employees may become eligible for these benefits upon retirement. The Company's contribution for health care benefits will depend on the retiree's date of retirement and years of service. In addition, the plan has a defined dollar cap which limits average Company contributions. The Company has prefunded a portion of the health care and life insurance obligations through trust funds where such prefunding can be accomplished on a tax effective basis. Postretirement health care and life insurance benefits expense, allocated by The Hartford, was immaterial to the results of operations for 1997, 1996 and 1995, respectively.

    The assumed rate in the per capita cost of health care (the health care trend rate) was 8.5% for 1997, decreasing ratably to 6.0% in the year 2001. Increasing the health care trend rates by one percent per year would have an immaterial impact on the accumulated postretirement benefit obligation and the annual expense. To the extent that the actual experience differs from the inherent assumptions,

--------------------------------------------------------------------------------

the effect will be amortized over the average future service of covered employees.

(B) INVESTMENT AND SAVINGS PLAN
Substantially all employees of the Company are eligible to participate in The Hartford's Investment and Savings Plan. Under this plan, designated contributions, which may be invested in Class A Common Stock of Hartford Life or certain other investments, are matched, up to 3% of compensation, by the Company. The cost to the Company for the above-mentioned plans was approximately $2 in 1997.

 9. STOCK COMPENSATION PLANS

    During the second quarter of 1997, Hartford Life adopted the 1997 HLI Incentive Stock Plan (the "Plan"). Under the Plan, options granted may be either non-qualified options or incentive stock options qualifying under Section 422A of the Internal Revenue Code. The aggregate number of shares of Class A Common Stock which may be awarded in any one year shall be subject to an annual limit. The maximum number of shares of Class A Common Stock which may be granted under the Plan in each year shall be 1.5% of the total issued and outstanding shares of Hartford Life Class A Common Stock and treasury stock as reported in the Annual Report on Hartford Life's Form 10-K for the preceding year plus unused portions of such limit from prior years. In addition, no more than 5,000,000 shares of Class A Common Stock shall be cumulatively available for awards of incentive stock options under the Plan, and no more than 20% of the total number of shares on a cumulative basis shall be available for restricted stock and performance shares.

    All options granted have an exercise price equal to the market price of Hartford Life's stock on the date of grant and an option's maximum term is ten years. Certain nonperformance based options become exercisable upon the attainment of specified market price appreciation of Hartford Life's common shares or at seven years after the date of grant, while the remaining nonperformance based options become exercisable over a three year period commencing with the date of grant.

    Also included in the Plan are long term performance awards which become payable upon the attainment of specific performance goals achieved over a three year period.

    During the second quarter of 1997, Hartford Life established the HLI Employee Stock Purchase Plan ("ESPP"). Under this plan, eligible employees of Hartford Life and the Company may purchase Class A Common Stock of Hartford Life at a 15% discount from the lower of the market price at the beginning or end of the quarterly offering period. Hartford Life may sell up to 2,700,000 shares of stock to eligible employees. Hartford Life sold 54,316 shares under the ESPP in 1997.

 10. REINSURANCE

    The Company cedes insurance to other insurers, including its parent HLA, in order to limit its maximum loss. Such transfer does not relieve the Company of its primary liability. The Company also assumes insurance from other insurers. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk.

    Net premiums and other considerations were comprised of the following:

                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                 -------------------------------------
                                                   1997          1996          1995
                                                 ---------     ---------     ---------
Gross premiums...............................     $  2,164      $  2,138      $  1,545
Assumed......................................          159           190           591
Ceded........................................         (686)         (623)         (649)
                                                 ---------     ---------     ---------
  Net premiums and other considerations......     $  1,637      $  1,705      $  1,487
                                                 ---------     ---------     ---------
                                                 ---------     ---------     ---------

    The Company ceded approximately $76, $100 and $101 of group life premium in 1997, 1996 and 1995, respectively, representing $33.6 billion, $33.3 billion and $32.3 billion of insurance in force, respectively. The Company ceded $339, $318 and $320 of accident and health premium to HLA in 1997, 1996 and 1995, respectively. The Company assumed $89, $101 and $103 of premium in 1997, 1996 and 1995, respectively, representing $8.2 billion, $8.5 billion and $8.5 billion of individual life insurance in force, respectively, from HLA.

    Life reinsurance recoveries, which reduce death and other benefits, approximated $158, $140 and $220 for the years ended December 31, 1997, 1996 and 1995, respectively.

    As of December 31, 1997, the Company had reinsurance recoverables of $5.0 billion from Mutual Benefit Life Assurance Corporation ("Mutual Benefit"), supported by assets in a security trust of $5.0 billion (including policy loans and accrued interest of $4.5 billion). The risk of Mutual Benefit becoming insolvent is mitigated by the reinsurance agreement's requirement that the assets be kept in a security trust with the Company as sole beneficiary. The Company has no other significant reinsurance-related concentrations of credit risk.

 11. RELATED PARTY TRANSACTIONS

    Transactions of the Company with HA&I and its affiliates relate principally to tax settlements, reinsurance, insurance coverage, rental and service fees, payment of dividends and capital contributions. In addition, certain affiliated insurance companies purchased group annuity contracts from the Company to fund pension costs and claim annuities to settle casualty claims. Substantially all general insurance expenses related to the Company, including rent and employee benefit plan expenses, are initially paid by The Hartford. Direct expenses are allocated to the Company using specific identification, and indirect expenses are allocated using other applicable methods. Indirect expenses include those for corporate areas which,

--------------------------------------------------------------------------------

depending on type, are allocated based on either a percentage of direct expenses or on utilization. Indirect expenses allocated to the Company by The Hartford were $34, $40, and $45 in 1997, 1996 and 1995, respectively. Management believes that the methods used are reasonable.

    The rent paid to Hartford Fire for space occupied by the Company was $7 in 1997, and $3 in 1996 and 1995. The Company expects to pay annual rent of $7 in 1998 and 1999, respectively, $12 in 2000 and 2001, respectively, $13 in 2002 and $87 thereafter, over the remaining term of the sublease, which expires on December 31, 2009. Rental expense is recognized over a level basis over the term of the sublease and amounted to approximately $9 in 1997 and $8 in 1996 and 1995.

 12. STATUTORY RESULTS

    The domestic insurance subsidiaries of Hartford Life prepare their statutory financial statements in accordance with accounting practices prescribed by the State of Connecticut Insurance Department. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules.

                                                    FOR THE YEARS ENDED
                                                        DECEMBER 31,
                                                 --------------------------
                                                  1997      1996      1995
                                                 ------    ------    ------
Statutory net income.........................    $  214    $  144    $  112
                                                 ------    ------    ------
Statutory surplus............................    $1,441    $1,207    $1,125
                                                 ------    ------    ------
                                                 ------    ------    ------

    A significant percentage of the consolidated statutory surplus is permanently reinvested or is subject to various state regulatory restrictions which limit the payment of dividends without prior approval. The total amount of statutory dividends which may be paid by the insurance subsidiaries of the Company in 1998 is estimated to be $144.

 13. COMMITMENTS AND CONTINGENT LIABILITIES

(A) LITIGATION

    The Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary and punitive damages have been asserted. Although there can be no assurances, management, at the present time, does not anticipate that the ultimate liability arising from such pending or threatened litigation will have a material effect on the financial condition or operating results of the Company.

(B) GUARANTY FUNDS

    Under insurance guaranty fund laws in each state, the District of Columbia and Puerto Rico, insurers licensed to do business can be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Recent regulatory actions against certain large life insurers encountering financial difficulty have prompted various state insurance guaranty associations to begin assessing life insurance companies for the deemed losses. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's solvency and further provide annual limits on such assessments. A large part of the assessments paid by the Company's insurance subsidiaries pursuant to these laws may be used as credits for a portion of the Company's insurance subsidiaries' premium taxes. The Company paid guaranty fund assessments of approximately $15, $11 and $10 in 1997, 1996 and 1995, respectively, of which $4, $5, and $6 were estimated to be creditable against premium taxes.

 14. BUSINESS SEGMENT INFORMATION

    The Company, along with its parent, sells financial products such as fixed and variable annuities, retirement plan services, and life and disability insurance on both an individual and a group basis. The Company divides its core businesses into three segments: Annuity, Individual Life Insurance, and Employee Benefits. The Company also maintains a Guaranteed Investment Contracts segment, which is primarily comprised of guaranteed rate contract business written prior to 1995 and a Corporate Operation. The Annuity segment offers individual variable annuities and fixed market value adjusted annuities, deferred compensation and retirement plan services, mutual funds, investment management services and other financial products. The Individual Life Insurance segment sells a variety of individual life insurance products, including variable life, universal life, interest-sensitive whole life, and term life policies. The Employee Benefits segment sells group insurance products, including group life, group short and long-term disability and corporate owned life insurance, and engages in certain international operations. The Guaranteed Investment Contracts segment sells a limited amount of guaranteed investment contracts and contains Closed Book GRC. Through its Corporate Operation, the Company reports items that are not directly allocable to any of its business segments. Included in the Corporate Operation are unallocated income and expense and certain other items not directly allocable to any segment. Net realized capital gains and losses are recognized in the period of realization, but are allocated to the segments utilizing durations of the segment portfolios.

--------------------------------------------------------------------------------

    The following table outlines revenues, operating income and assets by business segment:

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                           ----------------------------------
                                                             1997         1996         1995
                                                           --------     --------     --------
REVENUES
  Annuity..............................................    $  1,269     $    968     $    759
  Individual Life Insurance............................         487          440          383
  Employee Benefits....................................         972        1,366        1,273
  Guaranteed Investment Contracts......................         241           34          337
  Corporate Operation..................................          40           81           52
                                                           --------     --------     --------
    Total revenues.....................................    $  3,009     $  2,889     $  2,804
                                                           --------     --------     --------
                                                           --------     --------     --------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)
  Annuity..............................................    $    317     $    226     $    171
  Individual Life Insurance............................          85           68           56
  Employee Benefits....................................          53           44           37
  Guaranteed Investment Contracts......................          --         (346)        (103)
  Corporate Operation..................................          14           66           30
                                                           --------     --------     --------
    Total income before income tax expense.............    $    469     $     58     $    191
                                                           --------     --------     --------
                                                           --------     --------     --------
ASSETS
  Annuity                                                  $ 69,152     $ 52,877     $ 39,732
  Individual Life Insurance............................       4,918        3,753        3,173
  Employee Benefits....................................      18,196       14,708       13,494
  Guaranteed Investment Contracts......................       3,347        4,533        6,069
  Corporate Operation..................................       2,343        1,891        1,729
                                                           --------     --------     --------
    Total assets.......................................    $ 97,956     $ 77,762     $ 64,197
                                                           --------     --------     --------
                                                           --------     --------     --------

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

   SCHEDULE I -- SUMMARY OF INVESTMENTS OTHER THAN INVESTMENTS IN AFFILIATES
                            AS OF DECEMBER 31, 1997
                                 (IN MILLIONS)

                                                                   AMOUNT AT
                                                                     WHICH
                                                         FAIR       SHOWN ON
TYPE OF INVESTMENT                              COST     VALUE   BALANCE SHEET
---------------------------------------------  -------  -------  --------------
Fixed Maturities
Bonds and Notes
  U. S. gov't and gov't agencies and
   authorities (guaranteed and sponsored)      $   217  $   219     $   219
  U. S. gov't and gov't agencies and
   authorities (guaranteed and sponsored) --
   asset-backed..............................    1,175    1,204       1,204
  States, municipalities and political
   subdivisions..............................      211      217         217
  International governments..................      376      393         393
  Public utilities...........................      871      894         894
  All other corporate including
   international.............................    5,033    5,208       5,208
  All other corporate -- asset-backed........    4,091    4,124       4,124
  Short-term investments.....................    1,318    1,318       1,318
Certificates of deposit......................      593      599         599
                                               -------  -------     -------
Total fixed maturities.......................   13,885   14,176      14,176
                                               -------  -------     -------
Equity Securities
Common Stocks
  Public utilities...........................       --       --          --
  Banks, trusts and insurance companies......       --       --          --
  Industrial and miscellaneous...............      166      180         180
  Nonredeemable preferred stocks.............       --       --          --
                                               -------  -------     -------
Total equity securities......................      166      180         180
                                               -------  -------     -------
Total fixed maturities and equity
 securities..................................   14,051   14,356      14,356
                                               -------  -------     -------
Real Estate..................................       --       --          --
Other Investments
  Mortgage loans on real estate..............       --       --          --
  Policy loans...............................    3,756    3,756       3,756
  Investments in partnerships, trusts and
   other.....................................       47       91          47
                                               -------  -------     -------
Total other investments......................    3,803    3,847       3,803
                                               -------  -------     -------
Total investments............................  $17,854  $18,203     $18,159
                                               -------  -------     -------
                                               -------  -------     -------

                                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

              SCHEDULE III -- SUPPLEMENTARY INSURANCE INFORMATION
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN MILLIONS)

                                                              FUTURE
                                                              POLICY
                                                             BENEFITS,
                                                              UNPAID       OTHER
                                                DEFERRED      CLAIMS       POLICY
                                                 POLICY      AND CLAIM   CLAIMS AND      PREMIUMS          NET
                                               ACQUISITION   ADJUSTMENT   BENEFITS       AND OTHER      INVESTMENT
SEGMENT                                           COSTS      EXPENSES     PAYABLE     CONSIDERATIONS     INCOME
---------------------------------------------  -----------   ---------   ----------   ---------------   ---------

1997
Annuity......................................    $2,478       $2,070      $ 6,838         $  769         $  500
Individual Life Insurance....................       837          392        2,182            323            164
Employee Benefits............................        --          780        9,232            541            431
Guaranteed Investment Contracts..............        --           --        2,782              2            239
Corporate Operation..........................        --           28           --              2             34
                                               -----------   ---------   ----------       ------        ---------
Consolidated operations......................    $3,315       $3,270      $21,034         $1,637         $1,368
                                               -----------   ---------   ----------       ------        ---------
                                               -----------   ---------   ----------       ------        ---------

1996
Annuity......................................    $2,030       $1,526      $ 6,016         $  535         $  433
Individual Life Insurance....................       730          346        2,160            287            153
Employee Benefits............................        --          574        9,834            881            485
Guaranteed Investment Contracts..............        --           --        4,124              2            251
Corporate Operation..........................        --           28           --             --             75
                                               -----------   ---------   ----------       ------        ---------
Consolidated operations......................    $2,760       $2,474      $22,134         $1,705         $1,397
                                               -----------   ---------   ----------       ------        ---------
                                               -----------   ---------   ----------       ------        ---------

1995
Annuity......................................    $1,561       $1,314      $ 5,661         $  319         $  400
Individual Life Insurance....................       615          706        1,932            246            137
Employee Benefits............................        12          325        9,285            922            351
Guaranteed Investment Contracts..............        --           28        5,720             --            377
Corporate Operation..........................        --           --           --             --             63
                                               -----------   ---------   ----------       ------        ---------
Consolidated operations......................    $2,188       $2,373      $22,598         $1,487         $1,328
                                               -----------   ---------   ----------       ------        ---------
                                               -----------   ---------   ----------       ------        ---------


                                                   NET        BENEFITS,    AMORTIZATION
                                                REALIZED     CLAIMS AND     OF DEFERRED
                                                 CAPITAL        CLAIM         POLICY
                                                  GAINS      ADJUSTMENT     ACQUISITION    DIVIDENDS TO     OTHER
SEGMENT                                         (LOSSES)      EXPENSES         COSTS       POLICYHOLDERS   EXPENSES
---------------------------------------------  -----------   -----------   -------------   -------------  ----------
1997
Annuity......................................    $  --         $  445          $250            $ --         $  257
Individual Life Insurance....................       --            242            83              --             77
Employee Benefits............................       --            425             2             240            252
Guaranteed Investment Contracts..............       --            232            --              --              9
Corporate Operation..........................        4             35            --              --             (9)
                                               -----------   -----------      -----           -----          -----
Consolidated operations......................    $   4         $1,379          $335            $240         $  586
                                               -----------   -----------      -----           -----          -----
                                               -----------   -----------      -----           -----          -----
1996
Annuity......................................    $  --         $  412          $174            $ --         $  156
Individual Life Insurance....................       --            245            59              --             68
Employee Benefits............................       --            546            --             635            141
Guaranteed Investment Contracts..............     (219)           332             1              --             47
Corporate Operation..........................        6             --            --              --             15
                                               -----------   -----------      -----           -----          -----
Consolidated operations......................    $(213)        $1,535          $234            $635         $  427
                                               -----------   -----------      -----           -----          -----
                                               -----------   -----------      -----           -----          -----
1995
Annuity......................................    $  --         $  317          $117            $ --         $  114
Individual Life Insurance....................       --            203            70              --             54
Employee Benefits............................       --            424            --             675            137
Guaranteed Investment Contracts..............       --            453            12              --             15
Corporate Operation..........................      (11)            25            --              --             (3)
                                               -----------   -----------      -----           -----          -----
Consolidated operations......................    $ (11)        $1,422          $199            $675         $  317
                                               -----------   -----------      -----           -----          -----
                                               -----------   -----------      -----           -----          -----

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

                           SCHEDULE IV -- REINSURANCE
                                 (IN MILLIONS)

                                                                 CEDED TO      ASSUMED FROM               PERCENTAGE
                                                     GROSS        OTHER           OTHER         NET        OF AMOUNT
                                                     AMOUNT     COMPANIES       COMPANIES      AMOUNT   ASSUMED TO NET
                                                    --------  --------------  --------------  --------  ---------------
For the year ended December 31, 1997
Life insurance in force...........................  $245,487     $ 178,771       $  33,156    $ 99,872        33.2%
Insurance revenues
  Life insurance and annuities....................     1,818           340             157       1,635         9.6%
  Accident and health insurance...................       346           346               2           2       100.0%
                                                    --------  --------------       -------    --------
Total insurance revenues..........................  $  2,164     $     686       $     159    $  1,637         9.7%
                                                    --------  --------------       -------    --------
                                                    --------  --------------       -------    --------
For the year ended December 31, 1996
  Life insurance in force.........................  $177,094     $ 106,146       $  31,957    $102,905        31.1%
Insurance revenues
  Life insurance and annuities....................     1,801           298             169       1,672        10.1%
  Accident and health insurance...................       337           325              21          33        63.6%
                                                    --------  --------------       -------    --------
Total insurance revenues..........................  $  2,138     $     623       $     190    $  1,705        11.1%
                                                    --------  --------------       -------    --------
                                                    --------  --------------       -------    --------
For the year ended December 31, 1995
  Life insurance in force.........................  $182,716     $ 112,774       $  26,996    $ 96,938        27.8%
Insurance revenues
  Life insurance and annuities....................     1,232           325             574       1,481        38.8%
  Accident and health insurance...................       313           324              17           6       283.3%
                                                    --------  --------------       -------    --------
Total insurance revenues..........................  $  1,545     $     649       $     591    $  1,487        39.7%
                                                    --------  --------------       -------    --------
                                                    --------  --------------       -------    --------

                                 PART C

                          OTHER INFORMATION

Item 24.   Financial Statements and Exhibits

     (a) All financial statements are included in Part A and Part B of the Registration Statement.

     (b)  (1)   Resolution of the Board of Directors of Hartford Life Insurance
                Company ("Hartford") authorizing the establishment of the Separate Account.

          (2)   Not applicable.

          (3)    (a) Principal Underwriter Agreement.(2)

          (3)    (b) Form of Dealer Agreement.(2)

          (4)   Form of Individual Flexible Premium Variable Annuity Contract.1

          (5)   Form of Application.(1)

          (6)   (a) Certificate of Incorporation of Hartford.(3)

          (6)   (b) Bylaws of Hartford.(1)

          (7)   Not applicable.

          (8)   Not applicable.

          (9) Opinion and Consent of Lynda Godkin, Senior Vice President, General Counsel, and Corporate Secretary.

          (10)  Consent of Arthur Andersen LLP, Independent Public Accountants

          (11)  No financial statements are omitted.

          (12)  Not applicable.


-------------------------------
         1 Incorporated by reference to Post-Effective Amendment No. 2, to the Registration Statement File No. 33-73570, dated May 1, 1995.

         2 Incorporated by reference to Post Effective Amendment No. 3, to the Registration Statement File No. 33-73570, dated
                April 29, 1996.

         3 Incorporated by reference to Post Effective Amendment No. 19, to the Registration Statement File No. 33-73570, filed on
                April 14, 1997.

          (13)  Not applicable.

          (14)  Not applicable.

          (15)  Copy of Power of Attorney.

          (16) Organizational Chart.


Item 25.  Directors and Officers of the Depositor


 NAME                        POSITION WITH HARTFORD

 Dong H. Ahn                 Vice President

 Wendell J. Bossen           Vice President

 Gregory A. Boyko            Senior Vice President, Chief Financial Officer,
                             and Treasurer, Director*

 Peter W. Cummins            Senior Vice President

 Ann M. de Raismes           Senior Vice President

 Timothy M. Fitch            Vice President and Actuary

 David T. Foy                Vice President

 Bruce D. Gardner            Vice President

 J. Richard Garrett          Vice President and Assistant Treasurer

 John P. Ginnetti            Executive Vice President & Director of Asset
                             Management Services, Director*

 William A. Godfrey, III     Senior Vice President

 Lynda Godkin                Senior Vice President, General Counsel and
                             Corporate Secretary, Director*

 Lois W. Grady               Senior Vice President

 Christopher Graham          Vice President

 Mark E. Hunt                Vice President

 Stephen T. Joyce            Vice President

 Michael D. Keeler           Vice President

 Robert A. Kerzner           Senior Vice President

 David N. Levenson           Vice President

 Steven M. Maher             Vice President and Actuary

 William B. Malchodi, Jr.    Vice President

 Raymond J. Marra            Vice President

 Thomas M. Marra             Executive Vice President and Director, Individual
                             Life and Annuity Division, Director*

------------------------

 NAME                        POSITION WITH HARTFORD


 Robert F. Nolan, Jr.        Senior Vice President

 Joseph J. Noto              Vice President

 Michael C. O Halloran       Vice President

 Lawrence M. O Rourke        Vice President

 Daniel E. O Sullivan        Vice President

 Craig R. Raymond            Senior Vice President and Chief Actuary

 Marry P. Robinson           Vice President

 Donald A. Salama            Vice President

 Timothy P. Schiltz          Vice President

 Lowndes A. Smith            President and Chief Executive Officer, Director*

 Keith A. Stevenson          Vice President

 Edward A. Sweeney           Vice President

 Judith V. Tilbor            Vice President

 Raymond P. Welnicki         Senior Vice President and Director, Employee
                             Benefit Division, Director*

 Walter C. Welsh             Senior Vice President

 Lizabeth H. Zlatkus         Senior Vice President, Director*

 David M. Znamierowski       Senior Vice President, Director*


Unless otherwise indicated, the principal business address of each the above individuals is P.O. Box 2999, Hartford, CT 06104-2999.

*Denotes Board of Directors.

Item 26. Persons Controlled By or Under Common Control with the Depositor or Registrant

           Filed herewith as Exhibit 16.

Item 27.   Number of Contract Owners

           As of April 30, 1998, there were 222,601 Contract Owners.

Item 28.   Indemnification

           Under Section 33-772 of the Connecticut General Statutes, unless limited by its certificate of incorporation, the Registrant must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

           The Registrant may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding, had no reason to believe his conduct was unlawful. Conn. Gen. Stat. Section 33-771(a). Additionally, pursuant to Conn. Gen. Stat. Section 33-776, the Registrant may indemnify officers and employees or agents for liability incurred and for any expenses to which they becomes subject by reason of being or having been an employees or officers of the Registrant. Connecticut law does not prescribe standards for the indemnification of does not prescribe standards for that their indemnification may be broader than the right of indemnification granted to directors.

           The foregoing statements are specifically made subject to the detailed provisions of Section 33-770 et seq.

           Notwithstanding the fact that Connecticut law obligates the Registrant to indemnify a only a director that was successful on the merits in a suit, under Article III, Section 1 of the Registrant's bylaws, the Registrant must indemnify both directors and officers of the Registrant for (1) any claims and liabilities to which they become subject by reason of being or having been a directors or officers of the company and legal and
           (2) other expenses incurred in defending against such claims, in each case, to the extent such is consistent with statutory provisions.

           Additionally, the directors and officers of Hartford and Hartford Securities Distribution Company, Inc. ("HSD") are covered under a directors and officers liability insurance policy issued to The Hartford Financial Services Group, Inc. and its subsidiaries. Such policy will reimburse the Registrant for any payments that it shall make to directors and officers pursuant to law and will, subject to certain exclusions contained in the policy, further pay any other costs, charges and expenses and settlements and judgments arising from any proceeding involving any director or officer of the Registrant in his past or present capacity as such, and for which he may be liable, except as to any liabilities arising from acts that are deemed to be uninsurable.


           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.   Principal Underwriters

           (a) HSD acts as principal underwriter for the following investment companies:



               Hartford Life Insurance Company - Separate Account One
               Hartford Life Insurance Company - Separate Account Two
               Hartford Life Insurance Company - Separate Account Two
               (DC Variable Account I)
               Hartford Life Insurance Company - Separate Account Two
               (DC Variable Account II)
               Hartford Life Insurance Company - Separate Account Two
               (QP Variable Account)
               Hartford Life Insurance Company - Separate Account Two
               (Variable Account "A")
               Hartford Life Insurance Company - Separate Account Two
               (NQ Variable Account)
               Hartford Life Insurance Company - Putnam Capital Manager Trust Separate Account
               Hartford Life Insurance Company - Separate Account Three
               Hartford Life Insurance Company - Separate Account Five
               Hartford Life and Annuity Insurance Company - Separate
               Account One
               ITT Hartford Life and Annuity Insurance Company - Putnam
               Capital Manager  Trust Separate Account Two
               ITT Hartford Life and Annuity Insurance Company - Separate Account Three
               ITT Hartford Life and Annuity Insurance Company - Separate Account Five
               ITT Hartford Life and Annuity Insurance Company - Separate Account Six
               American Maturity Life Insurance Company - Separate Account AMLVA

          (b)  Directors and Officers of HSD


Name and Principal                    Business Address
Positions and Offices                 With  Underwriter
---------------------                 -----------------

Lowndes A. Smith                      President and Chief Executive Officer,
                                      Director

John P. Ginnetti                      Executive Vice President, Director

Thomas M. Marra                       Executive Vice President, Director

Peter W. Cummins                      Senior Vice President

Lynda Godkin                          Senior Vice President, General Counsel
                                      and Corporate Secretary

Donald E. Waggaman, Jr.               Treasurer

George R. Jay                         Controller

Paul E. Olson                         Supervising Registered Principal

James Cubanski                        Assistant Secretary

Stephen T. Joyce                      Assistant Secretary

Glen J. Kvadus                        Assistant Secretary

Name and Principal                    Business Address
Positions and Offices                 With  Underwriter
---------------------                 -----------------

Edward M. Ryan, Jr.                   Assistant Secretary

Unless otherwise indicated, the principal business address of each the above individuals is P.O. Box 2999, Hartford, CT 06104-2999.

Item 30.   Location of Accounts and Records

           All of the accounts, books, records or other documents required to be kept by Section 31(a) of the Investment Company Act of 1940 and rules thereunder, are maintained by Hartford at 200 Hopmeadow Street, Simsbury, Connecticut 06089.

Item 31.   Management Services

           All management contracts are discussed in Part A and Part B of this Registration Statement.

Item 32.   Undertakings

           (a) The Registrant hereby undertakes to file a post-effective amendment to this Registration Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old so long as payments under the variable annuity Contracts may be accepted.

           (b) The Registrant hereby undertakes to include either (1) as part of any application to purchase a Contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.



           (c) The Registrant hereby undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.

           (d) Hartford hereby represents that the aggregate fees and charges under the Contract are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Hartford.

           The Registrant is relying on the no-action letter issued by the Division of Investment Management to American Counsel of Life Insurance, Ref. No. IP-6-88, November 28, 1988. The Registrant has complied with conditions one through four of the no-action letter.

                          SIGNATURES



As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Hartford, and State of Connecticut on this 12th day of June, 1998.


HARTFORD LIFE INSURANCE COMPANY -
SEPARATE ACCOUNT TWO
      (Registrant)


*By:   /s/ Peter W. Cummins                      *By:    /s/ Marianne O'Doherty
       --------------------                             ----------------------
      Peter W. Cummins, Senior Vice President             Marianne O'Doherty
                                                           Attorney-in-Fact


HARTFORD LIFE INSURANCE COMPANY
      (Depositor)

*By:      /s/ Peter W. Cummins
         --------------------
         Peter W. Cummins, Senior Vice President


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons and in the capacity and on the date indicated.


Gregory A. Boyko, Senior Vice President,
  Chief Financial Officer, and Treasurer,
  Director *                                 *By:    /s/ Marianne O'Doherty
                                                    -----------------------
John P. Ginnetti, Executive Vice                     Marianne O'Doherty
 President and Director, Asset Management            Attorney-in-Fact
 Services, Director*                          Dated: June 12, 1998
Lynda Godkin, Senior Vice President, General
  Counsel and Corporate Secretary, Director*
Thomas M. Marra, Executive Vice
  President and Director, Individual Life and
  Annuity Division, Director *
Lowndes A. Smith, President and
  Chief Executive Officer, Director*
Raymond P. Welnicki, Senior Vice
  President and Director, Employee Benefit
  Division, Director *
Lizabeth H. Zlatkus, Senior Vice President,
  Director *
David M. Znamierowski, Senior Vice President,
  Director *

                          EXHIBIT INDEX



         (9) Opinion and Consent of Lynda Godkin, Senior Vice President, General Counsel and Corporate Secretary.

         (10)   Consent of Arthur Andersen LLP,
                 Independent Public Accountants

         (15)   Copy of Power of Attorney.
         (16)   Organizational Chart.